Exhibit 10.1

LEASE

by and between

BRE-BMR ASSEMBLY INNOVATION I LLC,

a Delaware limited liability company

and

TRANSMEDICS GROUP, INC.,

a Massachusetts corporation

Table of Contents

1.	Lease of Premises	1

2.	Basic Lease Provisions	1

3.	Term	5

4.	Possession and Commencement Date	5

5.	Condition of Premises	6

6.	[Intentionally Omitted]	7

7.	Rent	7

8.	Rent Adjustments	8

9.	Operating Expenses	8

10.	Taxes on Tenant’s Property	13

11.	Letter of Credit	15

12.	Use	16

13.	Rules and Regulations, CC&Rs, Parking Facilities and Project Common Area	20

14.	Project Control by Landlord	22

15.	Quiet Enjoyment	23

16.	Utilities and Services	23

17.	Alterations	27

18.	Repairs and Maintenance	29

19.	Liens	32

20.	Estoppel Certificate	33

21.	Hazardous Materials	34

22.	Odors and Exhaust	36

23.	Insurance	36

24.	Damage or Destruction	39

25.	Eminent Domain	41

26.	Surrender	42

27.	Holding Over	42

28.	Indemnification and Exculpation	43

29.	Assignment or Subletting	44

30.	Subordination and Attornment	48

31.	Defaults and Remedies	49

32.	Bankruptcy	53

33.	Broker	53

i

34.	Definition of Landlord	54

35.	Limitation of Landlord’s Liability	54

36.	Joint and Several Obligations	54

37.	Representations	55

38.	Confidentiality	55

39.	Notices	55

40.	Miscellaneous	56

41.	Rooftop Installation Area	59

42.	Options to Extend Term	60

43.	Fixed Option to Purchase the Phase I Property	61

44.	Right of First Offer to Purchase Phase I Property	63

ii

LEASE

THIS LEASE (this “Lease”) is entered into as of this 8th day of January, 2026 (the “Execution Date”), by and between BRE-BMR ASSEMBLY INNOVATION I LLC, a Delaware limited liability company (“Landlord”), and TRANSMEDICS GROUP, INC., a Massachusetts corporation (“Tenant”).

RECITALS

A. WHEREAS, Landlord owns certain real property (together with all improvements located thereon and appurtenances related thereto, the “Property”) located at 188 Assembly Park Drive, Somerville, Massachusetts 02145, including the building thereon (the “Building”); and

B. WHEREAS, Landlord wishes to lease to Tenant, and Tenant desires to lease from Landlord, the Premises (as defined below), pursuant to the terms and conditions of this Lease, as detailed below.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1. Lease of Premises.

1.1. Effective on the Term Commencement Date (as defined below), Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Building, as shown on Exhibit A attached hereto, including shafts, cable runs, mechanical spaces, rooftop areas, loading dock areas, and other improvements and appurtenances exclusively serving the Building and located on the Property, for use by Tenant in accordance with the Permitted Use (as defined below) and no other uses (collectively, the “Premises”).

1.2. The Property and any other real property owned, leased or managed by Landlord or an affiliate of Landlord that is operated collectively with the Property as a single project from time to time, including all improvements located thereon and appurtenances related thereto, and including any parking facilities, open space or amenities facilities serving such project, are collectively referred to herein as the “Project.” All portions of the Project that are designated by Landlord from time to time for the non-exclusive use of tenants or users of the Project, including driveways, sidewalks, parking facilities, amenities facilities, landscaped areas, service corridors, stairways, elevators, public restrooms and public lobbies (excluding any of the foregoing that are located in the Premises), are hereinafter referred to as “Project Common Area.”

2. Basic Lease Provisions. For convenience of the parties, certain basic provisions of this Lease are set forth herein. The provisions set forth herein are subject to the remaining terms and conditions of this Lease and are to be interpreted in light of such remaining terms and conditions.

2.1. This Lease shall take effect upon the Execution Date and, except as specifically otherwise provided within this Lease, each of the provisions hereof shall be binding upon and inure to the benefit of Landlord and Tenant from the date of execution and delivery hereof by all parties hereto.

2.2. In the definitions below, Rentable Area (as defined below) is expressed in square feet. Rentable Area and “Tenant’s Pro Rata Share” are subject to adjustment as provided in this Lease.

Definition or Provision	Means the Following
Approximate Rentable Area of Premises	498,286 square feet
Approximate Rentable Area of Building	498,286 square feet
Tenant’s Pro Rata Share of Building	100%

2.3. Initial monthly and annual installments of Base Rent for the Premises (“Base Rent”) as of the Rent Commencement Date (as defined below), subject to adjustment under this Lease, will be as follows:

Dates	Square Feet of Rentable Area	Base Rent per Square Foot of Rentable Area	Monthly Base Rent	Annual Base Rent
Rent Commencement Date (“RCD”) – Day immediately preceding the first (1st) annual anniversary of the RCD	498,286	$48.00 annually	$1,993,144.00	$23,917,728.00
First (1st) annual anniversary of the RCD – Day immediately preceding the second (2nd) annual anniversary of the RCD	498,286	$48.96 annually	$2,033,006.88	$24,396,082.56
Second (2nd) annual anniversary of the RCD – Day immediately preceding the third (3rd) annual anniversary of the RCD	498,286	$49.94 annually	$2,073,700.24	$24,884,402.84
Third (3rd) annual anniversary of the RCD – Day immediately preceding the fourth (4th) annual anniversary of the RCD	498,286	$50.94 annually	$2,115,224.07	$25,382,688.84
Fourth (4th) annual anniversary of the RCD – Day immediately preceding the fifth (5th) annual anniversary of the RCD	498,286	$52.47 annually	$2,178,755.54	$26,145,066.42
Fifth (5th) annual anniversary of the RCD – Day immediately preceding the sixth (6th) annual anniversary of the RCD	498,286	$54.04 annually	$2,243,947.95	$26,927,375.44

Sixth (6th) annual anniversary of the RCD – Day immediately preceding the seventh (7th) annual anniversary of the RCD	498,286	$55.66 annually	$2,311,216.56	$27,734,598.76
Seventh (7th) annual anniversary of the RCD – Day immediately preceding the eighth (8th) annual anniversary of the RCD	498,286	$57.33 annually	$2,380,561.37	$28,566,736.38
Eighth (8th) annual anniversary of the RCD – Day immediately preceding the ninth (9th) annual anniversary of the RCD	498,286	$59.05 annually	$2,451,982.36	$29,423,788.30
Ninth (9th) annual anniversary of the RCD – Day immediately preceding the tenth (10th) annual anniversary of the RCD	498,286	$60.82 annually	$2,525,479.54	$30,305,754.52
Tenth (10th) annual anniversary of the RCD – Day immediately preceding the eleventh (11th) annual anniversary of the RCD	498,286	$62.64 annually	$2,601,052.92	$31,212,635.04
Eleventh (11th) annual anniversary of the RCD – Day immediately preceding the twelfth (12th) annual anniversary of the RCD	498,286	$64.52 annually	$2,679,117.73	$32,149,412.72
Twelfth (12th) annual anniversary of the RCD – Day immediately preceding the thirteenth (13th) annual anniversary of the RCD	498,286	$66.46 annually	$2,759,673.96	$33,116,087.56
Thirteenth (13th) annual anniversary of the RCD – Day immediately preceding the fourteenth (14th) annual anniversary of the RCD	498,286	$68.45 annually	$2,842,306.39	$34,107,676.70
Fourteenth (14th) annual anniversary of the RCD – Day immediately preceding the fifteenth (15th) annual anniversary of the RCD	498,286	$70.50 annually	$2,927,430.25	$35,129,163.00
Fifteenth (15th) annual anniversary of the RCD – Term Expiration Date (as defined below)	498,286	$72.62 annually	$3,015,460.78	$36,185,529.32

Note: Rent table reflects the annual adjustments described in Section 8.1, below.

2.4. Estimated Term Commencement Date: The Execution Date.

2.5. Security Deposit Amount: $17,938,296.00 (subject to adjustment pursuant to Article 11 below).

2.6. Permitted Use: Research and development, laboratory, manufacturing and assembly, vivarium (inclusive of large mammals), and office uses, and other uses ancillary to the foregoing (including, without limitation, flight simulators, training, network operations centers, and such other future and ancillary uses as may be associated with Tenant’s operations), in conformity with all federal, state, municipal and local laws, codes, ordinances, rules and regulations, permits, approvals, and licenses of Governmental Authorities (as defined below), including both statutory and common law and Environmental Requirements (as defined below), and public and laboratory animal health and safety rules and regulations, accreditations, principles, and guidelines (“Applicable Laws”). In addition, any vivarium use shall be in a good and safe manner consistent with the customary practices of operators of comparable vivarium facilities in comparable buildings in the life sciences industry and, if applicable, in accordance with any other licenses required for vivarium use in the Premises.

2.7. Address for Rent Payment:

BRE-BMR ASSEMBLY INNOVATION I LLC

Attention Entity 110501

P.O. Box 511415

Los Angeles, California 90051-7970

2.8. Address for Notices to Landlord:

BRE-BMR ASSEMBLY INNOVATION I LLC

4570 Executive Drive, Suite 400

San Diego, California 92121

Attn: Legal Department

Email: [***]

2.9. Address for Notices to Tenant:

Prior to the Term Commencement Date:

TRANSMEDICS GROUP, INC.

200 Minuteman Road, Suite 302

Andover, Massachusetts 01810

Attn: [***]

Email: [***]

After the Term Commencement Date:

TRANSMEDICS GROUP, INC.

188 Assembly Park Drive

Somerville, Massachusetts 02145

Attn: [***]

Email: [***]

2.10. The following Exhibits are attached hereto and incorporated herein by reference:

Exhibit A	Premises

Exhibit B	Work Letter

Exhibit B-1	Tenant Work Insurance Schedule

Exhibit B-2	List of Pre-Approved Contractors and Subcontractors

Exhibit C	Acknowledgement of Term Commencement Date and Term Expiration Date

Exhibit D	Exterior Signage Locations

Exhibit E	Property Operations Documents

Exhibit F	Form of Estoppel Certificate

Exhibit G	Form of Certification of Special Permit Conditions

Exhibit H	Landlord/Tenant Maintenance Responsibility Matrix

Exhibit I	Form of SNDA

Exhibit J	Form of Phase I Purchase and Sale Agreement

Exhibit K	Tenant Improvements Security Obligations

3. Term. The term of the leasehold granted by this Lease (as the same may be extended pursuant to Article 42 hereof, and as the same may be earlier terminated in accordance with this Lease, the “Term”) shall commence on the Term Commencement Date (as defined in Article 4) and end on the date (the “Term Expiration Date”) that is the last day of the calendar month which is one hundred ninety two (192) months after the Rent Commencement Date (provided, that, if the Rent Commencement Date occurs on the first day of the month, the Term Expiration Date will be the day immediately prior to the date which is one hundred ninety two (192) months after the Rent Commencement Date), subject to extension or earlier termination of this Lease as provided herein. Base Rent for any partial month at the beginning of the Term will be calculated based on the initial Base Rent rate, prorated for the partial month, and payable at the same time and manner as Base Rent for the first full month of the Term.

4. Possession and Commencement Date.

4.1. The “Term Commencement Date” shall be the date that Landlord delivers the Premises to Tenant in the condition required by Section 5 below, but in no event earlier than January 1, 2026. Tenant shall execute and deliver to Landlord written acknowledgment of the actual Term Commencement Date, Rent Commencement Date, and the Term Expiration Date within ten (10) days after request by Landlord, in the form attached as Exhibit C hereto. Failure to execute and deliver such acknowledgment, however, shall not affect the Term Commencement Date or Landlord’s or Tenant’s liability hereunder.

4.2. Tenant, at Tenant’s sole cost and expense, shall cause the initial build-out of the Premises (the “Tenant Improvements”), as described in the Work Letter attached hereto as Exhibit B (the “Work Letter”), to be constructed in the Premises pursuant to the Work Letter. If the Tenant Improvements are designed and constructed in phases (which means one phase applicable to all of the Tenant Improvements less the Deferred TI Space (as defined below) and the second phase being the design and construction of the Tenant Improvements for the Deferred TI Space), the term “Tenant Improvements” shall apply to each phase of such design and construction.

4.3. Tenant shall complete the construction of the Tenant Improvements for the entire Premises less the Deferred TI Space (as defined below) by the date that is thirty-six (36) months after the Term Commencement Date, and Tenant shall complete the construction of the Tenant Improvements for the Deferred TI Space by the date that is forty-eight (48) months after the Term Commencement Date. Tenant may elect to defer construction of up to one hundred thousand (100,000) square feet of Rentable Area of Tenant Improvements, which election shall be made by written notice to Landlord within thirty (30) days after Tenant submits the Draft Schematic Plans for the Premises (as that term is defined in Exhibit B) to Landlord, which notice shall include the approximate amount and location of the Rentable Area of the Premises for which Tenant has elected to defer construction of the Tenant Improvements (the “Deferred TI Space”).

4.4. Tenant shall comply with the additional obligations set forth in Exhibit K attached hereto, which are necessary to secure Tenant’s construction obligations under this Lease (the “Tenant Improvements Security Obligations”) and are a material inducement to Landlord to enter into this Lease.

4.5. Prior to entering upon the Premises, Tenant shall furnish to Landlord evidence satisfactory to Landlord that insurance coverages required of Tenant under the provisions of Article 23 are in effect, and such entry shall be subject to all the terms and conditions of this Lease.

4.6. Tenant shall pay all utility charges, together with any fees, surcharges and taxes thereon, applicable to any portions of the Premises that Tenant uses or occupies (including without limitation any portion of the Premises in which Tenant has commenced construction) commencing on the Term Commencement Date. The utility charges to be paid by Tenant pursuant to the foregoing in this Section 4.6 shall be Additional Rent (as defined below) and payable to Landlord within thirty (30) days after Tenant’s receipt of an invoice therefor (including the receipt of any invoice prior to the Rent Commencement Date) unless payable directly to the utility service provider, in which case Tenant shall pay the same directly to the utility service provider prior to any delinquency. After the Rent Commencement Date, Tenant shall pay utilities for the entire Premises in accordance with Article 16.

5. Condition of Premises.

5.1 Landlord shall deliver the Premises to Tenant in the following condition (the “Delivery Condition”): The Premises shall be watertight, and the Building’s core, structure and the base Building HVAC, electrical, life safety, and mechanical, electrical and plumbing systems serving the Premises shall be in good working order, the Building shall be free of Hazardous Materials (as defined below) in violation of Environmental Requirements, free of tenants and occupants, and the Premises and Garage shall be in compliance with all Applicable Laws, including without limitation the ADA (as defined below). Tenant shall have the right to use all furniture, fixtures, and other personal property located in the Premises as of the Execution Date, and the same shall remain in the Premises at the expiration or earlier termination of this Lease; and all of the foregoing shall be conveyed to Tenant via bill of sale at closing if Tenant elects to purchase the Building pursuant to either Section 43 or Section 44 hereof. Tenant’s taking possession of the Premises shall conclusively establish that the Premises, the Building and the Project were at such time in good, sanitary and satisfactory condition and repair, and that the Delivery Condition was satisfied, except for Tenant’s rights, and Landlord’s obligations, set forth in Section 5.2 below and Landlord’s obligations under Section 12.7 below. Tenant acknowledges that, except as expressly provided in this Lease, neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of the Premises, the Building or the Project, or with respect to the suitability of the Premises, the Building or the Project for the conduct of Tenant’s business. Tenant acknowledges that (a) it is fully familiar with the condition of the Premises and agrees, subject to Sections 5.2, 12.7 and 21.8, to take the same in its condition “as is” as of the Execution Date and (b) Landlord shall have no obligation to alter, repair or otherwise prepare the Premises for Tenant’s occupancy or to pay for or construct any improvements to the Premises.

5.2 Landlord represents and warrants to Tenant that for the period that is the later of (i) December 31, 2026 and (ii) twelve (12) months after the Term Commencement Date (the “Warranty Period”) the base Building core and shell, the base Building HVAC, electrical, life safety, and plumbing systems, roof, foundation, exterior and load bearing walls and floor slabs are free of defects in materials and workmanship. If Tenant, reasonably and in good faith, believes that Landlord has breached its warranty in this Section 5.2 (a “Delivery Shortfall”), then Tenant shall notify Landlord in writing prior to the expiration of the Warranty Period, detailing the nature of such alleged breach (a “Shortfall Notice”). In the event that Landlord receives a Shortfall Notice on or before the expiration of the Warranty Period, Landlord shall, at Landlord’s expense (and expressly not part of Operating Expenses), promptly remedy the Delivery Shortfall. Tenant’s remedies under this Section 5.2 are Tenant’s sole and exclusive remedies, at law and in equity, in connection with a breach of Landlord’s representation and warranties made in this Section 5.2. Notwithstanding anything to the contrary in this Lease, Landlord shall not have any obligations or liabilities in connection with (x) a failure to satisfy the Delivery Condition, except to the extent such failure is a Delivery Shortfall and a Shortfall Notice is delivered to Landlord on or before the expiration of the Warranty Period or (y) any failure of the Delivery Condition to be in the condition required herein due to any event, circumstance or other factor arising or occurring after the Term Commencement Date except if arising from Landlord’s negligence or willful misconduct first arising after the Term Commencement Date (including, without limitation, (i) any act or omission of Tenant, Tenant’s contractors or subcontractors, or any of their respective employees, agents or invitees, (ii) Tenant’s failure to properly repair or maintain the Premises as required by this Lease, or (iii) the construction of the Tenant Improvements), and no Delivery Shortfall shall be deemed to have occurred as a result thereof.

6. [Intentionally Omitted].

7. Rent.

7.1. Tenant shall pay to Landlord as Base Rent for the Premises, commencing on the later of (a) January 1, 2028, and (b) the date that is twenty-four (24) months after the Term Commencement Date (but in no event later than February 1, 2028) (such later date, the “Rent Commencement Date”), the sums set forth in Section 2.3, which reflect the rental adjustments provided in Article 8 hereof. Base Rent shall be paid in equal monthly installments as set forth in Section 2.3, each in advance on the first day of each and every calendar month during the Term.

7.2. In addition to Base Rent, Tenant shall pay to Landlord as additional rent (“Additional Rent”) at times hereinafter or hereinbefore specified in this Lease (a) Tenant’s Adjusted Share (as defined below) of Operating Expenses (as defined below), (b) the Property Management Fee (as defined below) and (c) any other amounts that Tenant assumes or agrees to pay under the provisions of this Lease that are owed to Landlord, including any and all other sums that may become due by reason of any default of Tenant or failure on Tenant’s part to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant, after notice and the lapse of any applicable cure periods.

7.3. Base Rent and Additional Rent shall together be denominated “Rent.” Rent shall be paid to Landlord, without abatement, deduction or offset, in lawful money of the United States of America to the address set forth in Section 2.7 or to such other person or at such other place as Landlord may from time designate in writing. In the event the Term commences or ends on a day other than the first day of a calendar month, then the Rent for such fraction of a month shall be prorated for such period on the basis of the number of days in the month and shall be paid at the then-current rate for such fractional month.

7.4. Tenant’s obligation to pay Rent shall not be discharged or otherwise affected by (a) any Applicable Laws now or hereafter applicable to the Premises, (b) any other restriction on Tenant’s use, (c) except as expressly provided herein, any casualty or taking, or (d) any other occurrence, except as expressly provided herein; and Tenant waives all rights now or hereafter existing to terminate or cancel this Lease or quit or surrender the Premises or any part thereof, or to assert any defense in the nature of constructive eviction to any action seeking to recover rent. Tenant’s obligation to pay Rent with respect to any period or obligations arising, existing or pertaining to the period prior to the date of the expiration or earlier termination of the Term or this Lease shall survive any such expiration or earlier termination; provided, however, that nothing in this sentence shall in any way affect Tenant’s obligations with respect to any other period.

8. Rent Adjustments.

8.1. Base Rent shall be subject to the annual upward adjustments described in this Section 8.1 (which are reflected in Section 2.3). The first such adjustment shall become effective commencing on the first (1st) annual anniversary of the Rent Commencement Date, and subsequent adjustments shall become effective on every successive annual anniversary for so long as this Lease continues in effect. Initially, each annual upward adjustment shall be two percent (2%) of the then-current Base Rent, and commencing on the fourth (4th) annual anniversary of the Rent Commencement Date, such upward adjustment shall be three percent (3%) of the then-current Base Rent.

9. Operating Expenses.

9.1. As used herein, the term “Operating Expenses” shall include:

(a) Government impositions, including real and personal property taxes (including amounts due under any improvement bond), upon the Building, the Property or the Project, excluding the Garage, or assessments in lieu thereof (including without limitation any Tax Increment Financing Agreement (“TIF Agreement”) with the City of Somerville) imposed by any federal, state, regional, local or municipal governmental or regulatory authority, agency, committee or subdivision (each, a “Governmental Authority”); taxes on or measured by gross rentals received from the rental of space in the Property or the Project; taxes based on the square footage or energy usage of the Premises, the Building or the Project, as well as any charges, utilities surcharges or impositions under Green Laws (as defined below), compliance credits, or any other costs levied, assessed or imposed by, any Governmental Authority, or arising from Applicable Laws in connection with the use or occupancy of the Project or the parking facilities, but excluding the Garage; taxes on this transaction or any document to which Tenant is a party creating or transferring an interest in the Premises; any fee for a business license to operate an office or laboratory building; and any expenses, including the reasonable cost of attorneys or experts, reasonably incurred by Landlord in seeking reduction by the taxing authority of the applicable taxes, less tax refunds obtained as a result of an application for review thereof; and

(b) All other costs of any kind paid or incurred in connection with the operation or maintenance of the Project, which shall include costs of repairs and replacements to improvements within the Project as appropriate to maintain the Project as required hereunder; costs of utilities furnished to the Project Common Areas; sewer fees; cable television; waste management; cleaning, including windows; heating, ventilation and air-conditioning (“HVAC”); electrical, plumbing, fire protection and life-safety systems; maintenance of landscaping and grounds; snow removal; maintenance of drives and parking areas; maintenance of the roof, walls, windows and doors; security services and devices; building supplies; maintenance or replacement of equipment utilized for operation and maintenance of the Project; license, permit and inspection fees related to the repair and maintenance of the Project; sales, use and excise taxes on goods and services purchased by Landlord in connection with the operation, maintenance or repair of systems and equipment serving the Project; telephone, postage, stationery supplies and other expenses incurred in connection with the operation, maintenance or repair of the Project; accounting, legal and other professional fees and expenses incurred in connection with the Project; legal fees, except as expressly excluded in Section 9.1(c), below; accounting expenses directly incurred in connection with the Project; costs of furniture, draperies, carpeting, landscaping supplies, and other customary and ordinary items of personal property provided by Landlord or an affiliate of Landlord for use in Project Common Areas or in the management or engineering office; capital expenditures, in each case amortized over the useful life thereof, as reasonably determined by Landlord, in accordance with generally accepted accounting principles; costs of complying with Applicable Laws (except to the extent such costs are incurred to remedy non-compliance as of the Execution Date with Applicable Laws) in each case amortized over the useful life thereof, as reasonably determined by Landlord, in accordance with generally accepted accounting principles; costs or fees otherwise required under or incurred pursuant to any CC&Rs, the Special Permit, and any other Property Operations Documents (as each such term is defined below), including condominium fees and assessments; costs and expenses paid or incurred by Landlord or any affiliate of Landlord in connection with any green, recreational, or open space located in the Project (the “Open Space”), including costs for the management, maintenance and repair thereof; payments made or fees owed to the operator or manager of the Open Space, including without limitation any fees payable to Landlord or its affiliates for programs or events held by or for Tenant in any Project Common Area; insurance premiums, including premiums for commercial general liability, property casualty, earthquake, terrorism and environmental coverages; portions of insured losses paid by Landlord as part of the deductible portion of a loss pursuant to the terms of insurance policies; costs and expenses paid or incurred by Landlord or any affiliate of Landlord in connection with any amenities services or facilities provided to or serving the Project, including costs and expenses for maintenance, repairs and operations; any amounts or subsidies paid to amenities operators; fair market rent for the portion of any amenities facilities used in providing amenities services service contracts; costs of services of independent contractors retained to do work of a nature referenced above; costs of third parties performing any concierge services or services of a similar nature for tenants at the Project; costs of compensation (including employment taxes and fringe benefits) of all persons who perform regular and recurring duties connected with the day-to-day operation and maintenance of the Project, its equipment, the adjacent walks, landscaped areas, drives and parking areas, including janitors, floor waxers, window washers, watchmen, gardeners, sweepers, plow truck drivers, handymen, and engineering/maintenance/facilities personnel; information technology management (to the extent none of the foregoing is charged as part of the Property Management Fee (defined below); and costs of maintaining, managing, reporting, commissioning and re-commissioning the Project to conform with Green Requirements (as defined below); provided, however, that no such Green Requirements-related costs that are incurred by Landlord solely to comply with any law or ordinance promulgated by the City of Somerville and applicable to the Building (“Somerville Green Requirement Costs”) shall be included in Operating Expenses (i) to the extent such costs are incurred by Landlord prior to the fifth (5th) anniversary of the Rent Commencement Date and (ii) following the fifth (5th) anniversary of the Rent Commencement Date, to the extent the Somerville Green Requirement Costs exceed $866,475.00 per year (based upon $1.50 per square foot of Rentable Area), as such amount shall increase by three percent (3%) per year on each subsequent annual anniversary of the Rent Commencement Date. “Green Requirements” mean, collectively, the U.S. Environmental Protection Agency’s Energy Star ® rating system and/or Design to Earn Energy Star 71, the Green Building Initiative’s Green Globes™ for Continual Improvement of Existing Buildings standards, the U.S. Green Building Council’s Leadership in Energy and Environmental Design rating system, the International WELL Being Institute’s WELL Certification, or any similar program or rating system of any successor to any of the foregoing entities or of any Governmental Authority that relate to sustainability issues, energy efficiency or other comparable goals. “Green Capital Expenditures” mean, collectively, costs of alterations, installations, improvements, replacements, repairs and equipment incurred in connection with Green Requirements or made to contribute to the slowing of climate change, the reduction of the Building’s or the Property’s carbon footprint or the saving of energy or water consumed in the Building and/or the Property or to comply with any Applicable Laws related to any of the foregoing or to sustainability or resiliency (collectively, “Green Laws”). To the extent there are multiple tenants in the Project and Tenant uses more than Tenant’s Pro Rata Share of any item of Operating Expenses, Tenant shall pay for the cost of such excess usage in addition to Tenant’s obligation to pay Tenant’s Pro Rata Share of Operating Expenses (such excess, together with Tenant’s Pro Rata Share, “Tenant’s Adjusted Share”).

(c) Notwithstanding the foregoing, Operating Expenses shall not include any: (i) franchise, income, estate, succession, inheritance, transfer, gains recording, capital stock, excise, excess profits, gift, gross receipts, mortgage, occupancy, payroll, rental or stamp tax of Landlord; (ii) penalties or interest that derive from Landlord’s failure to pay expenses, including Taxes, except to the extent attributable to Tenant’s or any Tenant Party’s actions or inactions; (iii) any amounts attributable to any sale, transfer, reapportionment of proprietary interest, or any other change in ownership of the Building, or the placement of any mortgage or other encumbrance on the Building; (iv) any taxes or assessment attributable to the expansion of the Project (excluding the Building), taxes that are the personal obligation of Tenant or of another tenant of the Project; (v) any leasing commissions, fees and costs, advertising and promotional expenses and other costs incurred in procuring tenants or in selling the Building or the Property; (vi) expenses that relate to preparation of rental space for a tenant; (vii) expenses of initial development and construction, including grading, paving, landscaping and decorating (as distinguished from maintenance, repair and replacement of the foregoing); (viii) legal expenses relating to other tenants; (ix) costs of repairs to the extent reimbursed by payment of insurance or warranty proceeds; (x) interest upon loans secured by a loan agreement, mortgage, deed of trust, security instrument or other loan document covering the Project or a portion thereof (collectively, “Loan Documents”) (provided that interest upon a government assessment or improvement bond payable in installments shall constitute an Operating Expense under Subsection 9.1(a)); (xi) salaries of employees above the grade of Senior Director and fringe benefits other than insurance plans and tax qualified benefit plans of Landlord or its affiliates; (xii) depreciation claimed for tax purposes (provided that this exclusion of depreciation is not intended to delete from Operating Expenses actual costs of repairs and replacements that are provided for in Subsection 9.1(b)), however reserve funds are excluded from Operating Expenses; (xiii) taxes that are excluded from Operating Expenses by the last sentence of Subsection 9.1(a); (xiv) cost of repairs or replacements incurred by reason of fire or other casualty or caused by the exercise of the right of eminent domain or condemnation, to the extent any costs includable in are incurred with respect to both the Project and other properties (including salaries, fringe benefits and other compensation of Landlord’s personnel who provide services to both the Building and other properties), there must be excluded from Operating Expenses a fair and reasonable percentage thereof which is properly allocable to such other properties; (xv) all costs associated with Landlord’s voluntary political contributions, voluntary monetary civic contributions or voluntary monetary charitable contributions; (xvi) the cost of temporary exhibitions located at or within any portion of the Property; (xvii) costs expressly excluded from Operating Expenses elsewhere in this Lease or that are charged to or paid by Tenant under other provisions of this Lease; (xviii) professional fees and disbursements and other costs and expenses related to the ownership (as opposed to the use, occupancy, operation, maintenance or repair) of the Project; (xix) direct costs or allocable costs (including but not limited to real estate taxes) associated with the Garage if there is a separate charge to Tenant, other tenants or the public for parking, other than the fees Tenant is required to pay under Section 13.5, below; (xx) expenses exclusively serving retail tenants of the Project; and (xxi) any item that, if included in Operating Expenses, would involve a double collection for such item.

(d) Notwithstanding anything to the contrary in this Lease, the aggregate Controllable Operating Expenses (as defined below) in any calendar year during the Term shall not increase by more than three percent (3%) over the maximum amount of Controllable Operating Expenses chargeable to Tenant for the immediately preceding calendar year, calculated on a non-cumulative and non-compounding basis (the “Cap”), beginning with Controllable Operating Expenses incurred by Landlord for the first full calendar year following the Rent Commencement Date. “Controllable Operating Expenses” means all Operating Expenses except property taxes, assessments or impositions, capital expenditures, costs for repairs and maintenance (excluding preventative maintenance), utility charges, sewer fees, license, permit or inspection fees imposed by a Governmental Authority, insurance charges, costs of services provided under a union contract, payments under CC&Rs (as defined below) or other Property Operations Documents, or to an owners’ association, costs for snow and ice removal, and market-wide labor-rate increases due to extraordinary circumstances, including without limitation, tariffs, boycotts and strikes, costs incurred due to an event of Force Majeure (as defined below), and other weather-related costs, janitorial expenses, costs incurred to comply with Applicable Law, the Property Management Fee (which is subject to increases (or decreases) in accordance with Section 9.2 below), and costs associated with repairs due to casualty, vandalism or other cause outside of Landlord’s reasonable control or costs that Landlord reasonably determines are necessary to prevent an adverse effect on the Project. For the avoidance of doubt, the calculation of Controllable Operating Expenses shall be subject to Section 9.7, below.

(e) Landlord may not bill Tenant for Operating Expenses later than twelve (12) months after the end of the calendar year in which such Operating Expenses were incurred, and any such bills shall be null and void and of no force and effect.

(f) Any amendments or modifications to any TIF Agreement that Tenant may enter into with the City of Somerville or that may affect the Property shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed provided the same will not result in any adverse impact to Landlord.

9.2. Tenant shall pay to Landlord on the first day of each calendar month of the Term commencing on the Rent Commencement Date, as Additional Rent, (a) the Property Management Fee (as defined below), and (b) Landlord’s estimate of Tenant’s Adjusted Share of Operating Expenses with respect to the Building, the Property and the Project, as applicable, for such month.

(w) The “Property Management Fee” shall equal three percent (3%) of Base Rent due from Tenant; provided, however, that during any period when Tenant self-manages the Building in accordance with Section 18.7 below, the Property Management Fee shall be reduced to one and one-half percent (1.5%) of Base Rent due from Tenant. Commencing on the Rent Commencement Date, Tenant shall pay the Property Management Fee in accordance with Section 9.2 with respect to the entire Term, including any extensions of the Term, or any holdover periods, regardless of whether Tenant is obligated to pay Base Rent, Operating Expenses or any other Rent with respect to any such period or portion thereof.

(x) Within ninety (90) days after the conclusion of each calendar year (or such longer period as may be reasonably required by Landlord, provided that Landlord shall keep Tenant reasonably apprised of any delays in providing the same), Landlord shall furnish to Tenant a statement showing in reasonable detail the actual Operating Expenses, Tenant’s Adjusted Share of Operating Expenses, and the cost of providing utilities to the Premises for the previous calendar year (“Landlord’s Statement”). Any additional sum due from Tenant to Landlord shall be due and payable within thirty (30) days after receipt of an invoice therefor. If the amounts paid by Tenant pursuant to this Section exceed Tenant’s Adjusted Share of Operating Expenses for the previous calendar year, then Landlord shall credit the difference against the Rent next due and owing from Tenant; provided that, if the Lease term has expired, Landlord shall accompany Landlord’s Statement with payment for the amount of such difference.

(y) Any amount due under this Section for any period that is less than a full month shall be prorated for such fractional month on the basis of the number of days in the month.

9.3. For clarity, Operating Expenses for the Project may include an equitable allocation of the cost of services being provided to, or equipment being used by, multiple buildings, properties or projects owned by Landlord and its affiliates. Landlord may create cost pools for costs that pertain to certain portion of the Project and shall allocate costs in a reasonable, non-discriminatory manner, and such allocation shall be binding on Tenant. Landlord shall provide an explanation of the allocation of such costs upon Tenant’s written request. Unless otherwise expressly set forth in the CC&Rs, the Special Permit, or any other Property Operations Documents, Tenant’s equitable allocation of the Operating Expenses attributable to the Project Common Areas or assessed or imposed pursuant to such instruments shall be one hundred percent (100%) of the costs attributable to the Property. For clarity, Operating Expenses for the Project that are equitably allocated are also subject to limitations set forth in Subsection 9.1(c).

9.4. Not later than thirty (30) days prior to each calendar year, beginning with the 2028 calendar year, Landlord shall submit to Tenant its budget for Operating Expenses for the next-succeeding calendar year (i.e., the first budget shall be provided to Tenant no later than December 1, 2027). In preparing such budget, Landlord shall denote line items which are subject to Tenant’s review and approval, which shall be limited to those discretionary items that Landlord reasonably determines are not required for Landlord’s operation and maintenance of the Premises as a Class “A” office and laboratory building in the Cambridge/Boston/Somerville market (the “Discretionary Tenant-Approval Budget Items”). Tenant may eliminate, increase, or decrease one or more Discretionary Tenant-Approval Budget Items upon written notice to Landlord (the “Tenant Budget Notice”) not later than fifteen (15) days after Tenant’s receipt of Landlord’s proposed budget. If Tenant has not timely submitted the Tenant Budget Notice it shall be deemed that Tenant has approved the Discretionary Tenant-Approval Budget Items set forth in Landlord’s proposed budget. If Tenant has timely submitted the Tenant Budget Notice, then Landlord shall revise the Discretionary Tenant-Approval Budget Items in the final budget for such year consistent with the Tenant Budget Notice. Landlord’s budget shall also note any amounts for which Landlord has budgeted an increase of more than five percent (5%) from the previous calendar year’s budget and include a reasonable explanation justifying the need for such increase.

9.5. Landlord’s annual statement shall be final and binding upon Tenant unless Tenant, within one hundred eighty (180) days after Tenant’s receipt thereof, gives written notice to Landlord, specifying each item contested and the reasons therefor; provided that Tenant shall in all events pay the amount specified in Landlord’s annual statement, pending the results of the Independent Review and determination of the Accountant(s), as applicable and as each such term is defined below. If, during such one hundred eighty (180) day period, Tenant reasonably and in good faith contests the correctness of Landlord’s statement of Tenant’s Adjusted Share of Operating Expenses, Landlord shall provide Tenant with reasonable access to Landlord’s books and records to the extent relevant to determination of Operating Expenses, and such information as Landlord reasonably determines to be responsive to Tenant’s written inquiries. If, after Tenant’s review of such information, Landlord and Tenant cannot agree upon the amount of Tenant’s Adjusted Share of Operating Expenses, then Tenant may, at its sole cost and expense, engage an auditor of its choice, to be compensated on an hourly basis and not on a contingent-fee basis to audit and review Landlord’s books and records for the applicable year that directly relate to the determination of Operating Expenses for such year (the “Independent Review”), but not books and records of entities other than Landlord, and the books and records relating to the Property of any third party manager hired by Landlord. Landlord shall make such books and records available at the location where Landlord maintains them in the ordinary course of its business or via electronic delivery, Tenant shall commence the Independent Review within fifteen (15) days after the date Landlord has given Tenant access to Landlord’s books and records for the Independent Review. Tenant shall complete the Independent Review and notify Landlord in writing of Tenant’s specific objections to Landlord’s calculation of Operating Expenses (including Tenant’s accounting firm’s written statement of the basis, nature and amount of each proposed adjustment) no later than ninety (90) days after Landlord has given Tenant access to Landlord’s books and records in order for Tenant to complete the Independent Review. The parties shall endeavor to agree promptly and reasonably upon Operating Expenses taking into account the results of such Independent Review. If, as of the date that is sixty (60) days after Tenant has submitted the Independent Review to Landlord, the parties have not agreed on the appropriate adjustments to Operating Expenses, then the parties shall engage a mutually agreeable independent third party accountant with at least ten (10) years’ experience in commercial real estate accounting in the Boston or Cambridge area (the “Accountant”). If the parties cannot agree on the Accountant, each shall within ten (10) days after such impasse appoint an Accountant (different from the accountant and accounting firm that conducted the Independent Review) and, within ten (10) days after the appointment of both such Accountants, those two Accountants shall select a third (which cannot be the accountant and accounting firm that conducted the Independent Review). If either party fails to timely appoint an Accountant, then the Accountant the other party appoints shall be the sole Accountant. Within ten (10) days after appointment of the Accountant(s), Landlord and Tenant shall each simultaneously give the Accountants (with a copy to the other party) its determination of Operating Expenses, with such supporting data or information as each submitting party determines appropriate. Within ten (10) days after such submissions, the Accountants shall by majority vote select either Landlord’s or Tenant’s determination of Operating Expenses. The Accountants may not select or designate any other determination of Operating Expenses. The determination of the Accountant(s) shall bind the parties. If the parties agree or the Accountant(s) determine that the Operating Expenses actually paid by Tenant for the calendar year in question exceeded Tenant’s obligations for such calendar year, then Landlord shall, at Tenant’s option, either (a) credit the excess to the next succeeding installments of estimated Additional Rent or (b) pay the excess to Tenant within thirty (30) days after delivery of such results. If the parties agree or the Accountant(s) determine that Tenant’s payments of Operating Expenses for such calendar year were less than Tenant’s obligation for the calendar year, then Tenant shall pay the deficiency to Landlord within thirty (30) days after delivery of such results. If the Independent Review reveals or the Accountant(s) determine that the Operating Expenses billed to Tenant by Landlord and paid by Tenant to Landlord for the applicable calendar year in question exceeded by more than four percent (4.0%) what Tenant should have been billed during such calendar year, then Landlord shall pay the reasonable cost of the Independent Review and the reasonable cost of the Accountant(s). In all other cases Tenant shall pay the cost of the Independent Review and the Accountant(s).

9.6. Operating Expenses for any partial calendar year shall be prorated on a basis reasonably determined by Landlord. Expenses such as taxes, assessments and insurance premiums that are incurred for an extended time period shall be prorated based upon the time periods to which they apply so that the amounts attributed to the Premises relate in a reasonable manner to the time period wherein Tenant has an obligation to share in Operating Expenses.

9.7. From and after the first anniversary of the Rent Commencement Date, in the event that the Property or the Project is less than fully occupied during a calendar year, Tenant acknowledges that Landlord may extrapolate Operating Expenses that vary depending on the occupancy to equal Landlord’s reasonable estimate of what such Operating Expenses would have been if occupancy had been ninety-five percent (95%) during such calendar year; provided, however, that Landlord shall not recover more than one hundred percent (100%) of Operating Expenses.

10. Taxes on Tenant’s Property; TIF Agreement.

10.1. Tenant shall be solely responsible for the payment of any and all taxes levied upon (a) personal property and trade fixtures located at the Premises and (b) any gross or net receipts of or sales by Tenant, and shall pay the same prior to delinquency.

10.2. If any such taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property or, if the assessed valuation of the Building, the Property or the Project is increased by inclusion therein of a value attributable to Tenant’s personal property or trade fixtures, and if Landlord, after written notice to Tenant, pays the taxes based upon any such increase in the assessed value of the Building, the Property or the Project, then Tenant shall, upon demand, repay to Landlord the taxes so paid by Landlord.

10.3. Tenant shall comply with terms and provisions of the TIF Agreement.

11. Security Deposit.

11.1. On or before the Execution Date, Tenant shall deliver to Landlord a letter of credit satisfying the conditions of this Article 11 (the “Letter of Credit”) in the amount of the Security Deposit in Section 2.5 or deposit with Landlord a cash payment in the amount of the Security Deposit in Section 2.5 (the “Cash Security Deposit”). If Tenant elects to provide the Cash Security Deposit, then, not later than thirty (30) days after the Execution Date, Tenant shall deliver the Letter of Credit as a replacement for the Cash Security Deposit, and Landlord shall return the Cash Security Deposit (or any amounts of the Cash Security Deposit not applied by Landlord pursuant to this Article 11) within five (5) business days of Landlord’s receipt of the Letter of Credit.

(a) Tenant shall provide Landlord, and maintain in full force and effect from and after the date Tenant has delivered the Letter of Credit to Landlord and thereafter throughout the Term and until the date that is ninety (90) days after the expiration or earlier termination of this Lease, an unconditional, irrevocable Letter of Credit issued by an Eligible Bank (as defined below) or another issuer reasonably satisfactory to Landlord, in the amount set forth in Section 2.5, with an initial term of at least one year. Such Letter of Credit shall (i) list Landlord as the beneficiary, (ii) permit partial drawings and multiple drawings (and shall survive any partial drawings), (iii) be payable upon the presentation (which may be by facsimile or overnight courier) of the beneficiary’s signed and dated written demand (without any requirement that the beneficiary certify any default by Tenant under this Lease), (iv) provide that funds drawn under the Letter of Credit shall be paid by wire transfer not more than three (3) banking days after receipt of the beneficiary’s written demand, (v) be transferable without conditions (including any representations or warranties required of Landlord), (vi) provide that the applicant (rather than the beneficiary) shall be liable for any fees payable to the issuer upon any transfer of the Letter of Credit, and the issuer’s obligation to transfer the Letter of Credit shall not be conditioned upon the payment of such transfer fees, (vii) provide that the Letter of Credit shall be automatically extended for additional (1) year periods (up through but not beyond the date that is ninety (90) days after the then-current Term Expiration Date), unless the issuer notifies Landlord and Tenant in writing at least ninety (90) days prior to the then-current expiration date that the issuer elects not automatically extend the Letter of Credit, and (viii) otherwise be acceptable to Landlord in its reasonable discretion. “Eligible Bank” shall mean an issuer that is reasonably satisfactory to Landlord that is a commercial or savings bank organized under the laws of the United States or any state thereof or the District of Columbia having total assets in excess of $1,000,000,000.00 which shall be a financial institution having a rating of not less than BBB or its equivalent by Standard and Poor’s Corporation and subject to a Thompson Watch Rating of C or better.

(b) Landlord may require the Letter of Credit to be re-issued by a different issuer meeting the requirements of this Article 11, or draw on the Letter of Credit in whole or in part, at any time during the Term if (i) Landlord reasonably believes that the issuing bank of the Letter of Credit is or may soon become insolvent or placed into Federal Deposit Insurance Corporation (“FDIC”) receivership, (ii) any issuer of the Letter of Credit shall become insolvent or placed into FDIC receivership, (iii) the issuer of the Letter of Credit ceases to be an Eligible Bank, (iv) the issuer of the Letter of Credit shall enter into any supervisory agreement with any governmental authority, (v) the issuer of the Letter of Credit shall fail to meet any capital requirements imposed by Applicable Laws, or (vi) Landlord determines that the financial condition of the issuer is such that Landlord’s ability to draw upon the Letter of Credit is, or in the future may be, impaired restricted, refused or otherwise affected or there is any Letter of Credit adverse change in financial position of the issuing bank (any event described in clauses (i) - (vi) of this sentence, an “Issuer Event”). Upon receipt of a replacement Letter of Credit pursuant to the immediately preceding sentence, Landlord shall promptly return the existing Letter of Credit to the existing issuer. Tenant shall provide the replacement Letter of Credit required pursuant to the immediately preceding sentence within twenty (20) days following Landlord’s request. As used herein with respect to the issuer of the Letter of Credit, “insolvent” means the determination of insolvency as made by such issuer’s primary bank regulator (i.e., the state bank supervisor for state chartered banks; the OCC or OTS, respectively, for federally chartered banks or thrifts; or the Federal Reserve for its member banks).

(c) If, at the Term Expiration Date, any Rent remains uncalculated or unpaid, then (i) Landlord shall with reasonable diligence complete any necessary calculations, (ii) Tenant shall extend the expiry date of such Letter of Credit from time to time as Landlord reasonably requires and (iii) in such extended period, Landlord shall not unreasonably refuse to consent to an appropriate reduction of the Letter of Credit.

(d) Landlord may draw upon the Letter of Credit, in whole or in part, if (i) an uncured Default (as defined below) exists, (ii) Tenant delivers a written request to Landlord requesting that Landlord do so, (iii) upon receipt of a notice of non-renewal or cancellation of the Letter of Credit from the issuer, (iv) as of the date that is thirty (30) days before any Letter of Credit expires (even if such scheduled expiry date is after the Term Expiration Date) if Tenant has not delivered to Landlord an amendment or replacement for such Letter of Credit, reasonably satisfactory to Landlord, meeting the requirements of this Article 11, or (v) the issuer of the Letter of Credit ceases, or announces that it will cease, to maintain an office in the city where Landlord may present drafts under the Letter of Credit (and fails to permit drawing upon the Letter of Credit by overnight courier or electronically by facsimile or other method acceptable to Landlord). This Section does not limit any other provisions of this Lease allowing Landlord to draw the Letter of Credit under specified circumstances. Tenant agrees that notwithstanding any provision of this Lease to the contrary, its failure to furnish Landlord with the required Letter of Credit, or a replacement or substitute therefor, when required pursuant to the terms of this Lease shall, at Landlord’s election, be a Default not subject to any rights of notice or cure under this Lease.

(e) Upon the occurrence of a Default, in addition to any other rights or remedies available to Landlord under this Lease, or in the event that Landlord is otherwise entitled to draw on the Letter of Credit in accordance with the provisions of this Article 11, Landlord shall have the right to present the Letter of Credit for payment by the issuing bank and the proceeds thereof shall be due and payable to Landlord in accordance with the terms hereof and the Letter of Credit. Tenant agrees that Landlord may, without waiving any of Landlord’s other rights and remedies under this Lease upon the occurrence of any Default, apply the proceeds of the Letter of Credit to remedy any failure by Tenant to perform any of the terms, covenants or conditions to be performed by Tenant under this Lease and to compensate Landlord for any damages incurred as a result of any such Default. If Landlord uses any portion of the proceeds of the Letter of Credit to cure any Default by Tenant hereunder or is otherwise entitled to draw on the Letter of Credit, Tenant shall forthwith replenish the Letter of Credit to the original amount within ten (10) business days following written notice from Landlord in the manner directed by Landlord in such notice (which may be in the form of a new or amended Letter of Credit meeting the requirements of this Article 11). If Tenant fails to restore the full amount of the Letter of Credit within such ten (10)-business day period, then the amount of such deficiency shall be subject to the charges applicable to late payments of Rent.

(f) In the event of a wrongful draw, as Tenant’s sole remedy at law or equity, the parties shall cooperate to allow Tenant to post replacement Letter of Credit simultaneously with the return to Tenant of the wrongfully drawn sums, and Landlord shall upon request confirm in writing to the issuer of the Letter of Credit that Landlord’s draw was erroneous.

(g) If Landlord transfers its interest in the Premises, then Tenant shall at Tenant’s expense, within five (5) business days after receiving a request from Landlord, cooperate with Landlord as is reasonably required to obtain (and, if the issuer requires, Landlord shall consent to) an amendment to the Letter of Credit naming Landlord’s grantee as substitute beneficiary or other acknowledgement that such transfer has occurred in compliance with the Letter of Credit. If the required amount of the Letter of Credit changes while the Letter of Credit is in force, then Tenant shall deliver (and, if the issuer requires, Landlord shall consent to) a corresponding amendment to the Letter of Credit.

(h) Upon Landlord’s request from time to time, Tenant, at its expense, shall use commercially reasonable efforts to cause the issuing bank of the Letter of Credit to provide Landlord’s Lender with a written acknowledgment that evidences its consent to Landlord’s collateral assignment of the proceeds of the Letter of Credit and acknowledgment of the security interest of such Lender therein within ten (10) business days following the request of Landlord or Landlord’s mortgagee therefor.

(i) If Tenant has elected to deposit the Cash Security Deposit, Landlord shall hold the Cash Security Deposit in an account at a banking organization selected by Landlord; provided, however, that Landlord shall not be required to maintain a separate account for the Cash Security Deposit, but may intermingle it with other funds of Landlord. Landlord shall be entitled to all interest and/or dividends, if any, accruing on the Cash Security Deposit. Landlord shall not be required to credit Tenant with any interest for any period during which Landlord does not receive interest on the Cash Security Deposit. Landlord may draw down on and apply the Cash Security Deposit to the same extent that Landlord is entitled to draw down on and apply the Letter of Credit, and Tenant shall be required to replenish the Cash Security Deposit to the same extent that Tenant is required to replenish the Letter of Credit.

11.2. If at any time following the fourth (4th) annual anniversary the Term Commencement Date (the “Letter of Credit Reduction Date”), (a) Tenant has a market capitalization greater than Three Billion Dollars ($3,000,000,000), (b) Tenant has a balance of unrestricted cash or cash equivalents greater than Two Hundred Million Dollars ($200,000,000), (c) not more than two (2) monetary Defaults have occurred prior to the Letter of Credit Reduction Date, and (d) Tenant has complied with Section 4.3 regarding completion of the Tenant Improvements ((a) through (d), collectively, the “Letter of Credit Reduction Conditions”), then Tenant may notify Landlord in writing, which notification shall include a certificate (in form and substance reasonably acceptable to Landlord) from Tenant’s Chief Financial Officer certifying that Tenant has satisfied the Letter of Credit Reduction Conditions. Tenant’s notification shall also include copies of Tenant’s most recent public filings which demonstrate Tenant’s satisfaction of the Letter of Credit Reduction Conditions, or, if such public filings are not then-available, Tenant’s most recent unconsolidated financial statements audited by a nationally recognized accounting firm (or Tenant’s most recent unaudited unconsolidated financial statements certified by Tenant’s Chief Financial Officer as true, complete and correct). If, within ten (10) business days following Landlord’s receipt of any such notice, Landlord reasonably determines that Tenant has satisfied the Letter of Credit Reduction Conditions, then Landlord shall notify Tenant in writing and the amount of the required Letter of Credit under this Lease shall be reduced to Eleven Million Nine Hundred Fifty-Eight Thousand Eight Hundred Sixty-Four Dollars and 00/100 ($11,958,864.00). Following any such notification from Landlord, Tenant may provide to Landlord a replacement Letter of Credit in in the applicable reduced amount, or an amendment to the Letter of Credit effectuating such reduction. Provided such replacement Letter of Credit or amendment to the Letter of Credit complies with the terms, conditions and provisions of this Article 11, Landlord shall, within thirty (30) days after its receipt of such replacement Letter of Credit, return to Tenant the Letter of Credit then being held by Landlord, or countersign such amendment, as the case may be.

12. Use.

12.1. Tenant shall use the Premises for the Permitted Use, and shall not use the Premises, or permit or suffer the Premises to be used, for any other purpose. Failure by Tenant to obtain any governmental licensing or similar governmental approval of the Premises required for the Permitted Use by Tenant shall not serve to extend the Term Commencement Date or otherwise affect Tenant’s obligation to pay Rent.

12.2. Tenant shall not use or occupy the Premises in violation of Applicable Laws; zoning ordinances; or the certificate of occupancy (or its substantial equivalent) issued for the Building or the Project, and shall, upon five (5) days’ written notice from Landlord, discontinue any use of the Premises that is declared or claimed by any Governmental Authority having jurisdiction to be a violation of any of the above. Additionally, Tenant shall be prohibited from using the Premises or any portion of the Property for the sale, distribution or production of marijuana. Tenant shall not submit any applications for a change of use of the Premises, any modifications to the Special Permit, or any other zoning changes affecting the Property to a Government Authority without Landlord’s prior approval, which shall not be unreasonably withheld, conditioned or delayed with respect to proposed changes to the Special Permit that add uses permitted at the Property; otherwise, Landlord’s prior approval shall be in Landlord’s sole and absolute discretion. Tenant shall take such further actions and execute such further documents in connection with this Lease as are necessary to comply with Applicable Laws relating to privacy, personal information and data security. Tenant acknowledges that Landlord may collect certain personal information (e.g., names, email addresses and contact information) of Tenant’s and its affiliates’ employees (and, if applicable, subcontractors and consultants), and use such information in connection with performing Landlord’s duties and obligations, and exercising its rights under this Lease. Tenant shall not retain, use or disclose any personal information received from Landlord pursuant to this Lease for any purpose other than to perform its duties and obligations, and exercise its rights under this Lease or as required by Applicable Law. In the event of a conflict between this Section and Article 38, this Section shall govern. Tenant shall comply with any direction of any Governmental Authority having jurisdiction that shall, by reason of the nature of Tenant’s use or occupancy of the Premises, impose any duty upon Tenant or Landlord with respect to the Premises or with respect to the use or occupation thereof, and Tenant shall indemnify, defend (at the option of and with counsel reasonably acceptable to the indemnified party(ies)), save, reimburse and hold harmless (collectively, “Indemnify,” “Indemnity” or “Indemnification,” as the case may require) Landlord and its affiliates, employees, agents and contractors; and any lender, mortgagee, ground lessor or beneficiary (each, a “Lender” and, collectively with Landlord and its affiliates, employees, agents and contractors, the “Landlord Indemnitees”) from and against any and all demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages, suits or judgments, and all reasonable expenses (including reasonable attorneys’ fees, charges and disbursements, regardless of whether the applicable demand, claim, action, cause of action or suit is voluntarily withdrawn or dismissed) incurred in investigating or resisting the same (collectively, “Claims”) of any kind or nature that arise from and after the Execution Date as a result of Tenant’s breach of this Section. For the avoidance of doubt, “Lenders” shall also include historic tax credit investors and new market tax credit investors.

12.3. Tenant shall not do or permit to be done anything that will invalidate or increase the cost of any fire, environmental, extended coverage or any other insurance policy covering the Building or the Project, and shall comply with all rules, orders, regulations and requirements of the insurers of the Building and the Project, and Tenant shall within ten (10) days of demand, reimburse Landlord for any additional premium charged for such policy by reason of Tenant’s failure to comply with the provisions of this Article.

12.4. No sign, advertisement or notice (“Signage”) shall be exhibited, painted or affixed by Tenant on any exterior part of the Premises or the Building, or any interior part of the Premises which is visible from the exterior, without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Tenant shall be entitled, at Tenant’s sole cost and expense, to interior Signage in the lobby and any other interior portion of the Premises that is not visible from the exterior of the Premises. Signage shall conform to Landlord’s design criteria established from time to time, which Landlord shall provide to Tenant upon request. For any approved Signage, Tenant shall, at Tenant’s own cost and expense, (a) acquire all permits (to the extent required) for such Signage in compliance with Applicable Laws and any CC&Rs and other Property Operations Documents and (b) design, fabricate, install and maintain such Signage in a first-class condition. The exterior Signage rights herein shall not extend to any subtenants. Upon the expiration or earlier termination of this Lease, Tenant shall be responsible, at its sole cost and expense, for the removal of Tenant’s Signage and any repair and restoration of the Building required by such removal. At Landlord’s option, Landlord may elect to perform the installation or removal of any Tenant Signage in accordance with this Section, and Tenant shall pay all costs associated therewith within thirty (30) days after demand therefor.

12.4.1 Tenant shall be entitled to install, at Tenant’s sole cost and expense except as otherwise expressly provided in this Subsection 12.4.1: (a) exterior signage on the roof line of the Building in the areas shown on Exhibit D attached hereto (or in such other areas on the exterior of the Building reasonably agreeable to Landlord and Tenant); and (b) Tenant’s name in the most prominent location and on the largest strip on any existing or future monument sign for the Building or the Project (the “Monument Sign”) (collectively, the “Exterior Signage”, which, for purposes of clarity, is included within the definition of “Signage”). The graphics, materials, size, color, design, lettering, lighting (if any), specifications and exact location of any Exterior Signage (collectively, the “Signage Specifications”) shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and may include Tenant’s corporate logo, graphics, and colors. The Exterior Signage and all Signage Specifications shall be subject to (a) Tenant’s receipt of all permits, approvals and consents required by any Governmental Authorities and/or the CC&Rs (as defined below) and other Property Operations Documents, and (b) the CC&Rs, other Property Operations Documents, and all Applicable Laws. In the event Tenant does not receive the necessary permits, approvals and/or consents for any

Exterior Signage, Tenant’s and Landlord’s rights and obligations under this Lease shall not be affected. All costs associated with the Exterior Signage, including (without limitation) costs of installation, design, construction, permits, maintenance and repair, shall be the sole responsibility of Tenant; provided, however, that Landlord shall provide Tenant an exterior signage allowance of up to Four Hundred Thousand Dollars ($400,000.00) (the “Signage Allowance”) to be used solely for the design, permitting, and construction of the Exterior Signage. Tenant shall have until the date that is twenty-four (24) months after the Term Commencement Date (the “Signage Allowance Deadline”), to submit a single requisition for the Signage Allowance. Such requisition shall include evidence satisfactory to Landlord that (i) the Exterior Signage has been completed and paid for in full (which shall be evidenced by paid invoices), (ii) final unconditional waivers and releases of liens, each in a form acceptable to Landlord and complying with Applicable Laws, from the general contractor, each subcontractor, and any material supplier that contributed work or materials to the Exterior Signage, (iii) copies of all certifications and approvals with respect to the Exterior Signage that may be required from any Governmental Authority, and (iv) such other “close out” materials as Landlord reasonably requests consistent with Landlord’s own requirements for its contractors, such as copies of manufacturers’ warranties, operation and maintenance manuals, as-built, electronic CADD drawings, and the like. Landlord’s obligation to fund any unused portion of the Signage Allowance shall expire on the Signage Allowance Deadline. In no event shall any unused Signage Allowance entitle Tenant to a credit against Rent, and any unused Signage Allowance not requisitioned by the Signage Allowance Deadline shall be forfeited. If Landlord determines that Tenant is not properly maintaining any Exterior Signage, Landlord shall, if not corrected by Tenant within thirty (30) days of receipt of notice from Landlord (provided that no such notice requirement shall apply if an emergency necessitates immediate correction), have the option (but not the obligation) to assume Tenant’s responsibilities with respect thereto (either on a one-time or longer basis), and any costs or expenses incurred or payments made by Landlord as a result of Tenant failing to properly maintain the Exterior Signage shall be deemed Additional Rent payable by Tenant within thirty (30) days after receipt of an invoice therefor. Upon the expiration or earlier termination of this Lease, Tenant shall, at Tenant’s sole cost and expense, cause all Exterior Signage to be removed from the Building and shall cause exterior façade of the Building and the Monument Sign, as applicable, to be restored to the condition existing prior to the installation of the Exterior Signage. If Tenant fails to remove the Exterior Signage and to restore the exterior façade of the Building and Monument Sign as provided in the immediately preceding sentence on or before the expiration or earlier termination of this Lease, then Landlord may perform such work, and all costs and expenses incurred by Landlord in performing such work shall be reimbursed by Tenant to Landlord within thirty (30) days after Tenant’s receipt of invoice therefor. The immediately preceding sentence shall survive the expiration or earlier termination of this Lease. Should the name of the Tenant change, then the Exterior Signage may be modified, at Tenant’s sole cost and expense, to reflect the new name of Tenant, but only if the new name does not (i) relate to an entity that is of a character or reputation, or associated with a political orientation or a faction, that is inconsistent with the quality of the Building or would otherwise reasonably offend an institutional landlord of a project comparable to the Building, taking into consideration the level and visibility of the Exterior Signage, or (ii) cause Landlord to be in default under any lease or license with another tenant of the Project.

12.5. Tenant may only place equipment within the Premises with floor loading consistent with the Building’s structural design. Tenant may place such equipment only in a location designed to carry the weight of such equipment.

12.6. Tenant shall cause any equipment or machinery to be installed in the Premises so as to reasonably prevent sounds or vibrations therefrom from extending into the Project Common Area or other offices in the Project.

12.7. Tenant shall not (a) do or permit anything to be done in or about the Premises that shall in any way obstruct or interfere with the rights of other tenants or occupants of the Project, or injure or annoy them or adversely affect their quiet use and enjoyment of their space, (b) use or allow the Premises to be used for immoral, unlawful or objectionable purposes or (c) cause, maintain or permit any nuisance or waste in, on or about the Project. Notwithstanding any other provision herein to the contrary, Tenant shall be responsible for all liabilities, costs and expenses arising from or in connection with the compliance of the Premises with the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., and any state and local accessibility laws, codes, ordinances and rules (collectively, and together with regulations promulgated pursuant thereto, the “ADA”) first arising from the Tenant Improvements or any Alterations to the Premises, and Tenant shall Indemnify the Landlord Indemnitees from and against any Claims arising from any such failure to comply with the ADA. This Section (as well as any other provisions of this Lease dealing with Indemnification of the Landlord Indemnitees by Tenant) shall be deemed to be modified in each case by the insertion in the appropriate place of the following: “except as otherwise provided in Mass. G.L. Ter. Ed., C. 186, Section 15.” The provisions of this Section shall survive the expiration or earlier termination of this Lease. In the event that any Governmental Authority requires legal compliance work to be completed in the lobby, restrooms, emergency stairwells, interior hallways, or elevators in the Building or in the Project Common Areas (any such work, “Landlord-Required Legal Compliance Work”), Landlord shall be responsible for performing such Landlord-Required Legal Compliance Work and all costs incurred by Landlord in connection with such Landlord-Required Legal Compliance Work (any such costs, “Legal Compliance Work Costs”) shall be included in Operating Expenses; provided, however, (A) that Legal Compliance Work Costs shall not be included in Operating Expenses if lobby, restrooms, emergency stairwells, interior hallways, or elevators in the Building or in the Project Common Areas were not in compliance with Applicable Laws as of the Term Commencement Date or (B) if any of the Landlord-Required Legal Compliance Work is triggered by, or necessitated as a result of, (i) the Tenant Improvements, (ii) any Alterations (as defined below) performed by or on behalf of Tenant, or (iii) Tenant’s particular use of the Premises (as opposed to general office and laboratory use), then in the case of items B(i), B(ii) and B(iii) above, Tenant shall be solely responsible, and shall reimburse Landlord within thirty (30) days of receiving an invoice as Additional Rent, for all Legal Compliance Work Costs incurred by Landlord in connection with such Landlord-Required Legal Compliance Work.

12.8. Tenant shall establish and maintain a chemical safety program administered by a licensed, qualified individual in accordance with the requirements of the Massachusetts Water Resources Authority (“MWRA”) and any other applicable Governmental Authority. Tenant shall be solely responsible for all costs incurred in connection with such chemical safety program, and Tenant shall provide Landlord with such documentation as Landlord may reasonably require evidencing Tenant’s compliance with the requirements of (a) the MWRA and any other applicable Governmental Authority with respect to such chemical safety program and (b) this Section 12.8. Tenant shall be solely responsible for obtaining, prior to its use of the Acid Neutralization Tank (as defined below), and maintaining during the Term (for so long as Tenant is the only tenant of the Building using the Acid Neutralization Tank), (m) any permit required by the MWRA (“MWRA Permit”) and (n) retaining a qualified consultant with a wastewater treatment operator license from the Commonwealth of Massachusetts to oversee the operation and maintenance of the Acid Neutralization Tank. Tenant shall provide Landlord with copies of any submissions that it makes to the MWRA with respect to the Acid Neutralization Tank. Tenant shall not introduce anything into the Acid Neutralization Tank (x) in violation of the terms of the MWRA Permit, (y) in violation of Applicable Laws or (z) that would interfere with the proper functioning of the Acid Neutralization Tank. Landlord agrees, at no cost or liability to Landlord, to reasonably cooperate with Tenant in order to obtain and renew the MWRA Permit and to obtain modifications necessary to accommodate Tenant’s particular use and the wastewater treatment operator license. Tenant shall reimburse Landlord within thirty (30) days after written demand, together with reasonable backup documentation, for any out-of-pocket costs actually incurred by Landlord pursuant to this paragraph. Upon Landlord’s written request from time to time, but no more often than quarterly, Tenant shall provide Landlord with such documentation as Landlord may reasonably require evidencing Tenant’s compliance with the requirements of (a) the MWRA and any other applicable governmental authority and (b) this Section 12.8. During any period, if any, that Tenant is no longer the only tenant of Landlord’s at the Building utilizing the PH Neutralization System, Landlord shall assume responsibility for the same, as provided above, Landlord shall be responsible for maintaining the MWRA Permit, and any costs associated with same shall be included in Operating Expenses and charged to Tenant in accordance with Section 8.1 of the Lease.

13. Rules and Regulations, CC&Rs, Parking Facilities and Project Common Area.

13.1. Tenant shall have the non-exclusive right, in common with others, to use the Project Common Areas in conjunction with Tenant’s use of the Premises for the Permitted Use, and such use of the Project Common Areas and Tenant’s use of the Premises shall be subject to the rules and regulations adopted by Landlord or the operator of the Open Space (if not Landlord) and governing the Property and/or Project as of the Execution Date, as may be amended from time to time, together with such other reasonable and nondiscriminatory rules and regulations as are hereafter promulgated by Landlord in its sole and absolute discretion, including rules and regulations governing any construction activities at the Project (collectively, the “Rules and Regulations”). Tenant shall and shall ensure that its contractors, subcontractors, employees, subtenants and invitees faithfully observe and comply with the Rules and Regulations. Landlord shall not be responsible to Tenant for the violation or non-performance by any other tenant or any agent, employee or invitee thereof of any of the Rules and Regulations. Tenant shall also have the non-exclusive right to pass and repass over those parts of the Assembly Innovation Park (as defined below) that are open and accessible to all tenants and other occupants of the Assembly Innovation Park, subject to and in compliance with the Property Operations Documents (as defined below) and any rules and regulations adopted by Landlord, Landlord’s affiliates, or any other property owners within the Assembly Innovation Park or any owners association thereof. Notwithstanding anything to the contrary in this Section, in the event of a conflict or inconsistency between the Rules and Regulations and this Lease, this Lease shall control.

13.2. This Lease is subject to any recorded special permits, covenants, conditions or restrictions and reciprocal easement agreements with respect to the Project or Property, including without limitation, the documents listed on Exhibit E attached hereto (collectively, the “Property Operations Documents”). Tenant shall, at its sole cost and expense, comply with any obligations set forth in the CC&Rs (as defined in Exhibit E), the Special Permit (as defined in Exhibit E), and Property Operations Documents, in each case that are applicable to tenants of the Project. The Property Operations Documents cover certain areas in the Project that include existing or to-be-constructed landscaping, private drives, streets, parks, open spaces, walkways, sidewalks, and other improvements and appurtenances located thereon and related thereto, including the Building and other buildings now or hereafter located thereon, all commonly referred to as Assembly Innovation Park (“Assembly Innovation Park”). All expenses payable by the Building pursuant to the Property Operations Documents are included in Operating Expenses.

13.3. Without limiting the generality of the foregoing, Tenant shall, at its sole cost and expense, comply with the following conditions of the Special Permit:

(a) Tenant shall provide pre-tax Massachusetts Bay Transportation Authority transit passes for each of its employees and staff, discounted by at least ninety percent (90%) of the actual cost of such pass, subject to the annual maximum Qualified Transportation Fringe Benefits allowed pursuant to the Revenue Code (as defined below), as the same may be adjusted.

(b) Tenant shall enroll in the BlueBikes Corporate Partner Program and subsidize annual BlueBikes memberships for each of its employees at the “Gold” subsidy level or higher (or equivalent subsidy level equal to a 100% discount of the actual cost of such BlueBikes membership).

(c) Tenant shall submit a Mobility Management Plan for approval by the Mobility Division for the City of Somerville. The Mobility Management Plan shall be submitted to the Mobility Division at the following website: https://app.smartsheet.com/b/form/273fa3f6eb3b49309ac9ce441da3a488 or through such other means or process required by the Mobility Division from time to time. Tenant shall execute any documents reasonably required by the City of Somerville in connection with the Mobility Management Plan, including without limitation countersignature to an approval letter from the City approving the Mobility Management Plan.

(d) Pursuant to any Mobility Management Plan that Tenant enters into with the City of Somerville, Tenant shall not offer any subsidy or discount or reimbursement of the actual market-rate cost of parking to any of its employees or offer any other similar offset to compensate Tenant’s employees for such parking costs.

Within ten (10) business days following written request from Landlord, Tenant shall deliver to Landlord a certification executed by Landlord and Tenant in a form attached hereto as Exhibit G, certifying that the conditions of the Special Permit described in this Section 13.3 are included in the Lease. From time to time after the date hereof, Tenant shall execute and deliver to Landlord upon Landlord’s request such additional documents or instruments that Landlord shall reasonably request to evidence Tenant’s compliance with this Section 13.3 and the conditions of the Special Permit that are applicable to Tenant. Landlord agrees to reasonably cooperate with Tenant in connection with any efforts by Tenant to obtain reasonable modifications to the foregoing conditions of the Special Permit; provided, however, that Landlord shall not be obligated to cooperate, nor shall Tenant be entitled to seek, any modifications to the Special Permit that could have an adverse impact on the parking operations of the Garage or any parking or other revenue generated from the use and operation of the Garage, all as reasonably determined by Landlord.

13.4. Tenant may, at Tenant’s sole cost and expense as an Alteration (as defined below), install its own security system in the Premises (the “Tenant Security System”); provided, however, that (a) Tenant’s installation of the Tenant Security System shall be subject to all of the terms, conditions and provisions of this Lease governing Alterations (including, without limitation, Article 17), and (b) Tenant shall coordinate the installation and operation of the Tenant Security System with Landlord to ensure that the Tenant Security System does not materially interfere with (i) any Landlord security system in place as of the Term Commencement Date (for which security system Landlord makes no warranties of any kind whatsoever), and (ii) the Building’s systems and equipment. Tenant shall be solely responsible, at Tenant’s sole cost and expense, for monitoring and operating the Tenant Security System. Tenant’s use and operation of the Tenant Security System shall at all times be in compliance with Applicable Laws. Landlord may require Tenant, at Tenant’s sole cost, to remove the Tenant Security System and restore the Building to its condition prior to the installation of the Tenant Security System upon the expiration or earlier termination of this Lease. In addition to the foregoing, Tenant, at its sole cost and expense, may provide security personnel at the Building, which may sit at the desk in the Building’s lobby alongside any security personnel that Landlord employs at the Building. Landlord and Tenant agree, to the extent practicable, to coordinate their security operations at the Building.

13.5. During the Term of this Lease, Landlord shall make available to Tenant five hundred fifty eight (558) unreserved parking spaces (the “Phase I Parking Spaces”) in the parking garage serving the Project (the “Garage”) in common and on an unreserved basis with other tenants of the Project and third parties and public parkers, at a cost of Two Hundred Fifty Dollars ($250.00) per parking space per month, subject to Landlord’s market rate adjustments from time to time throughout the Term, no more frequently than once in any twelve (12) month period, which adjustments shall not increase such parking rate by more than three percent (3%) in any twelve (12) month period; provided, however, in no event shall such parking rate exceed the rate charged by Landlord to any other tenant in the Project. From and after the Rent Commencement Date, Tenant shall pay such parking charges for all of the Phase I Parking Spaces (regardless of whether used) simultaneously with payments of Base Rent as Additional Rent. During the Term, Tenant shall, subject to Force Majeure, casualty, any security systems and procedures Landlord may implement from time to time, and all of the other terms, conditions and provisions of this Lease, have access to the Garage twenty-four (24) hours per day, seven (7) days per week. Landlord will cooperate with Tenant’s efforts to amend the City of Somerville’s parking requirements as Tenant may reasonably request.

13.6. Tenant agrees to cooperate with Landlord and other tenants in the use of the parking facilities and abide by the Rules and Regulations governing parking. Nothing in this Section, however, is intended to create an affirmative duty on Landlord’s part to monitor parking.

14. Project Control by Landlord.

14.1. Landlord reserves full control over the Building and the Project to the extent not inconsistent with Tenant’s enjoyment of the Premises as provided by this Lease. This reservation includes Landlord’s or any of its affiliates’ right to subdivide the Project; convert the Building, the Garage, and other buildings within the Project to condominium units; change the size of the Project by, subject to Sections 43 and 44 below, selling all or a portion of the Project or adding real property and any improvements thereon to the Project; grant easements and licenses to third parties; subject to Section 43 and 44 below, maintain or establish ownership of the Building separate from fee title to the Property or Project; develop, construct and reconstruct the Project; subject to the requirement of this Lease, install, use, maintain, repair, replace and relocate for service to the Building or the Project pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Building or elsewhere at the Project; construct, maintain and/or operate the Building, Property or Project in accordance with third-party accreditations, ratings, programs and/or certifications that relate to Green Requirements or Green Laws; and alter or relocate any Project Common Area or facility, including private drives, open space, and landscaping; provided, however, that such rights shall be exercised in a way that does not in any way materially adversely affect Tenant’s beneficial use and occupancy of the Premises, including the Permitted Use and Tenant’s access to the Premises, and shall not increase by more than a de minimis amount Tenant’s costs or obligations pursuant to this Lease. Tenant shall reasonably cooperate with Landlord’s efforts that relate to Green Requirements or Green Laws, including by providing reasonable, non-proprietary, non-confidential information as may be reasonably required in connection therewith.

14.2. Possession of areas of the Premises necessary for Landlord to provide utilities, services, safety and operation of the Building that Landlord is expressly required to provide under this Lease is reserved to Landlord. Landlord and Tenant shall designate a mutually-acceptable portion of the Premises, consisting of approximately 500 square feet, which shall serve as the property management office for the Premises (the “Property Management Office”). Except for those periods during which Tenant self-manages the Building in accordance with Section 18.7, below, possession of the Property Management Office is reserved to Landlord.

14.3. Tenant shall, at Landlord’s request, promptly execute such further documents as may be reasonably appropriate to assist Landlord in the performance of its obligations hereunder.

14.4. Landlord reserves the right at all reasonable times, subject to Tenant’s reasonable safety and security precautions (of which Landlord has prior written notice, and that do not unreasonably interfere with Landlord’s exercise of its reserved rights hereunder), and upon twenty-four (24) hours’ prior notice (which may be oral or by email to the office manager or other Tenant-designated individual at the Premises; but provided that no such procedures, time restrictions, or notice requirements apply if an emergency necessitates immediate entry), enter the Premises to (a) inspect the same, (b) supply any service Landlord is required to provide hereunder, (c) alter, improve or repair any portion of the Building for which access to the Premises is reasonably necessary, (d) post notices of nonresponsibility, (e) access telecommunications equipment, electrical substations, fire risers and similar equipment, and (f) show the Premises to (i) current and prospective purchasers, investors and lenders , (ii) prospective tenants during the last eighteen (18) months of the Term, and (iii) during the last eighteen (18) months of the Term, future tenants of the Premises to inspect and measure the Premises in anticipation of their future occupancy; provided, however, that with respect to portions of the Premises (if any) that are reasonably designated in writing by Tenant to Landlord as controlled or having restricted access (the “Secure Access Areas”), Landlord shall comply with Tenant’s reasonable additional security and safety procedures and protocols related to such portions of the Premises including only entering such designated Secure Access Areas when accompanied by a Tenant representative (provided further, that Tenant shall provide a Tenant representative to accompany Landlord upon written request (which may be made via email to ncorcoran@transmedics.com) from Landlord twenty-four (24) hours’ in advance). Notwithstanding the foregoing, no such access restrictions shall apply in the event of an emergency. In connection with any such alteration, improvement or repair work as described in Subsection 14.4(c), Landlord may erect in the Premises or the Project scaffolding and other structures reasonably required for the work to be performed. In no event shall Tenant’s Rent abate as a result of Landlord’s activities pursuant to this Section; provided, however, that all such activities shall be conducted in such a manner so as to cause as little interference to Tenant as is reasonably possible. Landlord shall at all times retain a key or access card with which to unlock all of the doors in the Premises. If an emergency necessitates immediate access to the Premises, Landlord may use whatever force is necessary to enter the Premises, and any such entry to the Premises shall not constitute a forcible or unlawful entry to the Premises, a detainer of the Premises, or an eviction of Tenant from the Premises or any portion thereof.

14.5. During the Term, Tenant shall, subject to Force Majeure, casualty and all of the other terms, conditions and provisions of this Lease (including Section 14.4 with respect to Secure Access Areas), have access to the Premises twenty-four (24) hours per day, seven (7) days per week.

15. Quiet Enjoyment. Landlord covenants that Tenant, upon paying the Rent and performing its obligations contained in this Lease, may peacefully and quietly have, hold and enjoy the Premises, free from any claim by Landlord or persons claiming under Landlord, but subject to all of the terms and provisions hereof, provisions of Applicable Laws and rights of record to which this Lease is or may become subordinate. This covenant is in lieu of any other quiet enjoyment covenant, either express or implied.

16. Utilities and Services.

16.1 Prior to the Rent Commencement, Tenant shall pay for all water (including the cost to service, repair and replace reverse osmosis, de-ionized and other treated water), gas, heat, light, power, telephone, internet service, cable television, other telecommunications and other utilities supplied to the portions of the Premises occupied by Tenant for purposes of constructing improvements therein, together with any fees, surcharges and taxes thereon, in accordance with Section 4.6. From and after the Rent Commencement Date, Tenant shall pay for all water (including the cost to service, repair and replace reverse osmosis, de-ionized and other treated water), gas, heat, light, power, telephone, internet service, cable television, other telecommunications and other utilities supplied to the Premises, together with any fees, surcharges and taxes thereon. Tenant shall maintain temperature and humidity in the Premises in accordance with ASHRAE standards at all times.

16.2 Landlord may base its bills for utilities on reasonable estimates; provided that Landlord adjusts such billings as part of the next Landlord’s Statement (or more frequently, as determined by Landlord) to reflect the actual cost of providing utilities to the Premises. In the event that the Project is less than fully occupied during a calendar year, Tenant acknowledges that Landlord may extrapolate utility usage for the Project Common Areas that varies depending on occupancy to equal Landlord’s reasonable estimate of what such utility usage would have been if occupancy had been ninety-five percent (95%) during such calendar year; provided, however, that Landlord shall not recover more than one hundred percent (100%) of the cost of such utilities.

16.3 Landlord shall not be liable for, nor shall any eviction of Tenant result from, the failure to furnish any utility or service, whether or not such failure is caused by Force Majeure (as defined below) or, to the extent permitted by Applicable Laws, Landlord’s negligence. In the event of such failure, Tenant shall not be entitled to termination of this Lease or any abatement or reduction of Rent, nor shall Tenant be relieved from the operation of any covenant or agreement of this Lease. Notwithstanding anything to the contrary in this Lease, if, for more than five (5) consecutive business days (the “Landlord’s Services Cure

Period”) following written notice to Landlord and as a direct result of Landlord’s gross negligence or willful misconduct (and except to the extent that such failure arises from any other factor, including any action or inaction of a Tenant Party (as defined below)), the provision of HVAC or other utilities to all or a material portion of the Premises that Landlord must provide pursuant to this Lease is interrupted (a “Material Services Failure”), then Base Rent and Tenant’s Adjusted Share of Operating Expenses (or, to the extent that less than all of the Premises are affected, a proportionate amount (based on the Rentable Area of the Premises that is rendered unusable) of Base Rent and Tenant’s Adjusted Share of Operating Expenses) shall thereafter be abated until the Premises are again usable by Tenant for the Permitted Use; provided, however, that, if Landlord is diligently pursuing the restoration of such HVAC and other utilities and Landlord provides substitute HVAC and other utilities reasonably suitable for Tenant’s continued use and occupancy of the Premises for the Permitted Use (e.g., supplying potable water or portable air conditioning equipment), then neither Base Rent nor Tenant’s Adjusted Share of Operating Expenses shall be abated. Notwithstanding anything in this Section 16.3 to the contrary, Landlord’s Services Cure Period shall be five (5) consecutive calendar days for any Material Services Failure to Tenant’s network operations center or vivarium in the Premises. During any Material Services Failure, Tenant will cooperate with Landlord to arrange for the provision of any interrupted utility services on an interim basis via temporary measures until final corrective measures can be accomplished, and Tenant will permit Landlord the necessary access to the Premises to remedy such Material Service Failure. In the event of any interruption of HVAC or other utilities that Landlord must provide pursuant to this Lease, regardless of the cause, Landlord shall diligently pursue the restoration of such HVAC and other utilities. Notwithstanding anything in this Lease to the contrary, but subject to Article 24 (which shall govern in the event of a casualty), the provisions of this Section shall be Tenant’s sole recourse and remedy in the event of an interruption of HVAC or other utilities to the Premises, including related to Section 16.8.

16.4 Tenant shall pay for, prior to delinquency of payment therefor, any utilities and services that may be furnished to the Premises during or, if Tenant occupies the Premises after the expiration or earlier termination of the Term, after the Term, beyond those utilities provided by Landlord, including telephone, internet service, cable television and other telecommunications, together with any fees, surcharges and taxes thereon. Utilities and services provided to the Premises that are separately metered shall be paid by Tenant directly to the supplier of such utilities or services.

16.5 Tenant shall not, without Landlord’s prior written consent, use any device in the Premises or the Project that will in any way (a) increase the amount of ventilation, air exchange, gas, steam, electricity or water required or consumed in the Premises or the Project beyond the existing capacity of the Building or the Project usually furnished or supplied for the Permitted Use or (b) exceed Tenant’s Pro Rata Share of the Project’s capacity to provide such utilities or services. For purposes of clarity, because Tenant’s Pro Rata Share of the Project’s capacity is one hundred percent (100%), Tenant shall be entitled to use all of the existing capacity of the Building’s systems that exceeds the capacity of the Building’s systems needed to operate such systems in accordance with the requirements of this Lease.

16.6 Intentionally Omitted.

16.7 Landlord shall provide or cause to be provided domestic cold water to the Premises and hot and cold water to the Premises’ lavatories for lavatory purposes and domestic purposes only, which water shall be from the local municipal or similar source.

16.8 Landlord reserves the right to stop service of the elevator, plumbing, ventilation, air conditioning and utility systems, when Landlord deems necessary or desirable, due to accident, emergency or the need to make repairs, alterations or improvements, until such repairs, alterations or improvements shall have been completed, and Landlord shall further have no responsibility or liability for failure to supply elevator facilities, plumbing, ventilation, air conditioning or utility service when prevented from doing so by Force Majeure (as defined below) or, to the extent permitted by Applicable Laws, Landlord’s negligence. Except in the event of an emergency, Landlord shall use reasonable efforts to provide forty-eight (48) hours prior notice to Tenant before taking the actions described in the immediately foregoing sentence. Without limiting the foregoing, it is expressly understood and agreed that any covenants on Landlord’s part to furnish any service pursuant to any of the terms, covenants, conditions, provisions or agreements of this Lease, or to perform any act or thing for the benefit of Tenant, shall not be deemed breached if Landlord is unable to furnish or perform the same by virtue of Force Majeure or, to the extent permitted by Applicable Laws, Landlord’s negligence. Prior to performing any such repairs, and except in the event of an emergency, Landlord will consult with Tenant to coordinate the appropriate time in which to perform the same so as to minimize, to the extent reasonably practicable, interference with Tenant’s operations. In effectuating the repairs required pursuant to this Section 16.8, Landlord will use commercially reasonable efforts to not cause a full-Premises shutdown of any of the above systems or services and to perform such repairs in a manner which minimizes the impact on Tenant’s day to day operations in the Premises; which may require some repairs to be conducted outside of normal business hours if they would materially adversely impact Tenant’s operations.

16.9 A 1,500 kW diesel back-up generator offering 1,875 kVA is currently connected to the Premises’ emergency electrical panel (the “Generator”). The cost of maintaining, repairing and replacing the Generator shall constitute Operating Expenses. Landlord expressly disclaims any warranties with regard to the Generator or the installation thereof, including any warranty of merchantability or fitness for a particular purpose. Landlord shall maintain the Generator and any equipment connecting the Generator to Tenant’s automatic transfer switch in good working condition, provided, however, that Tenant shall be solely responsible, at Tenant’s sole cost and expense, (and Landlord shall not be liable) for maintaining and operating Tenant’s automatic transfer switch and the distribution of power from Tenant’s automatic transfer switch throughout the Premises, and provided further that Landlord shall not be liable for any failure to make any repairs or to perform any maintenance of the Generator that is an obligation of Landlord unless and except to the extent that Landlord willfully fails to make such repairs or perform such maintenance and such failure persists for an unreasonable time after Tenant provides Landlord with written notice of the need for such repairs or maintenance. Upon receipt of such written notice, Landlord shall promptly commence to cure such failure and shall diligently prosecute the same to completion in accordance with Section 31.13. The provisions of Section 16.3 and Section 18.8 shall apply to the Generator. Tenant may install equipment to provide emergency power, including adding equipment to existing generators (other than the Generator, if used by any tenants of the Project other than Tenant) in a location reasonably designated by Landlord, subject to Landlord’s prior written approval, which Landlord shall not unreasonably withhold, condition or delay. The installation of such equipment shall constitute Alterations. In addition to the Generator, the base Building life safety system is served by a 2,000 kW diesel back-up generator (the “Life Safety System Back-Up Generator”). Tenant shall be entitled to use all of the existing capacity of the Life Safety System Back-Up Generator that exceeds the amount of power needed from the Life Safety System Back-Up Generator to back up the base Building’s life safety system, as reasonably determined by Landlord.

16.10 Landlord shall maintain and operate the base Building HVAC systems as provided in Section 18.1, subject to Tenant’s right to assume Landlord’s Maintenance Items as provided in Section 18.7, to furnish HVAC as reasonably required for reasonably comfortable occupancy of the Premises twenty-four (24) hours a day, every day during the Term, subject to casualty, eminent domain or as otherwise specified in this Article. Notwithstanding anything to the contrary in this Section, but subject to Section 16.3, Landlord shall have no liability, and Tenant shall have no right or remedy, on account of any interruption or impairment in HVAC services.

16.11 Tenant acknowledges that Landlord may be required or elect to compile and disclose certain information relating to utility or energy use at the Building or Project, including as necessary for Landlord to complete an ENERGY STAR® Statement of Performance (or similar comprehensive utility usage report (e.g., related to Labs 21). In addition, to the extent required by Applicable Law or Green Requirements, Tenant shall, at Tenant’s sole cost, comply with any energy and utility usage, limits, exclusions or consumption requirements and tracking, recording, monitoring or disclosure requirements (including, without limitation to, any fines or penalties related to the failure to comply therewith) applicable to the Premises or imposed upon Landlord by any Governmental Authorities under Applicable Laws. Tenant acknowledges and agrees that any energy and utility information for the Premises, the Building and the Project may be shared with third parties, including Landlord’s consultants, Lenders, prospective purchasers or tenants and Governmental Authorities. Tenant will provide to Landlord reasonable evidence of Tenant’s compliance with the foregoing, including copies of all information provided to Governmental Authorities, within fifteen (15) days after Landlord’s request. For utilities directly billed to Tenant, Tenant will provide all invoices and any internal utility data in Tenant’s possession within fifteen (15) days after Landlord’s request therefor. In addition, Tenant will authorize Landlord to obtain utility usage information directly from the utility provider using such provider’s standard forms. Landlord makes no representation or warranty relating to the energy or utility performance of the Premises, Building or Project or compliance with Applicable Laws or the accuracy or completeness of any reported information relating to utility or energy use at the Premises, Building or Project. Landlord shall have no liability whatsoever for any information collected, analyzed or disclosed pursuant to this Section, and Tenant expressly waives and releases the Landlord Indemnitees from any and all Claims arising out of Landlord’s activities in connection with or arising out of this Section. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

16.12. The Building is currently serviced by a laboratory waste sanitary sewer connection from the pH neutralization room on the first (1st) floor of the Building to the municipal sewer line in the street adjacent to the Building. There currently exists a separate acid neutralization tank (the “Acid Neutralization Tank”) that is connected to the Premises, as well as to adjacent premises on the first (1st) floor of the Building. Tenant shall have a non-exclusive right to use its proportionate share of the Acid Neutralization Tank in accordance with Applicable Laws in common with other tenants in the Building, if any, which Tenant’s proportionate share, as of the date of this Lease, is one hundred percent (100%). During such time as Tenant is the only occupant of the Building using the Acid Neutralization Tank, Tenant shall have exclusive use of the Acid Neutralization Tank and shall be solely responsible for the operation, use, maintenance, inspection, repair and refurbishment of the Acid Neutralization Tank, and Tenant shall pay all costs, charges and expenses incurred by Tenant in connection with or arising out of same, including all clean-up costs, daily inspections, quarterly service, and required reporting to the applicable governmental authorities relating to the Acid Neutralization Tank (collectively, “Tank Costs”). Tenant shall retain a vendor reasonably approved by Landlord to perform such work and, in connection therewith, Tenant shall provide Landlord with reasonable evidence upon Landlord’s request of the existence of a maintenance contract with such licensed vendor, which contract shall be subject to Landlord’s reasonable approval. If, at any time during the Term, Tenant is no longer the sole tenant (other than subtenants and occupants claiming by, through, or under Tenant) of the Building utilizing the Acid Neutralization Tank, Landlord shall assume responsibility of such operation, maintenance, inspection, repair and refurbishment, and in such event the parties shall cooperate as reasonably required to achieve an orderly transition in the change in management of the Acid Neutralization Tank. In such event, the Tenant shall pay its proportionate share (based on the rentable square footage of tenants utilizing the same) of the Tank Costs, as Additional Rent, within thirty (30) days following Tenant’s receipt of a written invoice therefor.

Notwithstanding the foregoing, in the event the Acid Neutralization Tank is damaged or repairs to the Acid Neutralization Tank are required as a result of the improper use of the Acid Neutralization Tank by Tenant, Tenant shall be responsible for one hundred percent (100%) of the cost of any repairs or replacement required as a result of such improper use by Tenant, regardless of whether the Acid Neutralization Tank is then being used by other tenant(s) or occupant(s) of the Building. Similarly, if the Acid Neutralization Tank is damaged, or if repairs to the Acid Neutralization Tank are required as a result of the improper use of the Acid Neutralization Tank by other tenant(s) or occupant(s) of the Building, then Tenant shall have no responsibility for the cost of any repairs or replacements required as a result of such improper use by such other tenant(s) or occupant(s).

16.13 Tenant shall Indemnify the Landlord Indemnitees from and against any and all Claims, including (a) diminution in value of the Project or any portion thereof, (b) damages for the loss or restriction on use of rentable or usable space or of any amenity of the Project, (c) damages arising from any adverse impact on marketing of space in the Project or any portion thereof and (d) sums paid in settlement of Claims that arise during or after the Term as a result of Tenant’s improper use of the Acid Neutralization Tank, except to the extent the foregoing results from the negligence or willful misconduct of Landlord, any of Landlord Indemnitees or any other tenant or occupant in the Building utilizing the Acid Neutralization Tank. This Indemnification by Tenant includes costs incurred in connection with any investigation of site conditions or any clean-up, remediation, removal or restoration required by any Governmental Authority arising from Tenant’s improper use of the Acid Neutralization Tank. Tenant, at its sole cost and expense, shall be responsible for all janitorial, cleaning, and waste removal services to the Premises. Any vendors providing such janitorial, cleaning and waste removal services shall be subject to Landlord’s prior written approval, not to be unreasonably withheld, conditioned, or delayed. Landlord, at Landlord’s sole cost and expense, shall provide a trash dumpster and/or trash compactor at the loading dock serving the Building for Tenant’s disposal of non-hazardous and non-controlled substances. The cost of repairing, maintaining, and operating such trash dumpster and/or compactor shall be an Operating Expense.

17. Alterations.

17.1. Tenant shall make no alterations, additions or improvements other than the Tenant Improvements in or to the Premises or engage in any construction, demolition, reconstruction, renovation or other work (whether major or minor) of any kind in, at or serving the Premises (“Alterations”) without Landlord’s prior written approval, which approval Landlord shall not unreasonably withhold; provided, however, that, in the event any proposed Alteration affects (a) any structural portions of the Building, including exterior walls, the roof, the foundation or slab, foundation or slab systems (including barriers and subslab systems) or the core of the Building, (b) the exterior of the Building or (c) any Building systems, including elevator, plumbing, HVAC, electrical, security, life safety and power, then Landlord may withhold its approval in its sole but commercially reasonable discretion. Landlord shall respond to Tenant’s request for approval within ten (10) business days following receipt of all materials required for submission in connection therewith, as set forth in this Article 17. If Landlord fails to approve or disapprove, by written notice, plans properly submitted for approval by Tenant hereunder (accompanied by a cover letter with a statement, in bold and prominent print and referencing this Section 17.1 stating that FAILURE TO RESPOND WITHIN TEN (10) BUSINESS DAYS MAY RESULT IN DEEMED APPROVAL), then following delivery of a second, subsequent written notice from Tenant (accompanied by a cover letter with a statement, in bold and prominent print and referencing this Section 17.1 stating that FAILURE TO RESPOND WITHIN FIVE (5) DAYS SHALL RESULT IN DEEMED APPROVAL), if Landlord fails to respond within such five (5) day period, Landlord shall be deemed to have approved Tenant’s proposed Alterations. Tenant shall, in making any Alterations, use only those architects, contractors, suppliers and mechanics of which Landlord has given prior written approval in its sole discretion. In seeking Landlord’s approval, Tenant shall provide Landlord, at least thirty (30) days in advance of the desired commencement date of any proposed construction, with plans, specifications, bid proposals, certified stamped engineering drawings and calculations by Tenant’s engineer of record or architect of record (including connections to the Building’s structural system, modifications to the Building’s envelope, non-structural penetrations in slabs or walls, and modifications or tie-ins to life safety systems), work contracts, requests for laydown areas and such other information concerning the nature and cost of the Alterations as Landlord may reasonably request, provided that Tenant shall not commence any such Alterations that require Landlord’s consent unless and until Tenant has received the written approval of Landlord or Landlord has been deemed to have provided its approval pursuant to this Section 17.1. In no event shall Tenant use or Landlord be required to approve any architects, consultants, contractors, subcontractors or material suppliers that Landlord reasonably believes could cause labor disharmony or may not have sufficient experience, in Landlord’s reasonable opinion, to perform work in an occupied Class “A” laboratory research building. Notwithstanding the foregoing, Tenant may make strictly cosmetic changes to the Premises that do not require any permits or more than five (5) total contractors and subcontractors (“Cosmetic Alterations”) without Landlord’s consent; provided that (y) the cost of any Cosmetic Alterations does not exceed One Million Dollars ($1,000,000.00) in any one instance or Three Million Dollars ($3,000,000.00) annually, (z) such Cosmetic Alterations are not reasonably expected to have any material adverse effect on the Project and do not (i) require any structural or other substantial modifications to the Premises, (ii) require any changes to or adversely affect the Building systems, (iii) affect any exterior portion of the Building, or (iv) trigger any requirement under Applicable Laws that would require Landlord to make any alteration or improvement to the Premises or the Project.

17.2. Tenant shall not construct or permit to be constructed partitions or other obstructions that might interfere with free access to mechanical installation or service facilities of the Building or with other tenants’ components located within the Building, or interfere with the moving of Landlord’s equipment to or from the enclosures containing such installations or facilities.

17.3. Tenant shall accomplish any work performed on the Premises or the Building in such a manner as to permit any life safety systems to remain fully operable at all times.

17.4. Any work performed on the Premises, the Building or the Project by Tenant or Tenant’s contractors shall be done in full compliance with Applicable Laws. Within thirty (30) days after completion of any Alterations, Tenant shall provide Landlord with complete “as built” drawing print sets and electronic CADD files on disc (or files in such other current format in common use as Landlord reasonably approves or requires) showing any changes in the Premises, as well as a commissioning report prepared by a licensed, qualified commissioning agent hired by Tenant and approved by Landlord for all new or affected mechanical, electrical and plumbing systems. Any such “as built” plans shall show the applicable Alterations as an overlay on the Building as-built plans; provided that Landlord provides the Building “as built” plans to Tenant.

17.5. Before commencing any Alterations or Tenant Improvements, Tenant shall (a) give Landlord at least thirty (30) days’ prior written notice of the proposed commencement of such work and the names and addresses of the persons supplying labor or materials therefor so that Landlord may enter the Premises to post notices or to take any further action that Landlord may reasonably deem proper for the protection of Landlord’s interest in the Project, (b) with respect to the Tenant Improvements and Alterations that are in excess of Five Million Dollars ($5,000,000), secure, at Tenant’s own cost and expense, a lien indemnity bond satisfactory to Landlord for such work.

17.6. Tenant shall repair any damage to the Premises arising from Tenant’s removal of any property from the Premises. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

17.7. The Premises plus any Alterations; Signage; Tenant Improvements; attached equipment, decorations, fixtures and trade fixtures; movable laboratory casework and related appliances; and other additions and improvements attached to or built into the Premises made by either of the parties (including all floor and wall coverings; paneling; sinks and related plumbing fixtures; laboratory benches; exterior venting fume hoods; walk-in freezers and refrigerators; ductwork; conduits; electrical panels and circuits; attached machinery and equipment; and built-in furniture and cabinets, in each case, together with all additions and accessories thereto), shall at all times remain the property of Landlord, shall remain in the Premises and shall be surrendered to Landlord upon the expiration or earlier termination of this Lease. Notwithstanding anything in this Section 17.7 to the contrary, Tenant shall have the right to remove any personal property installed by Tenant in the Premises; however all Alterations and Tenant Improvements shall remain with the Premises unless otherwise directed by Landlord at the time Landlord approves such Alteration or Tenant Improvement and only if it is a highly specialized Alteration or Tenant Improvement such as the network operations center, flight simulator or vivarium, subject to Tenant’s obligations under Section 17.6; and further provided that in no event will Landlord require removal of standard improvements such as general office improvements, general manufacturing improvements, or clean rooms.

17.8. Notwithstanding any other provision of this Article to the contrary, in no event shall Tenant remove any improvement from the Premises in which any Lender has a security interest or as to which Landlord contributed payment, including the Tenant Improvements, without Landlord’s prior written consent in its sole discretion.

17.9. If Tenant fails to remove any of its property that is required by the terms of this Lease to be removed from the Premises prior to the expiration or earlier termination of this Lease, then Landlord may remove and store the same in any manner that Landlord shall choose without liability to Tenant for loss thereof or damage thereto, and Tenant shall pay Landlord, upon demand, any costs and expenses incurred due to such removal and storage or Landlord may, at its sole option and without notice to Tenant, sell such all or any portion of such property at private sale and without legal process for such price as Landlord may obtain and apply the proceeds of such sale against any (a) amounts due by Tenant to Landlord under this Lease and (b) any expenses incident to the removal, storage and sale of such personal property.

17.10. Excluding the Tenant Improvements (for which Tenant’s reimbursement obligations to Landlord for costs incurred in connection therewith are set forth in the Work Letter attached hereto as Exhibit B), Tenant shall pay to Landlord, within thirty (30) days of request, an amount equal to Landlord’s third party, out of pocket expenses incurred by Landlord in the review and approval of all Alterations (but not including Cosmetic Alterations). Tenant shall reimburse Landlord for any extra expenses incurred by Landlord by reason of faulty work done by Tenant or its contractors, or by reason of delays arising from such faulty work, or by reason of inadequate clean-up.

17.11. Within sixty (60) days after final completion of the Tenant Improvements or any Alterations performed by Tenant with respect to the Premises, Tenant shall submit to Landlord documentation showing the amounts expended by Tenant with respect to such Tenant Improvements and Alterations, together with supporting documentation reasonably acceptable to Landlord.

17.12. Tenant shall take, and shall cause its contractors to take, commercially reasonable steps to protect the Premises during the performance of any Alterations or Tenant Improvements, including covering or temporarily removing any window coverings so as to guard against dust, debris or damage.

17.13. Tenant shall require its contractors and subcontractors performing work on the Premises to include Landlord, and BioMed Realty III LP and their respective officers, employees, directors, representatives, agents, general partners, members, subsidiaries, affiliates and Lenders (collectively with Landlord, the “Landlord Parties”) as additional insureds on their respective insurance policies.

18. Repairs and Maintenance.

18.1. Landlord shall repair and maintain those portions of the Premises and the equipment and facilities therein set forth on the Landlord/Tenant Maintenance Responsibility Matrix attached hereto as Exhibit H that are designated in the column entitled “Maintained by Landlord” (the “Landlord Maintenance Items”) in good condition and repair, as customary for similar first-class properties in the Cambridge/Boston/Somerville market, damage thereto from ordinary wear and tear excepted. From time to time, Landlord and Tenant shall consult regarding staffing levels and vendors providing services in connection with Landlord Maintenance Items and Landlord and Tenant shall collaborate as reasonably required to see that such services are provided in an appropriate manner necessary to meet Landlord’s obligations under this Lease in a commercially reasonable manner.

18.2. Except for services of Landlord required by Section 18.1, Tenant shall, at Tenant’s sole cost and expense, repair, maintain and keep the Premises, including without limitation, maintain those portions of the Premises and the equipment and facilities therein set forth on the Landlord/Tenant Responsibility Matrix attached hereto as Exhibit H that are designated in the column entitled “Maintained by Tenant”, in good condition and repair, and shall not defer any required maintenance, as customary for similar first-class properties, damage thereto from ordinary wear and tear excepted. Tenant shall, upon the expiration or sooner termination of the Term, surrender the Premises to Landlord in as good a condition as when received, ordinary wear and tear excepted and, except as otherwise permitted pursuant to clause (b) of Section 17.7 above, with the Tenant Improvements in substantially the same condition as existed upon substantial completion thereof. Landlord shall have no obligation to alter, remodel, improve, repair, decorate or paint the Premises or any part thereof.

18.3. Throughout the Term of the Lease, Tenant shall, at Tenant’s sole cost and expense, maintain copies of all service contracts, service, repair and maintenance records, and inspection reports on all equipment installed by or maintained by Tenant. Tenant shall, within ten (10) days after receipt of written notice from Landlord, provide to Landlord any maintenance records, service or inspection reports that Landlord reasonably requests. Upon surrender of the Premises upon the expiration or earlier termination of this Lease, Tenant shall provide Landlord with all original equipment manufacturer (OEM) manuals for any equipment installed and not removed by Tenant. Landlord, not more than once during every three (3) years of the Term of this Lease, shall also have the right to perform an audit of the equipment serving the Premises in the form of a facilities condition assessment or similar report at Tenant’s cost. To the extent such audit recommends corrective action, Tenant shall promptly perform such corrective action as part of its repair and maintenance obligations. If Landlord determines that Tenant is not properly maintaining any system or equipment that is Tenant’s obligation to repair and maintain pursuant to this Article or otherwise under this Lease, Landlord shall have the option to assume Tenant’s responsibilities with respect thereto (either on a one-time or longer basis), and any costs or expenses incurred or payments made by Landlord as a result of Tenant failing to properly maintain any such or equipment shall be deemed Additional Rent payable by Tenant within thirty (30) days after receipt of an invoice therefor.

18.4. Landlord shall not be liable for any failure to make any repairs or to perform any maintenance that is Landlord’s obligation pursuant to this Lease unless such failure shall persist for an unreasonable time after Tenant provides Landlord with written notice of the need of such repairs or maintenance. Subject to Tenant’s rights under Section 18.8 below, Tenant waives its rights under Applicable Laws now or hereafter in effect to make repairs at Landlord’s expense.

18.5. This Article 18 relates to repairs and maintenance arising in the ordinary course of operation of the Building and the Project. In the event of a casualty described in Article 24, Article 24 shall apply in lieu of this Article. In the event of eminent domain, Article 25 shall apply in lieu of this Article.

18.6. Except as otherwise expressly set forth in Section 18.7 below, costs incurred by Landlord pursuant to this Article, including without limitation, Section 18.1, shall constitute Operating Expenses.

18.7. In addition to Tenant’s repair, maintenance, replacement and management obligations identified above in Section 18.2, and provided Tenant is the sole tenant in the Building, Tenant shall be entitled to elect, in Tenant’s sole and absolute discretion, to assume any one (1) or more of the Landlord Maintenance Items where the same solely serves the Premises and is located entirely within the Building, through written notice to Landlord delivered no later than October 1st of any calendar year for the assumption of any identified Landlord Maintenance Items beginning on January 1st of the following calendar year. Any such assumption of specified Landlord Maintenance Items by Tenant (as the same may be approved by Landlord, the “Assumed Tenant Maintenance Items”) shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed, including a review and approval by Landlord of Tenant’s proposed vendors as well as Tenant’s maintenance plan, five (5)-year capital expense plan, and annual operating and capital expense budget (collectively the “Management Documents”). Tenant shall manage, repair, and maintain the Assumed Tenant Maintenance Items in good condition and repair, as customary for similar first-class properties, in compliance with Landlord’s obligations under any Mortgage and Applicable Laws, and any capital replacements and projects shall be approved by Landlord as Alterations as provided in Article 17. The costs and expenses of maintaining, repairing and replacing the Assumed Tenant Maintenance Items shall be paid by Tenant and shall not be included by Landlord in Operating Expenses and charged to Tenant in accordance with Section 9.1 of this Lease on account of the period during which Tenant has assumed the same. Notwithstanding anything set forth herein to the contrary, Tenant’s obligations for the repair, maintenance, replacement and management of the Assumed Tenant Maintenance Items shall include an obligation by Tenant to perform all capital repair, maintenance, replacement and management responsibilities related to the Assumed Tenant Maintenance Items, regardless of when the same may be required during the Term. Tenant shall provide copies of any vendor contracts related to Assumed Tenant Maintenance Items to Landlord within ten (10) business days following Tenant’s receipt of Landlord’s written request therefor, which contracts shall provide for termination upon thirty (30) days’ prior notice and shall be in customary form and substance for, and with contractors specializing and experienced in, the repair, maintenance, replacement and management of the Assumed Tenant Maintenance Items. In the event that Tenant assumes repair, maintenance, replacement and management obligations for any Assumed Tenant Maintenance Items, Landlord shall use commercially reasonable efforts to terminate or cause the termination of, or assignment to Tenant if requested by Tenant, of any then-existing service contracts for the Assumed Tenant Maintenance Items, Tenant’s assumption shall only be effective after the termination or assignment of such then-existing service contracts and Tenant shall be responsible for promptly reimbursing Landlord for any and all third-party termination and/or severance costs actually incurred by Landlord under its then-existing service contracts for the Assumed Tenant Maintenance Items in order to accommodate the assumption of the Assumed Tenant Maintenance Items by Tenant. During periods where Tenant has assumed any Assumed Tenant Maintenance Items, Landlord is relieved of its obligation to repair, replace and maintain the same. At all times when Tenant is responsible for Assumed Tenant Maintenance Items, Tenant must (i) employ facilities personnel in a manner and to the extent consistent with first-class management practices at comparable buildings (and so long as there will always be at least one (1) such facilities person located in the onsite Property Management Office during business hours) and having sufficient education, engineering and facilities management experience, skill, and expertise to manage a first-class, technically-advanced, single tenant lab/office building of the type and nature of the Building, in Landlord’s discretion (the “Management Standard”) or (ii) employ a reputable third-party property manager at the Building with a proven history of managing first-class lab/office buildings on a national scale, meeting the Management Standard, in either case as evidenced to Landlord in writing.

Tenant shall submit annually by October 15th for Landlord’s approval, such approval not to be unreasonably withheld, (a) the Management Documents for the Assumed Tenant Maintenance Items (if any) and (b) an annual operating and capital expense budget for all of Tenant’s repair, maintenance, replacement and management obligations under this Lease. Landlord shall respond to any such submission within forty-five (45) days following Landlord’s receipt of all information required hereunder. Landlord shall have the ongoing right to inspect, perform maintenance audits (not to exceed twice per calendar year) and contract for an independent facility condition assessment (not to exceed once every three (3) calendar years) (the cost of the foregoing to be split equally by Landlord and Tenant) to monitor Tenant’s repair, maintenance, replacement and management obligations under this Lease. Additionally, Tenant shall maintain and shall submit to Landlord on an annual basis: (t) a detailed summary of service contractors who have performed work at the Premises (which shall include a detailed description of the service provided, dates on which such service was provided, a summary of scope of work performed, the types of insurance carried by such contractor, and such other information as may be reasonably required by Landlord), (u) reports on all material maintenance performed at the Premises (including without limitation, water treatment, fire and life safety, and MEP), and (v) copies of all licenses and permits issued to Tenant in connection with its use and occupancy of the Premises. In the event that Tenant fails to timely make a repair or perform maintenance with respect to any Assumed Tenant Maintenance Items under this Lease, then Landlord shall have the right to terminate Tenant’s rights to assume such obligation by at least ten (10) days’ prior written notice, together with the self-help and other rights as more specifically set forth in this Section 18.7; provided, however, that the costs associated with any capital repair or replacement for any Assumed Tenant Maintenance Item performed by Landlord shall be included in Operating Expenses and charged to Tenant in accordance with Section 9.1 of this Lease. Notwithstanding anything set forth herein to the contrary, Landlord shall also be entitled to pass through to Tenant as Operating Expenses all of its reasonable third-party out-of-pocket costs actually incurred by Landlord related to inspections, audits and assessments under this Section 18.7, to the extent Landlord is not otherwise reimbursed for such costs by Tenant. The provisions of this Section 18.7 are personal to the originally named Tenant and any assignee of such Tenant’s interests in this Lease pursuant to an Exempt Transfer.

18.8. Provided that Tenant is the sole tenant of the Building, in the event that Landlord fails to timely make a repair or perform maintenance that is Landlord’s obligation pursuant to this Lease, and such failure materially and adversely affects Tenant’s ability to use, occupy, or access the Premises for the Permitted Use, Tenant may notify Landlord of such failure and, if Landlord does not make the repair or perform the maintenance within thirty (30) days after Landlord’s receipt of such notice (or, if such repair or maintenance cannot reasonably be completed with such 30-day period, Landlord does not commence such repair or maintenance within such applicable time period and diligently prosecute the same to completion), or (i) if the failure to repair a life safety system that is Landlord’s obligation to repair under the Lease will cause the Building to not be in compliance with Applicable Laws, (ii) a failure to repair a Building component that is Landlord’s obligation to repair under this Lease that causes a material adverse effect on Tenant’s use and operation of the vivarium or network operations center and, in the case of the foregoing clauses (i) and (ii), Landlord does not commence and diligently pursue such repair within twenty four (24) hours after receipt of written (including email) notice from Tenant, or (iii) in the event of an Emergency (as defined below), Tenant may perform the repair or maintenance and Landlord shall reimburse Tenant for its reasonable out-of-pocket costs for performing the same within thirty (30) days (unless delayed by equipment manufacturing lead times or product availability delays) after receipt of an invoice from Tenant therefor, together with reasonable back-up and applicable lien waivers for such work. If Landlord fails to reimburse Tenant as required herein then Tenant may offset all such costs from its next due payments of Base Rent, until such amounts are fully offset. In no event may Tenant exercise its rights under this Section 18.8 in a manner that violates the terms of any warranty applicable to the Building, including the warranties for the curtain wall and the roof. As used in this Section 18.8, the term “Emergency” shall mean any situation where a reasonable person would conclude that a particular action is immediately necessary to avoid imminent danger to the portion of the Premises that constitutes the network operations center or vivarium. In the event of any Emergency for which Tenant exercises its rights under this Section 18.8, Tenant shall notify Landlord as soon as is practically possible upon the occurrence of the Emergency. Notwithstanding anything in this Section 18.8 to the contrary, before performing any such repairs or maintenance, Tenant shall notify Landlord of Tenant’s intent to do so and shall reasonably coordinate with Landlord. Any disputes regarding Tenant’s right to have undertaken any such self-help remedy or the amount of reimbursement claimed by Tenant shall be resolved by arbitration as follows: the parties shall promptly meet and confer to attempt in good faith to resolve such dispute, and if such dispute is not resolved within thirty (30) days after Landlord delivers written notice of such dispute to Tenant, the parties shall direct the Boston office of the American Arbitration Association (“AAA”) to appoint an arbitrator who shall have a minimum of ten (10) years’ experience in commercial real estate disputes and who shall not be affiliated with either Landlord or Tenant and has not worked for either party or its affiliates at any time during the prior five (5) years. Both Landlord and Tenant shall have the opportunity to present evidence and outside consultants to the arbitrator. The arbitration shall be conducted in accordance with the expedited commercial arbitration rules of the AAA insofar as such rules are not inconsistent with the provisions of this Lease (in which case the provisions of this Lease shall govern). The cost of the arbitration (exclusive of each party’s witness and attorneys’ fees, which shall be paid by such party) shall be borne equally by the parties. The arbitrator’s decision shall be final and binding on the parties.

19. Liens.

19.1. Subject to the immediately succeeding sentence, Tenant shall keep the Premises, the Building and the Project free from any liens arising from work or services performed, materials furnished to or obligations incurred by Tenant. Tenant further covenants and agrees that any mechanic’s or materialman’s lien filed against the Premises, the Building or the Project for work or services claimed to have been done for, or materials claimed to have been furnished to, or obligations incurred by Tenant shall be discharged or bonded by Tenant within fifteen (15) business days after the filing thereof, at Tenant’s sole cost and expense.

19.2. Should Tenant fail to discharge or bond against any lien of the nature described in Section 19.1, Landlord may, at Landlord’s election, pay such claim or post a statutory lien bond or otherwise provide security to eliminate the lien as a claim against title, and Tenant shall immediately reimburse Landlord for the costs thereof as Additional Rent. Tenant shall Indemnify the Landlord Indemnitees from and against any Claims arising from any such liens, including any administrative, court or other legal proceedings related to such liens.

19.3. In the event that Tenant leases or finances the acquisition of office equipment, furnishings or other personal property of a removable nature utilized by Tenant in the operation of Tenant’s business, or if Tenant finances the Tenant Improvements, Tenant warrants that any Uniform Commercial Code financing statement shall indicate that such financing statement is applicable only to removable personal property of Tenant located within the Premises. In no event shall the address of the Premises, the Building or the Project be furnished on a financing statement without qualifying language as to applicability of the lien only to removable personal property located in an identified suite leased by Tenant. Should any holder of a financing statement record or place of record a financing statement that appears to constitute a lien against any interest of Landlord or against equipment that may be located other than within an identified suite leased by Tenant, Tenant shall, within ten (10) days after filing such financing statement, cause (a) a copy of the lender security agreement or other documents to which the financing statement pertains to be furnished to Landlord to facilitate Landlord’s ability to demonstrate that the lien of such financing statement is not applicable to Landlord’s interest and (b) Tenant’s lender to amend such financing statement and any other documents of record to clarify that any liens imposed thereby are not applicable to any interest of Landlord in the Premises, the Building or the Project. With respect to any such financing by Tenant, Landlord agrees to enter into a so-called Landlord Waiver and Consent with Tenant’s lender on commercially reasonably terms that are acceptable to Landlord. Any such Landlord and Waiver and Consent shall be limited only to office equipment, furnishings or other personal property of Tenant and expressly shall not include granting rights to Tenant’s lender to any of the items set forth in Section 17.7 that are to remain at the Premises at the expiration or earlier termination of this Lease.

20. Estoppel Certificate. Tenant shall, within ten (10) business days after receipt of written notice from Landlord, execute, acknowledge and deliver a statement in writing substantially in the form attached to this Lease as Exhibit F, or on any other form reasonably requested by a current or proposed Lender, encumbrancer or purchaser or investor, (a) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which rental and other charges are paid in advance, if any, (b) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed, and (c) setting forth such further information with respect to this Lease or the Premises as may be requested thereon. Any such statements may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the Property. Tenant’s failure to deliver any such statement within the prescribed time shall after a second request and five (5) additional days for Tenant to respond be binding upon Tenant that the Lease is in full force and effect and without modification except as may be represented by Landlord in any certificate prepared by Landlord and delivered to Tenant for execution.

21. Hazardous Materials.

21.1. Tenant shall not cause or permit any Hazardous Materials (as defined below) to be used, handled, generated, or stored in, on, under or about the Premises, the Building or the Project in violation of Environmental Requirements by Tenant or any of its affiliates, employees, agents, contractors or invitees (collectively with Tenant, each a “Tenant Party”), nor cause or permit any Hazardous Materials to be Released in, on, under or about the Premises, the Building or the Project by Tenant or any Tenant Parties. If (a) Tenant breaches such obligation, or (b) a Release of Hazardous Materials otherwise occurs within the Premises during the Term or during any holdover occupancy by Tenant after the Term other than (i) if such Release results from migration of Hazardous Materials from outside the Premises not caused by a Tenant Party or (ii) to the extent such Release is caused by Landlord or its agents, employees or contractors, then Tenant shall Indemnify the Landlord Indemnitees from and against any and all Claims of any kind or nature arising from a breach under Subsection 21.1(a) and/or a Release under Subsection 21.1(b), including (w) diminution in value of the Project or any portion thereof, (x) damages for the loss or restriction on use of rentable or usable space or of any amenity of the Project, (y) damages arising from any adverse impact on marketing of space in the Project or any portion thereof and (z) sums paid in settlement of Claims that arise before, during or after the Term as a result of a breach under Subsection 21.1(a) and/or a Release under Subsection 21.1(b). This Indemnification by Tenant includes costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work required by Environmental Requirements because of Hazardous Materials present in the air, soil, soil vapor or groundwater above, on, under or about the Project. Without limiting the foregoing, if the presence of any Hazardous Materials in, on, under or about the Project, any portion thereof or any adjacent property caused or permitted by any Tenant Party results in any Release of Hazardous Materials to the Project, any portion thereof or any adjacent property, then Tenant shall promptly take all actions at its sole cost and expense as are necessary to return the Project, any portion thereof or any adjacent property to its respective condition existing prior to the time of such Release; provided that Landlord’s written approval of such action shall first be obtained, which approval Landlord shall not unreasonably withhold; and provided, further, that it shall be reasonable for Landlord to withhold its consent if such actions could have a material adverse long-term or short-term effect on the Project, any portion thereof or any adjacent property. Tenant’s obligations under this Section shall not be affected, reduced or limited by any limitation on the amount or type of damages, compensation or benefits payable by or for Tenant under workers’ compensation acts, disability benefit acts, employee benefit acts or similar legislation.

21.2. Tenant may operate its business according to the custom of Tenant’s industry so long as the use or presence of Hazardous Materials is strictly and properly monitored in accordance with Environmental Requirements. Prior to the earlier of (i) the Rent Commencement Date and (ii) thirty (30) days prior to the date Tenant intends to occupy the Premises for the Permitted Uses, Tenant shall deliver to Landlord (a) a list identifying each type of Hazardous Material to be present at the Premises that is subject to regulation under any Environmental Requirements in the form of a Tier II form pursuant to Section 312 of the Emergency Planning and Community Right-to-Know Act of 1986 (or any successor statute) or any other form reasonably requested by Landlord and setting forth all approvals or permits from Governmental Authorities required in connection with the presence of such Hazardous Material at the Premises, and (b) true and correct copies of the following relating to the presence or suspected or threatened presence of Hazardous Materials at the Premises: permits, approvals, audits, reports and correspondence, storage and management plans, documents pertaining to the installation, operation or closure of Hazardous Materials storage tanks, and notices of responsibility and/or violation (collectively, “Hazardous Materials Documents”). Tenant shall deliver to Landlord updated Hazardous Materials Documents (x) upon Landlord’s request, but not more than once per calendar year (or more frequently in connection with any refinancing by Landlord or sale or ground leasing of the Property or Building), (y) any time that Tenant is required to deliver a Hazardous Materials List to any Governmental Authority (e.g., the fire department) in connection with Tenant’s use or occupancy of the Premises, and (z) concurrent with Tenant’s receipt from or submission to a Governmental Authority of Hazardous Materials Documents. Notwithstanding anything in this Section to the contrary, Tenant shall not be required to provide Landlord with any documents containing information of a proprietary nature, unless such documents contain a reference to Hazardous Materials or activities related to Hazardous Materials.

21.3. At any time, and from time to time prior to the expiration of the Term, but not more than once every five (5) years (or more frequently in connection with any refinancing by Landlord or sale or ground leasing of the Property or Building, or pursuant to Applicable Law, or if Landlord has a reasonable basis to believe that Tenant has breached this Section 21), Landlord shall have the right to conduct environmental investigations of the Project or any portion thereof, including but not limited to a Phase I Environmental Site Assessment, Phase II Subsurface Investigation, Hazardous Materials survey, or audit of the Hazardous Materials Documents, to demonstrate whether Hazardous Materials have been used, handled, generated, stored, Released or disposed of at the Project in violation of this Lease. Tenant shall pay all reasonable costs of such investigations only if such investigation reveal that Hazardous Materials exist at the Project in violation of this Lease.

21.4. Tenant shall promptly report to Landlord (a) any actual or suspected presence of mold or water intrusion at the Premises and (b) any Release of Hazardous Materials in the Project which Tenant becomes aware of during the Term, whether caused by Tenant or any Tenant Party.

21.5. Tenant’s obligations under this Article shall survive the expiration or earlier termination of the Lease. During any period of time needed by Tenant or Landlord after the termination of this Lease to complete the removal from the Premises of any such Hazardous Materials, Tenant shall be deemed a holdover tenant and subject to the provisions of Article 27.

21.6. As used herein, the term “Hazardous Material” means any toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous substance, material or waste that is or becomes regulated by Environmental Requirements. As used herein, the term “Environmental Requirements” means all applicable present and future laws, statutes, regulations, ordinances, rules, codes, judgments, orders or other similar enactments of any Governmental Authority having jurisdiction concerning environmental, health and safety matters, including but not limited to any discharge by any of the Tenant Parties into the air (including indoor air and outdoor air), surface water, sewers, soil or groundwater of any Hazardous Material whether within or outside the Premises, including without limitation (a) the Federal Water Pollution Control Act, (b) the Federal Resource Conservation and Recovery Act, (c) the Comprehensive Environmental Response, Compensation and Liability Act, (d) the Toxic Substances Control Act of 1976, all (e) all state and local counterparts thereto. As used herein, the term “Release” or “Released” or “Releases” shall mean any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing, or other movement of Hazardous Materials into environment.

21.7. Notwithstanding anything to the contrary in this Lease, Landlord shall have sole control over the equitable allocation of fire control areas (as defined in the Uniform Building Code as adopted by the city or municipality(ies) in which the Project is located (the “UBC”)) within the Project for the storage of Hazardous Materials. Notwithstanding anything to the contrary in this Lease, the quantity of Hazardous Materials allowed by this Section is specific to Tenant and shall not run with the Lease in the event of a Transfer (as defined in Article 29) except for an Exempt Transfer. In the event of a Transfer that is not an Exempt Transfer, if the use of Hazardous Materials by such new tenant (“New Tenant”) is such that New Tenant utilizes fire control areas in the Project in excess of New Tenant’s Pro Rata Share of the Project, then New Tenant shall, at its sole cost and expense and upon Landlord’s written request, establish and maintain a separate area of the Premises classified by the UBC as an “H” occupancy area for the use and storage of Hazardous Materials, or take such other action as is necessary to ensure that its share of the fire control areas of the Project is not greater than New Tenant’s Pro Rata Share of the Project. Notwithstanding anything in this Lease to the contrary, Landlord shall not have and expressly disclaims any liability related to Tenant’s or other tenants’ use or disposal of fire control areas, it being acknowledged by Tenant that Tenant and other tenants are best suited to evaluate the safety and efficacy of its Hazardous Materials usage and procedures.

21.8. Landlord shall indemnify and hold harmless Tenant from any and all claims, damages, fines, judgments, penalties, costs, expenses or liabilities (including, without limitation, any and all sums paid for settlement of claims, reasonable attorneys’ fees, consultant and expert fees) (collectively, “Claims”) arising from (a) the presence of Hazardous Materials in, on or about the Property, Building or Premises as of the Effective Date in violation of Environmental Requirements and not caused by Tenant or any Tenant Party (“Pre-Existing Hazardous Materials”), (b) the migration of Hazardous Materials to the Property from real property that is not part of the Property and that is not the result of the actions of Tenant or any Tenant Party, or (c) Releases of Hazardous Materials on the Premises to the extent caused by Landlord or its agents, employees, or contracts; provided, however, that Landlord shall have no obligation to indemnify or hold Tenant harmless for Claims with respect to (w) those Hazardous Materials covered by Tenant’s responsibilities under Section 21.1; (x) Pre-Existing Hazardous Materials exacerbated by the acts or omissions of Tenant or any Tenant Party; (y) Pre-Existing Hazardous Materials known to Tenant or any Tenant Party; or (z) any punitive, consequential, special or indirect damages (e.g. loss of use, loss of profits, injury to Tenant’s business, loss of revenues and/or income).

22. Odors and Exhaust. Landlord and Tenant agree as follows:

22.1. Tenant shall not cause or permit (or conduct any activities that would cause) any release of any odors or fumes of any kind from the Premises.

22.2. If the Building has a ventilation system that, in Landlord’s judgment, is adequate, suitable, and appropriate to vent the Premises in a manner that does not release odors affecting any indoor or outdoor part of the Project, Tenant shall vent the Premises through such system. If Landlord at any time determines that any existing ventilation system is inadequate to maintain the Project (indoor and outdoor areas) in an odor free manner, or if no ventilation system exists, Tenant shall vent all fumes and odors from the Premises (and remove odors from Tenant’s exhaust stream) as Landlord reasonably requires. Tenant acknowledges that Landlord may require Tenant to abate and remove all odors in a manner that goes beyond the requirements of Applicable Laws.

22.3. Tenant shall, at Tenant’s sole cost and expense, provide odor eliminators and other devices (such as filters, air cleaners, scrubbers and whatever other equipment may in Landlord’s judgment be necessary or appropriate from time to time) to completely remove, eliminate and abate any odors, fumes or other substances in Tenant’s exhaust stream that, in Landlord’s judgment, emanate from Tenant’s Premises. Any work Tenant performs under this Section shall constitute Alterations.

22.4. If Tenant fails to commence to install and diligently pursue installation of satisfactory odor control equipment within thirty (30) days after Landlord’s demand made at any time, then Landlord may, without limiting Landlord’s other rights and remedies, require Tenant to cease and suspend any operations in the Premises that, in Landlord’s determination, cause odors, fumes or exhaust.

23. Insurance.

23.1. Landlord shall maintain all risk property insurance (subject to standard policy terms, conditions, limitations and exclusions) on a replacement cost basis with limits, sub-limits and deductibles as are customary for similar properties in the region, which Landlord shall determine in its sole discretion. Landlord, subject to availability thereof, shall further insure, if Landlord deems it appropriate, coverage against flood, environmental hazard, earthquake, loss or failure of building equipment, and rental loss during the period of repairs or rebuilding, in each case with limits, sub-limits and deductibles as are customary for similar properties in the region, which Landlord shall determine in its sole discretion. Notwithstanding the foregoing, Landlord may provide insurance for any improvements installed by Tenant or that are in addition to the standard improvements customarily furnished by Landlord, without regard to whether such are made a part of or are affixed to the Building.

23.2. In addition, Landlord shall carry Commercial General Liability insurance with limits of not less than One Million Dollars ($1,000,000) per occurrence/general aggregate for bodily injury (including death), or property damage with respect to the Project.

23.3. Tenant shall, at its own cost and expense, procure and maintain during the Term the following insurance for the benefit of Tenant and Landlord (as their interests may appear) with insurers financially acceptable and lawfully authorized to do business in the state where the Premises are located:

(a) Commercial General Liability on an occurrence coverage form, at least as broad as the Insurance Services Offices Commercial General Liability Policy form CG 0001©, current edition, with minimum limits of $5,000,000 per occurrence. The general aggregate limit shall apply separately to this Property or Project or the general aggregate limit shall be twice the required occurrence limit. Such limits may be met by use of excess and/or umbrella liability insurance; provided that such coverage is at least as broad as the primary coverages required herein. There shall be no limitations or exclusions within the policy form or endorsements restricting liability coverage for Tenant’s activities within the Property or Project including but not limited to, testing, bloodborne pathogens, if applicable. Should such exclusions exist within Tenant’s Commercial General Liability coverage, Tenant shall maintain Professional Liability and/or Pollution Liability coverage as necessary in order to provide coverage for such activities and exposures.

(b) Commercial Automobile Liability insurance covering liability arising from the use or operation of any auto on behalf of Tenant or invited by Tenant (including those owned, hired, rented, leased, borrowed, scheduled or non-owned). Coverage shall be on a broad-based occurrence form in an amount not less than $5,000,000 combined single limit per accident for bodily injury and property damage, which limits may be met by use of excess and/or umbrella liability insurance, provided that such coverage is at least as broad as the primary coverages required herein.

(c) Commercial Property insurance covering property damage to the full replacement cost value and business interruption. Covered property shall include all tenant improvements, including the Tenant Improvements, in the Premises (to the extent not insured by Landlord pursuant to Section 23.1) and Tenant’s Property including personal property, furniture, fixtures, machinery, equipment, stock (including without limitation any animals), inventory and improvements and betterments, which may be owned by Tenant or Landlord and required to be insured hereunder, or which may be leased, rented, borrowed or in the care custody or control of Tenant, or Tenant’s agents, employees or subcontractors. Such insurance, with respect only to all Tenant Improvements, Alterations or other work performed on the Premises by Tenant (collectively, “Tenant Work”), shall name Landlord and Landlord’s current and future mortgagees as loss payees as their interests may appear. Such insurance shall be written on an “all risk” of physical loss or damage basis including the perils of fire, extended coverage, electrical injury, mechanical breakdown, windstorm, vandalism, malicious mischief, sprinkler leakage, back-up of sewers or drains, flood, earthquake, terrorism and such other risks Landlord may from time to time designate, for the full replacement cost value of the covered items with an agreed amount endorsement with no co-insurance. Business interruption coverage shall have limits sufficient to cover Tenant’s lost profits and necessary continuing expenses, including rents due Landlord under the Lease. The minimum period of indemnity for business interruption coverage shall be twenty-four (24) months.

(d) Workers’ Compensation in compliance with all Applicable Laws or as may be available on a voluntary basis. Employer’s Liability must be at least in the amount of $1,000,000 for bodily injury by accident for each employee, $1,000,000 for bodily injury by disease for each employee, and $1,000,000 bodily injury by disease for policy limit.

(e) Pollution Legal Liability insurance is required if Tenant stores, handles, generates or treats Hazardous Materials, as determined solely by Landlord, on or about the Property or Project. Such coverage shall include bodily injury, sickness, disease, death or mental anguish or shock sustained by any person; property damage including physical injury to or destruction of tangible property including the resulting loss of use thereof, clean-up costs, and the loss of use of tangible property that has not been physically injured or destroyed; and defense costs, charges and expenses incurred in the investigation, adjustment or defense of claims for such compensatory damages. Coverage shall apply to both sudden and non-sudden pollution conditions including the discharge, dispersal, release or escape of smoke, vapors, soot, fumes, acids, alkalis, toxic chemicals, liquids or gases, waste materials or other irritants, contaminants or pollutants into or upon land, the atmosphere or any watercourse or body of water. Claims-made coverage is permitted, provided the policy retroactive date is continuously maintained prior to the commencement date of this agreement, and coverage is continuously maintained during all periods in which Tenant occupies the Premises and for a period of three (3) years thereafter. Coverage shall be maintained with limits of not less than $2,000,000 per incident; provided, however, that Landlord reserves the right to require Tenant to increase the minimum amount of coverage for Pollution Legal Liability Insurance up to $5,000,000 per incident after Tenant is fully operational in the Premises or after Landlord receives Tenant’s Hazardous Materials Documents and after any modifications or amendments thereto.

(f) During all construction by Tenant at the Premises, with respect to tenant improvements being constructed (including the Tenant Improvements and any Alterations, insurance required in Exhibit B-1 must be in place.

23.4. The insurance required of Tenant by this Article shall be with companies at all times having a current rating of not less than A- and financial category rating of at least Class VII in “A.M. Best’s Insurance Guide” current edition. Tenant shall provide evidence of insurance for all coverages required herein to Landlord. No such policy shall be cancellable except after thirty (30) days’ prior written notice to Landlord from Tenant or its insurers (except in the event of non-payment of premium, in which case ten (10) days’ written notice shall be given). All such policies shall be written on a primary, non-contributory basis. Tenant shall, before the date of expiration of such policies, provide Landlord with evidence of renewed insurance. If Tenant does not maintain such insurance, Landlord may (but shall not be required to) procure such insurance on Tenant’s behalf and at its cost to be paid by Tenant as Additional Rent. Commercial General Liability, Commercial Automobile Liability, Umbrella Liability and Pollution Legal Liability insurance as required above shall name the Landlord Parties as additional insureds as respects liability arising from Tenant’s use of the Property or Project. Tenant must disclose any self-insurance or self-insurance retentions, to Landlord in writing in advance, which shall be subject to Landlord’s prior written approval in its sole discretion. If Tenant self-insures with Landlord’s prior written approval, Tenant is itself acting as though it were providing the insurance required under the provisions of this Lease, and Tenant shall pay those amounts due in lieu of insurance proceeds that would have been covered and payable if the insurance policies had been carried for such self-insured coverages, which amounts shall be treated as insurance proceeds for all purposes under this Lease.

23.5. Tenant assumes the risk of damage to any fixtures, goods, inventory, merchandise, equipment and leasehold improvements, and Landlord shall not be liable for injury to Tenant’s business or any loss of income therefrom, relative to such damage, all as more particularly set forth within this Lease. Tenant shall, at Tenant’s sole cost and expense, carry such insurance as Tenant desires for Tenant’s protection with respect to personal property of Tenant or business interruption.

23.6. Tenant, on behalf of itself and its insurers, hereby waives any and all rights of recovery against the Landlord Parties with respect to any loss, damage, claims, suits or demands, howsoever caused, that are covered, or should have been covered, by valid and collectible workers’ compensation, employer’s liability insurance and other liability insurance required to obtained and carried by Tenant pursuant to this Article, including any deductibles or self-insurance maintained thereunder. Tenant agrees to endorse the required workers’ compensation, employer’s liability and other liability insurance policies to permit waivers of subrogation as required hereunder and hold harmless and indemnify the Landlord Parties for any loss or expense incurred as a result of a failure to obtain such waivers of subrogation from insurers. Such waivers shall continue so long as Tenant’s insurers so permit. Any termination of such a waiver shall be by written notice to Landlord, containing a description of the circumstances hereinafter set forth in this Section. Tenant, upon obtaining the policies of workers’ compensation, employer’s liability and other liability insurance required or permitted under this Lease, shall give notice to its insurance carriers that the foregoing waiver of subrogation is contained in this Lease. If such policies shall not be obtainable with such waiver or shall be so obtainable only at a premium over that chargeable without such waiver, then Tenant shall notify Landlord of such conditions.

23.7. Landlord may, from time to time, require insurance policy limits required under this Lease to be raised (i) to conform with requirements of Landlord’s Lender or (ii) not more than once every five (5) years, to bring coverage limits to levels then being required of new tenants within the Project.

23.8. In addition to other insurance required by this Lease to be carried by Tenant, if Tenant sells, merchandises, transfers, gives away or exchanges alcoholic beverages in, upon or from any part of the Premises, then Tenant shall, at Tenant’s sole cost and expense, purchase and maintain in full force and effect during the Term liquor liability insurance in form and substance satisfactory to Landlord, with total limits of liability for bodily injury, loss of means of support and property damage for each occurrence in an amount and with a carrier reasonably acceptable to Landlord, and otherwise in compliance with the general provisions of this Article governing the provision of insurance by Tenant. Such policy shall name the Landlord Parties as additional insureds against any liability by virtue of Applicable Laws concerning the use, sale or giving away of alcoholic beverages. If at any time such insurance is for any reason not in force, then during all and any such times no selling, merchandising, transferring, giving away or exchanging of alcoholic beverages shall be conducted by Tenant in, upon or from any part of the Premises.

23.9. Any costs incurred by Landlord pursuant to this Article shall constitute a portion of Operating Expenses.

23.10. Landlord and Tenant each hereby waive, and shall cause its insurers to waive, any and all rights of recovery against the other or against the officers, directors, employees, agents, general partners, members, subsidiaries, affiliates and Lenders of the other on account of loss or damage occasioned by such waiving party or its property or the property of others under such waiving party’s control, in each case to the extent that such loss or damage is insured against under any fire and extended coverage insurance policy that either Landlord or Tenant may have in force at the time of such loss or damage (or is required to carry under this Lease), except to the extent of the gross negligence or willful misconduct of the non-waiving party and its agents, employees, and contractors. Landlord and Tenant shall each ensure that its insurance policies permit waiver of liability and contain such waiver of subrogation clauses or endorsements.

23.11. The provisions of this Article shall survive the expiration or earlier termination of this Lease.

24. Damage or Destruction.

24.1. In the event of a partial destruction of the Premises or the Garage by fire or other perils covered by extended coverage insurance not exceeding fifty percent (50%) of the full insurable value thereof, and provided that (a) the damage thereto is such that the Premises or the Garage (as applicable) may be repaired, reconstructed or restored within a period of nine (9) months from the date of the happening of such casualty, (b) Landlord shall receive insurance proceeds from its insurer or Lender sufficient to cover the cost of such repairs, reconstruction and restoration (except for any deductible amount provided by Landlord’s policy, which deductible amount, if paid by Landlord, shall constitute an Operating Expense), and (c) such casualty was not intentionally caused by a Tenant Party, then Landlord shall commence and proceed diligently with the work of repair, reconstruction and restoration of the Premises or the Building or the Project (as applicable) and this Lease shall continue in full force and effect.

24.2. In the event of any damage to or destruction of the Building or the Project other than as described in Section 24.1, Landlord may elect (a) to repair, reconstruct and restore the Building or the Project, as applicable, in which case this Lease shall continue in full force and effect, or (b) not to repair, reconstruct and restore the Building or the Project, as applicable, in which case this Lease shall terminate as of the date of such damage or destruction (provided, however, if the damage and destruction is contained to areas of the Project outside of the Building and does not materially and adversely affect Tenant’s ability to use the Premises for the Permitted Use, then Landlord shall have the option to require this Lease continue in full force and effect, notwithstanding Landlord’s election not to repair, reconstruct and restore the damage and destruction). In the event of any damage or destruction to the Building or the Premises that materially and adversely affects Tenant’s ability to use the Premises for the Permitted Use (regardless of whether such damage is governed by Section 24.1 or this Section), if (a) in Landlord’s determination as set forth in the Damage Repair Estimate (as defined below), the Premises or the Building cannot be repaired, reconstructed or restored within twelve (12) months after the date of the Damage Repair Estimate, or (b) the damage and destruction occurs within the last twelve (12) months of the then-current Term, then Tenant shall have the right to terminate this Lease, effective as of the date of such damage or destruction, by delivering to Landlord its written notice of termination (a “Termination Notice”) no later than thirty (30) days after Landlord delivers to Tenant Landlord’s Damage Repair Estimate.

24.3. As soon as reasonably practicable, but in any event within sixty (60) days following the date of damage or destruction, Landlord shall notify Tenant of Landlord’s good faith estimate of the period of time in which the repairs, reconstruction and restoration will be completed (the “Damage Repair Estimate”), which estimate shall be based upon the opinion of a contractor reasonably selected by Landlord and experienced in comparable repair, reconstruction and restoration of similar buildings. Additionally, Landlord shall give written notice to Tenant within sixty (60) days following the date of damage or destruction of its election not to repair, reconstruct or restore the Building or the Project, as applicable.

24.4. Upon any termination of this Lease under any of the provisions of this Article, the parties shall be released without further obligation to the other from the date possession of the Premises is surrendered to Landlord, except with regard to (a) items occurring prior to the damage or destruction and (b) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof.

24.5. Landlord will not be liable for any inconvenience or annoyance to any Tenant Party or business interruption resulting in any way from any damage or destruction or the repair or restoration thereof; provided, that, in the event of repair, reconstruction and restoration as provided in this Article, all Rent to be paid by Tenant under this Lease shall be abated proportionately based on the extent to which Tenant’s use of the Premises is impaired during the period of such repair, reconstruction or restoration, unless Landlord provides Tenant with other space during the period of repair, reconstruction and restoration that, in Tenant’s reasonable opinion, is suitable for the temporary conduct of Tenant’s business. In the event Landlord elects to cause Tenant to restore any Tenant Improvements or other improvements originally provided by Landlord serving the Premises, the foregoing rent abatement will end as of the date upon which Tenant would has completed the repairs and/or restoration using reasonable due diligence.

24.6. Notwithstanding anything to the contrary contained in this Article, (a) Landlord’s obligations shall be conditioned upon Landlord receiving any permits or authorizations required by Applicable Laws, the CC&Rs and any other Property Operations Documents, and any applicable Loan Documents, and (b) should Landlord be delayed or prevented from completing the repair, reconstruction or restoration of the damage or destruction to the Premises after the occurrence of such damage or destruction by Force Majeure (as defined below) or delays caused by a Lender or Tenant Party, then the time for Landlord to commence or complete repairs, reconstruction and restoration shall be extended on a day-for-day basis; provided, however, that, at Landlord’s election, Landlord shall be relieved of its obligation to make such repairs, reconstruction and restoration if the time to complete such repairs, reconstruction, or restoration will exceed the nine (9) month period set forth in Section 24.1 above.

24.7. If Landlord is obligated to or elects to repair, reconstruct or restore as herein provided, then Landlord shall be obligated to make such repairs, reconstruction or restoration only with regard to (a) those portions of the Premises that were originally provided at Landlord’s expense and (b) the Project Common Area (if applicable). Notwithstanding the foregoing, Landlord may elect to require that Tenant perform any repairs or restoration to Tenant Improvements or other improvements originally provided by Landlord serving the Premises, and in the event Landlord makes such election, Tenant will repair or restore such Tenant Improvements or other improvements to substantially their condition existing prior to the damage or destruction. Landlord shall notify Tenant in writing of such election and shall make any insurance proceeds received by Landlord for the repair or restoration of such improvements available to Tenant for such purpose. Such proceeds will be held by Landlord and disbursed to Tenant periodically as the required repair and/or restoration work is completed in accordance with Landlord’s standard draw request process. The repairs, reconstruction or restoration of improvements to the Premises not originally provided by Landlord or at Landlord’s expense shall be the obligation of Tenant. In the event Tenant has elected to upgrade certain improvements from the Landlord’s building standards (the “Building Standard”), Landlord shall, upon the need for replacement due to an insured loss, provide only the Building Standard, unless Tenant again elects to upgrade such improvements and pay any incremental costs related thereto, except to the extent that excess insurance proceeds, if received, are adequate to provide such upgrades, in addition to providing for basic repairs, reconstruction and restoration of the Premises, the Building and the Project. Tenant shall, at its expense, replace or fully repair all of Tenant’s personal property and any Alterations installed by Tenant existing at the time of such damage or destruction. Notwithstanding the foregoing, in no event will Tenant be responsible for the cost to restore the improvements located in the Premises as of the Term Commencement Date.

24.8. Notwithstanding anything to the contrary contained in this Article, Landlord shall not have any obligation whatsoever to repair, reconstruct or restore the Premises if the damage resulting from any casualty covered under this Article occurs during the last twenty-four (24) months of the Term or any extension thereof, or to the extent that insurance proceeds are not available therefor. In the event that Landlord undertakes any repairs or restoration work for a casualty that occurs during the last twenty-four (24) months of the Term, if such work is not completed within the later of (i) twelve (12) months of the date of casualty and (ii) ninety (90) days after the estimated date of completion in the Damage Repair Estimate, then Tenant shall have the option to terminate this Lease upon thirty (30) days prior written notice to Landlord; provided, however, if Landlord substantially completes the repair, reconstruction, or restoration within such thirty (30) day period, then Tenant’s termination notice shall be null, void, and no longer of any force and effect.

24.9. This Article sets forth the terms and conditions upon which this Lease may terminate in the event of any damage or destruction. Accordingly, the parties hereby waive the provisions of any Applicable Laws.

25. Eminent Domain.

25.1. In the event the Building or Project or a portion thereof which substantially interferes with Tenant’s use and occupancy of the Premises for the Permitted Use is taken for any public or quasi-public purpose by exercise of the right of appropriation, condemnation or eminent domain, or sold to prevent such taking, Tenant or Landlord may terminate this Lease effective as of the date possession is required to be surrendered to the applicable authority, except with regard to (a) items occurring prior to the taking and (b) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof.

25.2. [Intentionally omitted]

25.3. To the extent permitted under all applicable Loan Documents or otherwise consented to by any and all Lenders whose consent is required thereunder, and subordinate to the award of any taking authority to Landlord, Tenant shall be entitled to any award that is specifically awarded as compensation by any taking authority for any loss or damage to the following: (i) the value of Tenant’s leasehold estate under this Lease (including the right to use and occupy the Premises for the remainder of the Term subject to the obligation of Tenant to pay Rent, and subject to income from sublessees and other transferees) and (ii) relocation expenses.

25.4. If, upon any taking of the nature described in this Article, this Lease continues in effect, then Landlord shall promptly proceed to restore the affected areas to substantially their same condition prior to such partial taking. To the extent such restoration is infeasible, as determined by Landlord in its sole discretion, the Rent shall be decreased proportionately to reflect the loss of any portion of the Premises no longer available to Tenant.

25.5. This Article sets forth the terms and conditions upon which this Lease may terminate in the event of any taking. Accordingly, the parties hereby waive the provisions of any Applicable Laws (and any successor statutes) permitting the parties to terminate this Lease as a result of any taking.

26. Surrender.

26.1. At least thirty (30) days prior to Tenant’s surrender of possession of any part of the Premises, Tenant shall provide Landlord with a facility decommissioning and Hazardous Materials closure plan for the Premises (“Exit Survey”) prepared by an independent third-party state-certified professional with appropriate expertise, which Exit Survey must be reasonably acceptable to Landlord. The Exit Survey shall comply with the American National Standards Institute’s Laboratory Decommissioning guidelines (ANSI/ASSE Z9.11-2016) or any successor standards published by ANSI or any successor organization (or, if ANSI and its successors no longer exist, a similar entity publishing similar standards). In addition, at least ten (10) days prior to Tenant’s surrender of possession of any part of the Premises, Tenant shall (a) provide Landlord with written evidence of all appropriate governmental releases obtained by Tenant in accordance with Applicable Laws, including laws pertaining to the surrender of the Premises, (b) place Laboratory Equipment Decontamination Forms on all decommissioned equipment to assure safe occupancy by future users and (c) conduct a site inspection with Landlord. In addition, Tenant agrees to remain responsible after the surrender of the Premises for the remediation of any recognized environmental conditions set forth in the Exit Survey and comply with any recommendations set forth in the Exit Survey. Tenant’s obligations under this Section shall survive the expiration or earlier termination of the Lease.

26.2. No surrender of possession of any part of the Premises shall release Tenant from any of its obligations hereunder, unless such surrender is accepted in writing by Landlord.

26.3. The voluntary or other surrender of this Lease by Tenant shall not effect a merger with Landlord’s fee title or leasehold interest in the Premises, the Building, the Property or the Project, unless Landlord consents in writing, and shall, at Landlord’s option, operate as an assignment to Landlord of any or all subleases.

26.4. The voluntary or other surrender of any ground or other underlying lease that now exists or may hereafter be executed affecting the Building or the Project, or a mutual cancellation thereof or of Landlord’s interest therein by Landlord and its lessor shall not effect a merger with Landlord’s fee title or leasehold interest in the Premises, the Building or the Property and shall, at the option of the successor to Landlord’s interest in the Building or the Project, as applicable, operate as an assignment of this Lease.

27. Holding Over.

27.1. If Tenant remains in possession of the Premises after the expiration or earlier termination of the Term, (a) Tenant shall become a tenant at sufferance subject to the terms and conditions of this Lease, except that the monthly rent shall be equal to one hundred fifty percent (150%) of the Rent in effect during the last thirty (30) days of the Term, and (b) if Landlord has provided thirty (30) days’ advance notice to Tenant that has secured a replacement tenant, Tenant shall be liable to Landlord for any and all damages suffered by Landlord as a result of such holdover, including any lost rent and any consequential, special and indirect damages (in each case, regardless of whether such damages are foreseeable).

27.2. Acceptance by Landlord of Rent after the expiration or earlier termination of the Term shall not result in an extension, renewal or reinstatement of this Lease.

27.3. The foregoing provisions of this Article are in addition to and do not affect Landlord’s right of reentry or any other rights of Landlord hereunder or as otherwise provided by Applicable Laws.

27.4. The provisions of this Article shall survive the expiration or earlier termination of this Lease.

28. Indemnification and Exculpation.

28.1. Tenant agrees to Indemnify the Landlord and its affiliates, employees, agents and contractors; and any lender, mortgagee, ground lessor or beneficiary (each, a “Lender” and, collectively with Landlord and its affiliates, employees, agents and contractors, the “Landlord Indemnitees”) from and against any and all Claims of any kind or nature, real or alleged, arising from (a) injury to or death of any person or damage to any property occurring within or about the Premises, the Building, the Property or the Project, arising directly or indirectly out of (i) the presence at or use or occupancy of the Premises, the Building, the Property or Project by a Tenant Party or (ii) an act or omission on the part of any Tenant Party, (b) a breach or default by Tenant in the performance of any of its obligations hereunder, or (c) injury to or death of persons or damage to or loss of any property, real or alleged, arising from the serving of alcoholic beverages at the Premises or Project, including liability under any dram shop law, host liquor law or similar Applicable Law, except to the extent arising directly from Landlord’s negligence or willful misconduct. Tenant’s obligations under this Section shall not be affected, reduced or limited by any limitation on the amount or type of damages, compensation or benefits payable by or for Tenant under workers’ compensation acts, disability benefit acts, employee benefit acts or similar legislation. Tenant’s obligations under this Section shall survive the expiration or earlier termination of this Lease.

28.2. Subject to Sections, 28.3, 28.4, and 31.13 and any subrogation provisions contained in the Work Letter, Landlord agrees to Indemnify the Tenant Parties from and against any and all Claims arising from injury to or death of any person or damage to or loss of any physical property occurring within or about the Premises, the Building, the Property or the Project to the extent arising directly from Landlord’s negligence or willful misconduct.

28.3. Notwithstanding anything in this Lease to the contrary, Landlord shall not be liable to Tenant or any other person for, and Tenant assumes all risk of, loss of or damage or injury to (whether actual or consequential) tangible and intangible personal property of any kind and description kept by Tenant within the Premises, including trade fixtures, equipment and inventory; laboratory animals, specimens, prototypes and samples; products manufactured, produced or stored by Tenant; scientific research and experiments; or business, accounting, scientific and other records of any kind and description; and any and all income derived or derivable therefrom (in each case, regardless of cause and regardless of whether such damages are foreseeable). Tenant further waives any claim for injury to Tenant’s business or loss of revenues, income and profits arising from or relating to any such damage or destruction of personal property as described in this Section 28.3.

28.4. Notwithstanding anything in the foregoing or this Lease to the contrary, except as may be provided by Applicable Laws, in no event shall Landlord or Tenant be liable to the other for any consequential, special or indirect damages arising from this Lease, including lost profits (provided that this Section 28.4 shall not limit Tenant’s liability for Base Rent or Additional Rent or holdover rent pursuant to this Lease; and provided, further, that this Section 28.4 shall not limit Tenant’s liability for damages (including consequential, special or indirect damages) arising from Tenant’s holdover in the Premises without Landlord’s consent as set forth in Article 27 or Tenant’s breach of Article 21 or Section 26.1); and provided, further, that nothing in this Section 28.4 shall be construed to be prohibit, restrict, or modify Landlord’s and Tenant’s agreement on the liquidated damages to which Landlord is entitled following a breach or default of Tenant under Exhibit K attached hereto.

28.5. [Intentionally omitted]

28.6. Tenant acknowledges that security devices and services, if any, while intended to deter crime, may not in given instances prevent theft or other criminal acts. Landlord shall not be liable for injuries or losses arising from criminal acts of third parties, and Tenant assumes the risk that any security device or service may malfunction or otherwise be circumvented by a criminal, or that Landlord may decide (in its sole discretion) not to monitor any installed security devices. If Tenant desires protection against such criminal acts, then Tenant shall, at Tenant’s sole cost and expense, obtain appropriate insurance coverage.

28.7. The provisions of this Article shall survive the expiration or earlier termination of this Lease.

29. Assignment or Subletting.

29.1. Tenant shall not, without Landlord’s prior written consent, either voluntarily or by operation of Applicable Laws, directly or indirectly: (a) assign, sell, hypothecate, pledge, encumber, or otherwise transfer its interest in this Lease or sublease all or a portion of the Premises, (b) except as otherwise set forth in this Section 29, sell, grant, assign or otherwise transfer a controlling interest in Tenant (other than as a result of shares in Tenant being sold on a public stock exchange) or (c) except as otherwise set forth in this Section 29, sell all or substantially all of Tenant’s assets (each of the foregoing, a “Transfer”). For purposes of the preceding sentence, “control” means (f) owning (directly or indirectly) more than fifty percent (50%) of the stock or other equity interests of another person or (g) possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of such person. Notwithstanding the foregoing, Tenant shall have the right to Transfer, without Landlord’s prior written consent, Tenant’s interest in this Lease or the Premises or any part thereof to: (x) any person that as of the date of determination and at all times thereafter directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Tenant (“Tenant’s Affiliate”) or (y) to any person which is a successor-in-interest to Tenant, by way of a merger with, consolidation or reorganization of, or the acquisition of all or substantially all of the assets of Tenant (either indirectly through a sale of all or substantially all of Tenant’s stock or equity interests or directly), provided that any Transfer described in clauses (x) or (y) is for a good business purpose and not for the purpose of circumventing Landlord’s rights pursuant to this Lease (an “Exempt Transfer”); provided, further, that the person that will be the tenant under this Lease after the Exempt Transfer (the “Exempt Tenant”) has a net worth (as of both the day immediately prior to and the day immediately after the Exempt Transfer) that is equal to or greater than the net worth (as of both the Execution Date and the date of the Exempt Transfer) of the transferring Tenant. For purposes of clause (x) in the immediately preceding sentence, “control” requires both (m) owning (directly or indirectly) more than fifty percent (50%) of the stock or other equity interests of another person and (n) possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of such person. Tenant shall notify Landlord in writing at least fifteen (15) days prior to the effectiveness of any such Exempt Transfer and otherwise comply with the requirements of this Lease regarding such Transfer. In no event shall Tenant perform a Transfer to or with an entity that is a tenant at the Project or that is in discussions or negotiations with Landlord or an affiliate of Landlord to lease premises at the Project or a property owned by Landlord or an affiliate of Landlord.

29.2. In the event Tenant desires to effect a Transfer, then, at least thirty (30) but not more than one hundred twenty (120) days prior to the date when Tenant desires the Transfer to be effective (the “Transfer Date”), Tenant shall provide written notice to Landlord (the “Transfer Notice”) containing information (including references) concerning the character of the proposed transferee, assignee or sublessee (each as applicable, the “Proposed Transferee”); the Transfer Date; the most recent unconsolidated financial statements of Tenant and of the Proposed Transferee satisfying the requirements of Section 40.2 (“Required Financials”); any ownership or commercial relationship between Tenant and the Proposed Transferee; a list of Hazardous Materials and quantities thereof, certified by the Proposed Transferee to be true and correct, that it intends to use or store in the Premises; and the consideration and all other material terms and conditions of the proposed Transfer, all in such detail as Landlord shall reasonably require. If applicable, Tenant’s Transfer Notice shall also include the proposed sublease or assignment agreement for Landlord’s review and comment in connection with its evaluation of any request for consent to a Transfer.

29.3. Landlord, in determining whether consent should be given to a proposed Transfer, may give consideration to such factors as Landlord reasonably deems material, including (a) the financial strength of Tenant and of such Proposed Transferee (notwithstanding Tenant remaining liable for Tenant’s performance) and (b) any change in use that such Proposed Transferee proposes to make in the use of the Premises. In no event shall Landlord be deemed to be unreasonable for declining to consent to a Transfer if any applicable Loan Document prohibits such assignment or any Lender whose consent is required thereunder withholds its consent, or if the Transfer is to a Proposed Transferee of poor reputation, lacking financial qualifications or seeking a change in the Permitted Use, or jeopardizing directly or indirectly the status of Landlord or any of Landlord’s affiliates as a Real Estate Investment Trust under the Internal Revenue Code of 1986 (as the same may be amended from time to time, the “Revenue Code”) or if Tenant or Proposed Transferee is subject to a material enforcement order by a Governmental Authority in connection with its use, storage or disposal of Hazardous Materials or has been required by any landlord, lender or Governmental Authority to take material remedial action in connection with Hazardous Materials contamination resulting from such party’s acts or omissions. Notwithstanding anything contained in this Lease to the contrary, (w) no Transfer shall be consummated on any basis such that the rental or other amounts to be paid by the occupant, assignee, manager or other transferee thereunder would be based, in whole or in part, on the income or profits derived by the business activities of such occupant, assignee, manager or other transferee; (x) Tenant shall not furnish or render any services to an occupant, assignee, manager or other transferee with respect to whom transfer consideration is required to be paid, or manage or operate the Premises or any capital additions so transferred, with respect to which transfer consideration is being paid; (y) Tenant shall not consummate a Transfer with any person in which Landlord owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Revenue Code); and (z) Tenant shall not consummate a Transfer with any person or in any manner that could cause any portion of the amounts received by Landlord pursuant to this Lease or any sublease, license or other arrangement for the right to use, occupy or possess any portion of the Premises to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Revenue Code, or any similar or successor provision thereto or which could cause any other income of Landlord to fail to qualify as income described in Section 856(c)(2) of the Revenue Code.

29.4. The following are conditions precedent to a Transfer or to Landlord considering a request by Tenant to a Transfer:

(a) Tenant shall remain fully liable under this Lease. Tenant agrees that it shall not be (and shall not be deemed to be) a guarantor or surety of this Lease, however, and waives its right to claim that is it is a guarantor or surety or to raise in any legal proceeding any guarantor or surety defenses permitted by this Lease or by Applicable Laws;

(b) If Tenant or the Proposed Transferee does not or cannot deliver the Required Financials, then Landlord may elect to request that either Tenant’s ultimate parent company or the Proposed Transferee’s ultimate parent company provide a guaranty of the applicable entity’s obligations under this Lease, in a form acceptable to Landlord, which guaranty shall be executed and delivered to Landlord by the applicable guarantor prior to the Transfer Date. If such proposed guarantor does not provide such guaranty, then such failure to provide such guaranty shall be a basis for Landlord not to consent to the Transfer;

(c) In the case of an Exempt Transfer, Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord that the Transfer qualifies as an Exempt Transfer, and if the Exempt Tenant is not domiciled in (and formed in and under the Applicable Laws of) the United States of America, then Tenant shall deliver to Landlord on or prior to the Exempt Transfer a legal opinion from Exempt Tenant’s outside corporate counsel confirming that any judgment obtained by Landlord against Exempt Tenant in accordance with the terms of this Lease and Applicable Laws shall be enforceable by Landlord against Exempt Tenant in the country where Exempt Tenant is domiciled;

(d) Except with respect to an Exempt Transfer, Tenant shall reimburse Landlord for Landlord’s actual costs and expenses, including reasonable attorneys’ fees, charges and disbursements incurred in connection with the review, processing and documentation of such request, not to exceed Five Thousand and 00/100 Dollars ($5,000.00);

(e) Except with respect to an Exempt Transfer, if Tenant’s transfer of rights or sharing of the Premises provides for the receipt by, on behalf of or on account of Tenant of any consideration of any kind whatsoever (including a premium rental for a sublease or lump sum payment for an assignment,) in excess of the rental and other charges due to Landlord under this Lease, Tenant shall (unless Landlord directs in writing otherwise) pay fifty percent (50%) of all of such excess to Landlord, after making deductions for any reasonable marketing expenses, tenant improvement funds expended by Tenant, alterations, cash concessions, brokerage commissions, attorneys’ fees, architect and engineering fees. If such consideration consists of cash paid to Tenant, payment to Landlord shall be made within ten (10) days of receipt by Tenant of such cash payment;

(f) The Proposed Transferee shall agree that, in the event Landlord gives such Proposed Transferee notice that Tenant is in default under this Lease, such Proposed Transferee shall thereafter make all payments otherwise due Tenant directly to Landlord, which payments shall be received by Landlord without any liability being incurred by Landlord, except to credit such payment against those due by Tenant under this Lease, and any such Proposed Transferee shall agree to attorn to Landlord or its successors and assigns should this Lease be terminated for any reason; provided, however, that in no event shall Landlord or its Lenders, successors or assigns be obligated to accept such attornment;

(g) Landlord’s consent to any such Transfer shall be effected on Landlord’s forms;

(h) Tenant shall not then be in default hereunder in any respect;

(i) Such Proposed Transferee’s use of the Premises shall be the same, as the Permitted Use or it may encompass some, but not all, of the use categories within the Permitted Use;

(j) Landlord shall not be bound by any provision of any agreement pertaining to the Transfer, except for Landlord’s written consent to the same;

(k) Tenant shall pay all transfer and other taxes (including interest and penalties) assessed or payable for any Transfer;

(l) Landlord’s consent (or waiver of its rights) for any Transfer shall not waive Landlord’s right to consent or refuse consent to any later Transfer;

(m) If the proposed Transfer is for an assignment of this Lease or a subleasing of all or substantially all of the Rentable Area of the Premises, Landlord may require the same net worth test required in Section 29.1 above in connection with an Exempt Transfer.

(n) Tenant shall deliver to Landlord one executed copy of any and all written instruments evidencing or relating to the Transfer; and

(o) Tenant shall deliver to Landlord, on or before the date any Proposed Transferee takes occupancy of the Premises, all of the items relating to Hazardous Materials of such Proposed Transferee as described in Section 21.2.

29.5. Any Transfer that is not in compliance with the provisions of this Article or with respect to which Tenant does not fulfill its obligations pursuant to this Article shall (a) constitute a Default, (b) be voidable by Landlord and (c), unless such Transfer is rescinded by Tenant within ten (10) days of notice from Landlord, at Landlord’s option, terminate this Lease, except for those provisions that, by their express terms, survive the expiration or earlier termination hereof.

29.6. Notwithstanding any Transfer, Tenant shall remain fully and primarily liable for the payment of all Rent and other sums due or to become due hereunder, and for the full performance of all other terms, conditions and covenants to be kept and performed by Tenant. The acceptance of Rent or any other sum due hereunder, or the acceptance of performance of any other term, covenant or condition thereof, from any person or entity other than Tenant shall not be deemed a waiver of any of the provisions of this Lease or a consent to any Transfer.

29.7. [Intentionally omitted.]

29.8. If Tenant sublets the Premises or any portion thereof, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any such subletting, and appoints Landlord as assignee and attorney-in-fact for Tenant, and Landlord (or a receiver for Tenant appointed on Landlord’s application) may collect such rent and apply it toward Tenant’s obligations under this Lease; provided that, until the occurrence of a Default (as defined below) by Tenant, Tenant shall have the right to collect such rent.

29.9. In the event that Tenant enters into a sublease for the entire Premises in accordance with this Article that expires within two (2) days of the Term Expiration Date, the term expiration date of such sublease shall, notwithstanding anything in this Lease, the sublease or any consent to the sublease to the contrary, be deemed to be the date that is two (2) days prior to the Term Expiration Date.

29.10. Notwithstanding any provision to the contrary in this Lease, Tenant shall be permitted to enter into Use Agreements (as defined below) without Landlord’s prior written consent; provided that, except as otherwise provided in this Section 29.10, all Use Agreements shall otherwise comply with the requirements of this Lease regarding a Transfer. A “Use Agreement” is a written agreement between Tenant and a third party who is a member of a group, company, client or third party with whom Tenant has a contractual or other relationship providing for cooperative or collaborative research or development work, and who is or typically might be located by Tenant in one of its facilities (each, a “Space User” and, collectively, the “Space Users”) providing a Space User a sublicense to access and use a portion of the Premises, which space may not be separately demised without first obtaining Landlord’s consent, which shall not be unreasonably withheld, conditioned or delayed. In no event may Tenant enter into one or more Use Agreements for more than fifty thousand (50,000) square feet of Rentable Area in the aggregate at any given time. Any Use Agreement shall be subject to all of the terms and conditions of this Lease (including, without limitation, Permitted Use) and shall provide that, upon any termination of this Lease for a default or otherwise, the Use Agreement shall automatically terminate and shall be of no further force or effect.

(a) No Use Agreement shall provide for, and Tenant shall not collect from any Space User, more than a reasonable sum (without profit to Tenant) to account for the Space User’s allocable share of overhead and other costs relating to its use of the Premises; provided, however, that in the event Tenant collects more than such sum, Landlord shall be entitled to proceeds collected by Tenant in excess of the rental and other charges due to Landlord in accordance with the provisions of Section 29.4(e).

(b) Tenant shall require, and each Use Agreement shall specify, that each Space User shall comply with the terms and provisions of Article 23 of this Lease, and Tenant shall provide to Landlord evidence of the insurance required to be carried by each Space User prior to such Space User’s occupancy of the Premises.

(c) Tenant shall protect, defend, indemnify, release, save and hold Landlord and each of the Landlord Indemnitees harmless from and against any and all Claims imposed upon or incurred by or asserted against any Landlord Indemnitees directly or indirectly arising out of or in any way relating to a Space User’s failure to perform or comply with any of Tenant’s or Space User’s obligations under the Use Agreement or this Lease or any broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Tenant with regard to a Use Agreement. Tenant shall require each Space User to protect, defend, indemnify, release, save and hold the Landlord Indemnitees harmless from and against any and all Claims imposed upon or incurred by or asserted against Landlord Indemnitees and directly or indirectly arising out of or in any way relating to Tenant’s or Space User’s obligations under the Use Agreement or this Lease.

(d) Space Users shall not have any rights to signage in the Building.

(e) Tenant may permit the Space Users to use one or more of the Phase I Parking Spaces, provided such use is at all times in compliance with the terms and provisions of this Lease.

(f) Upon request, Tenant shall promptly provide Landlord with a list identifying all Space Users.

(g) Tenant shall notify Landlord immediately of any incidents within the Premises or the Building concerning life safety, critical equipment, or otherwise requiring an emergency response.

30. Subordination and Attornment.

30.1. Tenant agrees that this Lease and the rights of Tenant hereunder will be subject and subordinate to any lien of the holder of any present or future mortgage, and to the rights of any lessor under any ground or improvements lease of the Building (all mortgages and ground or improvements leases of any priority are collectively referred to in this Lease as “Mortgage,” and the holder or lessor thereof from time to time as a “Mortgagee”), and to all advances and interest thereunder and all modifications, renewals, extensions and consolidations thereof, provided that any such holder of a future Mortgage delivers to Tenant a written, recordable subordination, non-disturbance and attornment agreement (“SNDA”) from the Mortgagee in a commercially reasonable form. Tenant acknowledges and agrees that the form of SNDA attached as Exhibit I is commercially reasonable for purposes of this Section 30.1. Contemporaneously with the execution and delivery of this Lease, Landlord shall provide Tenant with an SNDA signed by Landlord (if required) and Landlord’s existing Mortgagee, and Tenant may record the SNDA in the Middlesex (South) Registry of Deeds. Landlord shall obtain and deliver to Tenant an executed SNDA from any future Mortgagee seeking to subordinate this Lease to its Mortgage for the benefit of Tenant within a reasonable time following the effective date of the applicable Mortgage (not to exceed ninety (90) days). Notwithstanding the foregoing, Tenant shall execute and deliver upon demand such further instrument or instruments evidencing such subordination of this Lease to the lien of any such mortgage or mortgages or deeds of trust or lease in which Landlord is tenant as may be reasonably required by Landlord. If any Mortgagee so elects, however, this Lease shall be deemed prior in lien to any such lease, mortgage, or deed of trust upon or including the Premises regardless of date and Tenant shall execute a statement in writing to such effect at Landlord’s request. If Tenant fails to execute any document required from Tenant under this Section 30.1 within ten (10) business days after written request therefor, Landlord may notify Tenant of such failure in writing. If Tenant fails to execute any document required from Tenant under this Section 30.1 within ten (10) business days after the delivery of any such failure notice from Landlord, Tenant hereby constitutes and appoints Landlord or its special attorney-in-fact to execute and deliver any such document or documents in the name of Tenant.

30.2. Upon written request of Landlord and opportunity for Tenant to review, Tenant agrees to execute any Lease amendments not materially altering the terms of this Lease, if required by a Lender incident to the financing of the real property of which the Premises constitute a part.

30.3. In the event any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgage or deed of trust made by Landlord covering the Premises, Tenant shall at the election of the purchaser at such foreclosure or sale attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as Landlord under this Lease.

31. Defaults and Remedies.

31.1. Late payment by Tenant to Landlord of Rent and other sums due shall cause Landlord to incur costs not contemplated by this Lease, including, without limitation, charges that may be imposed on Landlord by any security instrument covering the Premises, and the exact amount of which shall be extremely difficult and impracticable to ascertain. Therefore, if any installment of Rent due from Tenant is not received by Landlord within five (5) business days after the date such payment is due, Tenant shall pay to Landlord (a) an additional sum of five percent (5%) of the overdue Rent as a late charge plus (b) interest at an annual rate (the “Default Rate”) equal to the lesser of (a) twelve percent (12%) and (b) the highest rate permitted by Applicable Laws. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord shall incur by reason of late payment by Tenant and shall be payable as Additional Rent to Landlord due with the next installment of Rent. Landlord’s acceptance of any Additional Rent (including a late charge or any other amount hereunder) shall not be deemed an extension of the date that Rent is due or prevent Landlord from pursuing any other rights or remedies under this Lease, at law or in equity.

31.2. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent payment herein stipulated shall be deemed to be other than on account of the Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease or in equity or at law.

31.3. If Tenant fails to pay any sum of money or perform any other act required to be paid or performed by it hereunder, in each case within the applicable cure period (if any) described in Section 31.4, then Landlord may, without waiving or releasing Tenant from any obligations of Tenant, make such payment or perform such act. Notwithstanding the foregoing, in the event of an emergency, Landlord shall have the right to enter the Premises and act in accordance with its rights as provided elsewhere in this Lease. In addition to the late charge described in Section 31.1, Tenant shall pay to Landlord as Additional Rent all sums so paid or incurred by Landlord, together with interest at the Default Rate, computed from the date such sums were paid or incurred.

31.4. The occurrence of any one or more of the following events shall constitute a “Default” hereunder by Tenant:

(a) Tenant abandons the Premises;

(b) Tenant fails to make any payment of Rent, as and when due, or to satisfy its obligations under Article 19, which failure continues for a period of five (5) business days after written notice thereof from Landlord to Tenant;

(c) Tenant fails to observe or perform any obligation or covenant contained herein (other than described in Sections 31.4(a) and 31.4(b)) to be performed by Tenant, where such failure continues for a period of thirty (30) days after written notice thereof from Landlord to Tenant; provided that, if the nature of Tenant’s default is such that it reasonably requires more than thirty (30) days to cure, Tenant shall not be deemed to be in Default if Tenant commences such cure within such thirty (30) day period and thereafter diligently prosecutes the same to completion; and provided, further, that such cure is completed no later than one hundred twenty (120) days after Tenant’s receipt of written notice from Landlord;

(d) Tenant makes an assignment for the benefit of creditors;

(e) A receiver, trustee or custodian is appointed to or does take title, possession or control of all or substantially all of Tenant’s assets;

(f) Tenant files a voluntary petition under the United States Bankruptcy Code or any successor statute (as the same may be amended from time to time, the “Bankruptcy Code”) or an order for relief is entered against Tenant pursuant to a voluntary or involuntary proceeding commenced under any chapter of the Bankruptcy Code;

(g) Any involuntary petition is filed against Tenant under any chapter of the Bankruptcy Code and is not dismissed within one hundred twenty (120) days;

(h) [Intentionally omitted];

(i) Tenant fails to deliver an estoppel certificate in accordance with Article 20 or fails to deliver a certification in accordance with Section 13.3; or

(j) Tenant’s interest in this Lease is attached, executed upon or otherwise judicially seized and such action is not released within one hundred twenty (120) days of the action.

Notices given under this Section shall specify the alleged default and shall demand that Tenant perform the provisions of this Lease or pay the Rent that is in arrears within the applicable period of time, or quit the Premises. No such notice shall be deemed a forfeiture or a termination of this Lease unless Landlord elects otherwise in such notice.

31.5. Intentionally Omitted.

31.6. In the event of a Default by Tenant, and at any time thereafter, with or without notice or demand and without limiting Landlord in the exercise of any right or remedy that Landlord may have, Landlord has the right to do any or all of the following:

(a) Halt any Tenant Improvements and Alterations and order Tenant’s contractors, subcontractors, consultants, designers and material suppliers to stop work;

(b) Terminate Tenant’s right to possession of the Premises by written notice to Tenant or by any lawful means, in which case Tenant shall immediately surrender possession of the Premises to Landlord. In such event, Landlord shall have the immediate right to re-enter and remove all persons and property, and such property may be removed and stored in a public warehouse or elsewhere at the cost and for the account of Tenant, all without service of notice or resort to legal process and without being deemed guilty of trespass or becoming liable for any loss or damage that may be occasioned thereby; and

(c) Terminate this Lease, in which event Tenant shall immediately surrender possession of the Premises to Landlord. In such event, Landlord shall have the immediate right to re-enter and remove all persons and property, and such property may be removed and stored in a public warehouse or elsewhere at the cost and for the account of Tenant, all without service of notice or resort to legal process and without being deemed guilty of trespass or becoming liable for any loss or damage that may be occasioned thereby. In the event that Landlord shall elect to so terminate this Lease, then Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default, including the sum of:

(i) The worth at the time of award of any unpaid Rent that had accrued at the time of such termination; plus

(ii) The costs of restoring the Premises to the condition required under the terms of this Lease and all expenses arising out of such termination, including all costs incurred in collecting amounts due from Tenant under this Lease; all expenses incurred by Landlord in attempting to, or reletting, the Premises or parts thereof; all unamortized Tenant Inducements (as hereinafter defined); and all Landlord’s other reasonable expenditures necessitated by the termination. The reimbursement from Tenant shall be due and payable immediately from time to time upon notice from Landlord that an expense has been incurred, without regard to whether the expense was incurred before or after the termination; plus

(iii) An amount (the “Election Amount”) equal to (A) the positive difference (if any, and measured at the time of such termination) between (1) the then-present value of the total Rent and other benefits that would have accrued to Landlord under this Lease for the remainder of the Term if Tenant had fully complied with the Lease minus (2) the then-present cash rental value of the Premises as determined by Landlord for what would be the then-unexpired Term if the Lease remained in effect taking into account Landlord’s reasonable projections of vacancy and time required to re-lease the Premises, computed using the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus one (1) percentage point (the “Discount Rate”) or (B) twelve (12) months (or such lesser number of months as may then be remaining in the Term) of Base Rent and Additional Rent at the rate last payable by Tenant pursuant to this Lease, in either case as Landlord specifies in such election. If, before presentation of proof of such liquidated damages to any court, commission or tribunal, the Premises, or any part thereof, shall have been relet by Landlord for the period which otherwise would have constituted the unexpired portion of the Term, or any part thereof, the amount of rent reserved upon such reletting shall be deemed, prima facie, to be the fair and reasonable cash rental value for the part or the whole of the Premises so relet during the term of the reletting. Landlord and Tenant agree that the Election Amount represents a reasonable forecast of the minimum damages expected to occur in the event of a breach, taking into account the uncertainty, time and cost of determining elements relevant to actual damages, such as fair market rent, time and costs that may be required to re-lease the Premises, and other factors; and that the Election Amount is not a penalty. If and for so long as Landlord does not make the election provided for in this subclause (iii), Tenant shall indemnify Landlord for the loss of Rent by a payment at the end of each month that would have been included in the Term in an amount equivalent to the excess of the Rent that would have been paid in accordance with this Lease, including without limitation, any unamortized Tenant Inducements, over the rent actually derived from the Premises by Landlord for such month (the amount of rent deemed derived shall be the actual amount received by Landlord less any amount of Landlord’s reletting expenses described in subclause (ii) above that have not been reimbursed by Tenant thereunder or previously setoff by Landlord under this paragraph against rent actually derived from the Premises). For avoidance of doubt, Tenant’s indemnification obligation for lost rent pursuant to this paragraph shall be in addition to, and not in lieu of, its obligation to pay the amount of any Rent accrued and unpaid at the time of termination pursuant to subclause (i) above.

As used in Section 31.6(c)(i), “worth at the time of award” shall be computed by allowing interest at the Default Rate.

(d) Lease brokerage commissions and tenant improvement allowances, including, without limitation, any allowances for signage (collectively, “Tenant Inducements”), if any, have been agreed to or paid by Landlord as inducements for Tenant faithfully to perform all of its obligations. For all purposes, upon the occurrence of any default and the lapse of the applicable cure period, if any, any unamortized Tenant Inducements (amortized on a straight line basis over the Term of the Lease) shall be deemed void as of the date hereof as though such had never been included, and the aggregate amounts (or value) thereof will be deemed to be Additional Rent then immediately due. The foregoing will occur automatically without any further notice by Landlord, but will be reinstated if Tenant thereafter corrects such default and the lease remains in effect.

31.7. In addition to any other remedies available to Landlord at law or in equity and under this Lease, Landlord may continue this Lease in effect after Tenant’s Default or abandonment and recover Rent as it becomes due, and only to the extent required by Applicable Law, Landlord shall use commercially reasonable efforts to mitigate its damages following the exercise by Landlord of its remedies under this Section 31.7. For purposes of this Section, the following acts by Landlord will not constitute the termination of Tenant’s right to possession of the Premises:

(a) Acts of maintenance or preservation or efforts to relet the Premises, including alterations, remodeling, redecorating, repairs, replacements or painting as Landlord shall consider advisable for the purpose of reletting the Premises or any part thereof; or

(b) The appointment of a receiver upon the initiative of Landlord to protect Landlord’s interest under this Lease or in the Premises.

Notwithstanding the foregoing, in the event of a Default by Tenant, Landlord may elect at any time to terminate this Lease and to recover damages to which Landlord is entitled.

31.8. If Landlord does not elect to terminate this Lease as provided in Section 31.6, then in addition to any other remedies available to Landlord, Landlord may, from time to time, recover all Rent as it becomes due under this Lease. At any time thereafter, Landlord may elect to terminate this Lease and to recover damages to which Landlord is entitled.

31.9. In the event Landlord elects to terminate this Lease and relet the Premises, Landlord may execute any new lease in its own name. Tenant shall have no right or authority whatsoever to collect any Rent from such tenant. The proceeds of any such reletting shall be applied as follows:

(a) First, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord, including storage charges or brokerage commissions owing from Tenant to Landlord as the result of such reletting;

(b) Second, to the payment of the costs and expenses of reletting the Premises, including (i) alterations and repairs that Landlord deems reasonably necessary and advisable and (ii) reasonable attorneys’ fees, charges and disbursements incurred by Landlord in connection with the retaking of the Premises and such reletting;

(c) Third, to the payment of Rent and other charges due and unpaid hereunder; and

(d) Fourth, to the payment of future Rent and other damages payable by Tenant under this Lease.

31.10. All of Landlord’s rights, options and remedies hereunder shall be construed and held to be nonexclusive and cumulative. Landlord shall have the right to pursue any one or all of such remedies, or any other remedy or relief that may be provided by Applicable Laws, whether or not stated in this Lease. No waiver of any default of Tenant hereunder shall be implied from any acceptance by Landlord of any Rent or other payments due hereunder or any omission by Landlord to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect defaults other than as specified in such waiver. To the extent required by Applicable Law, Landlord shall use commercially reasonable efforts to mitigate its damages following any termination of this Lease by Landlord. Any such obligation imposed by Applicable Laws upon Landlord to relet the Premises after any termination of this Lease shall be subject to the reasonable requirements of Landlord to (a) lease to high quality tenants on such terms as Landlord may from time to time deem appropriate in its discretion and (b) develop the Project in a harmonious manner with a mix of uses, tenants, floor areas, terms of tenancies, etc., as determined by Landlord. Landlord shall not be obligated to relet the Premises to (y) any Tenant’s Affiliate or (z) any party (i) unacceptable to a Lender, (ii) that requires Landlord to make significant improvements to the Premises, (iii) that desires to change the Permitted Use, (iv) that desires to lease the Premises for substantially less than the remaining Term, or (v) to whom Landlord or an affiliate of Landlord may desire to lease other available space in the Project or at another property owned by Landlord or an affiliate of Landlord.

31.11. Landlord’s termination of (a) this Lease or (b) Tenant’s right to possession of the Premises shall not relieve Tenant of any liability to Landlord that has previously accrued or that shall arise based upon events that occurred prior to the later to occur of (y) the date of Lease termination and (z) the date Tenant surrenders possession of the Premises.

31.12. To the extent permitted by Applicable Laws, Tenant waives any and all rights of redemption granted by or under any present or future Applicable Laws if Tenant is evicted or dispossessed for any cause, or if Landlord obtains possession of the Premises due to Tenant’s default hereunder or otherwise.

31.13. Landlord shall not be in default or liable for damages under this Lease unless Landlord fails to perform obligations required of Landlord within a reasonable time, but in no event shall such failure continue for more than thirty (30) days after written notice from Tenant specifying the nature of Landlord’s failure; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion. In the event of a default by Landlord, then Tenant will have all rights and remedies available pursuant to this Lease, at law and in equity; provided, however, that Tenant shall have no right to bring an action for damages against Landlord for Landlord’s failure to grant any consent required by this Lease and Tenant’s sole remedy in that instance shall be to bring an action at equity. In no event shall Tenant have the right to terminate or cancel this Lease or to withhold or abate rent or to set off any Claims against Rent as a result of any default or breach by Landlord of any of its covenants, obligations, representations, warranties or promises hereunder, except as may otherwise be expressly set forth in this Lease

31.14. In the event of any default by Landlord, Tenant shall give notice by registered or certified mail to any (a) beneficiary of a deed of trust or (b) mortgagee under a mortgage covering the Premises, the Building or the Project and to any landlord of any lease of land upon or within which the Premises, the Building or the Project is located, and shall offer such beneficiary, mortgagee or landlord a reasonable opportunity to cure the default, including time to obtain possession of the Building or the Project by power of sale or a judicial action if such should prove necessary to effect a cure; provided that Landlord shall furnish to Tenant in writing, upon written request by Tenant, the names and addresses of all such persons who are to receive such notices.

32. Bankruptcy . In the event a debtor, trustee or debtor in possession under the Bankruptcy Code, or another person with similar rights, duties and powers under any other Applicable Laws, proposes to cure any default under this Lease or to assume or assign this Lease and is obliged to provide adequate assurance to Landlord that (a) a default shall be cured, (b) Landlord shall be compensated for its damages arising from any breach of this Lease and (c) future performance of Tenant’s obligations under this Lease shall occur, then such adequate assurances shall include any or all of the following, as designated by Landlord in its sole discretion:

32.1. Those acts specified in the Bankruptcy Code or other Applicable Laws as included within the meaning of “adequate assurance,” even if this Lease does not concern a shopping center or other facility described in such Applicable Laws;

32.2. A prompt cash payment to compensate Landlord for any monetary defaults or actual damages arising directly from a breach of this Lease;

32.3. A Letter of Credit in an amount at least equal to the then-current amount of the Letter of Credit, or if then applicable, the Cash Security Deposit, required under this Lease; or

32.4. The assumption or assignment of all of Tenant’s interest and obligations under this Lease.

33. Broker.

33.1 Landlord and Tenant each represent and warrant that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease other than CBRE, Inc. (“Broker”), and that it knows of no other real estate broker or agent that is or might be entitled to a commission in connection with this Lease. Landlord shall compensate Broker in relation to this Lease pursuant to a separate agreement between Landlord and Broker, conditioned and contingent upon the full execution and delivery of this Lease and satisfaction of any other contingencies set forth in that separate agreement.

33.2 Tenant represents and warrants that no broker or agent has made any representation or warranty relied upon by Tenant in Tenant’s decision to enter into this Lease, other than as contained in this Lease.

33.3 Tenant acknowledges and agrees that the employment of brokers by Landlord is for the purpose of solicitation of offers of leases from prospective tenants and that no authority is granted to any broker to furnish any representation (written or oral) or warranty from Landlord unless expressly contained within this Lease. Landlord is executing this Lease in reliance upon Tenant’s representations, warranties and agreements contained within Sections 33.1 and 33.2.

33.4 Tenant agrees to Indemnify the Landlord Indemnitees from any and all cost or liability for compensation claimed by any broker or agent, other than Broker, employed or engaged by Tenant or claiming to have been employed or engaged by Tenant. Landlord agrees to Indemnify Tenant and Tenant Indemnitees from any and all cost or liability for compensation claimed by any broker or agent, other than Broker, employed or engaged by Landlord or claiming to have been employed or engaged by Landlord.

34. Definition of Landlord. With regard to obligations imposed upon Landlord pursuant to this Lease, the term “Landlord,” as used in this Lease, shall refer only to Landlord or Landlord’s then-current successor-in-interest. In the event of any transfer, assignment or conveyance of Landlord’s interest in this Lease or in Landlord’s fee title to or leasehold interest in the Property, as applicable, Landlord herein named (and in case of any subsequent transfers or conveyances, the subsequent Landlord) shall be automatically freed and relieved, from and after the date of such transfer, assignment or conveyance, from all liability for the performance of any covenants or obligations contained in this Lease thereafter to be performed by Landlord and, without further agreement, the transferee, assignee or conveyee of Landlord’s in this Lease or in Landlord’s fee title to or leasehold interest in the Property, as applicable, shall be deemed to have assumed and agreed to observe and perform any and all covenants and obligations of Landlord hereunder during the tenure of its interest in the Lease or the Property. Landlord or any subsequent Landlord may transfer its interest in the Premises or this Lease without Tenant’s consent.

35. Limitation of Landlord’s Liability.

35.1 If Landlord is in default under this Lease and, as a consequence, Tenant recovers a monetary judgment against Landlord, the judgment shall be satisfied only out of (a) the proceeds of sale received on execution of the judgment and levy against the right, title and interest of Landlord in the Building and the Property, (b) rent or other income from such real property receivable by Landlord or (c) the consideration received by Landlord from the sale, financing, refinancing or other disposition of all or any part of Landlord’s right, title or interest in the Building or the Property.

35.2 [Intentionally omitted].

35.3 [Intentionally omitted].

35.4 Each of the covenants and agreements of this Article shall be applicable to any covenant or agreement either expressly contained in this Lease or imposed by Applicable Laws and shall survive the expiration or earlier termination of this Lease.

36. Joint and Several Obligations. If more than one person or entity executes this Lease as Tenant, then:

36.1. Each of them is jointly and severally liable for the keeping, observing and performing of all of the terms, covenants, conditions, provisions and agreements of this Lease to be kept, observed or performed by Tenant, and such terms, covenants, conditions, provisions and agreements shall be binding with the same force and effect upon each and all of the persons executing this Agreement as Tenant; and

36.2. The term “Tenant,” as used in this Lease, means and includes each of them, jointly and severally. The act of, notice from, notice to, refund to, or signature of any one or more of them with respect to the tenancy under this Lease, including any renewal, extension, expiration, termination or modification of this Lease, shall be binding upon each and all of the persons executing this Lease as Tenant with the same force and effect as if each and all of them had so acted, so given or received such notice or refund, or so signed.

37. Representations. Tenant warrants and represents that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in the state in which the Property is located, (c) Tenant has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Lease and to perform all Tenant’s obligations hereunder, (d) the individual or individuals signing this Lease have the power, authority and legal capacity to sign this Lease on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed, and (e) neither (i) the execution, delivery or performance of this Lease nor (ii) the consummation of the transactions contemplated hereby will violate or conflict with any provision of documents or instruments under which Tenant is constituted or to which Tenant is a party. In addition, Tenant warrants and represents that none of (x) it, (y) its affiliates or partners nor (z) to the best of its knowledge, its members, shareholders or other equity owners or any of their respective employees, officers, directors, representatives or agents is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) or other similar governmental action.

38. Confidentiality. Tenant shall keep the terms and conditions of this Lease and any information provided to Tenant or its employees, agents or contractors pursuant to Article 9 confidential and shall not (a) disclose to any third party any terms or conditions of this Lease or any other Lease-related document (including subleases, assignments, work letters, construction contracts, letters of credit, subordination agreements, non-disturbance agreements, brokerage agreements or estoppels) or the contents of any documents, reports, surveys or evaluations related to the Project or any portion thereof or (b) provide to any third party an original or copy of this Lease (or any Lease-related document or other document referenced in Subsection 38(a)). Landlord shall not release to any third party any non-public financial information or non-public information about Tenant’s ownership structure that Tenant gives Landlord. Notwithstanding the foregoing, confidential information under this Section may be released by Landlord or Tenant under the following circumstances: (w) if required by Applicable Laws or in any judicial proceeding, including without limitation U.S. federal and state securities laws and regulations, the rules of any national securities exchange or securities market on which Tenant or its securities are listed or traded, and any requirements of any governmental authority; without limiting the foregoing, Tenant may file this Lease or any portion thereof, as an exhibit to, or describe its material terms in, any registration statement, offering document, prospectus, period or current report, or other filing or submission with the U.S. Securities and Exchange Commission (including any amendments, supplements, or exhibits thereto), and any such disclosure, filing or announcement shall not constitute a breach of this Agreement or give rise to any liability of Tenant to Landlord; provided that the releasing party has given the other party reasonable notice of such requirement, if feasible, (x) to a party’s attorneys, accountants, brokers, lenders, potential lenders, investors, potential investors and other bona fide consultants or advisers (with respect to this Lease only); provided such third parties agree to be bound by this Section, (y) to a party’s lenders for purposes of financial reporting or (z) to bona fide prospective assignees or subtenants of this Lease; provided they agree in writing to be bound by this Section.

39. Notices. Except as otherwise stated in this Lease, any notice, consent, demand, invoice, statement or other communication required or permitted to be given hereunder shall be in writing and shall be given by (a) personal delivery, (b) overnight delivery with a reputable international overnight delivery service, such as FedEx, or (c) email transmission, so long as such transmission is followed within one (1) business day by delivery utilizing one of the methods described in Subsection 39(a) or (b), provided that, for purposes of this Subsection 39(c), if delivery utilizing one of the other methods described in Subsection 39(a) or (b) is not reasonably practicable due to an event of Force Majeure (as defined below), then such requirement shall be waived for deliveries by email transmission so long as either the receiving party responds to the sending party confirming receipt of the applicable email transmission, or the sending party receives other electronic confirmation that the email transmission was received and read by the receiving party, such as a “read receipt” notice. Any such notice, consent, demand, invoice, statement or other communication shall be deemed delivered (x) upon receipt, if given in accordance with Subsection 39(a); (y) one (1) business day after deposit with a reputable international overnight delivery service, if given in accordance with Subsection 39(b); or (z) upon transmission, if given in accordance with Subsection 39(c). Except as otherwise stated in this Lease, any notice, consent, demand, invoice, statement or other communication required or permitted to be given pursuant to this Lease shall be addressed to Tenant at the Premises, or to Landlord or Tenant at the addresses shown in Sections 2.8 and 2.9, respectively. Either party may, by notice to the other given pursuant to this Section, specify additional or different addresses for notice purposes.

40. Miscellaneous.

40.1. Landlord reserves the right to change the name of the Project in its sole discretion.

40.2. To induce Landlord to enter into this Lease, Tenant agrees that it shall furnish to Landlord (i) within ninety (90) days after the end of Tenant’s financial year, a certified copy of Tenant’s year-end unconsolidated financial statements for the previous year, and (ii) from time to time, but not more than once per year or in connection with a sale, ground lease, or refinance transaction by Landlord, within ten (10) business days after receipt of Landlord’s written request, the most recent quarter-end unconsolidated financial statements reflecting Tenant’s current financial condition, in each case audited by a nationally recognized accounting firm. If audited financials are not otherwise prepared, unaudited financials complying with generally accepted accounting principles and certified by the chief financial officer of Tenant as true, correct and complete in all respects shall suffice for purposes of this Section. Tenant represents and warrants that all financial statements, records and information furnished by Tenant to Landlord in connection with this Lease are true, correct and complete in all respects. The provisions of this Section shall not apply at any time while Tenant is a corporation whose shares are traded on any nationally recognized stock exchange.

40.3. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease or otherwise until execution by and delivery to both Landlord and Tenant.

40.4. The terms of this Lease are intended by the parties as a final, complete and exclusive expression of their agreement with respect to the terms that are included herein, and may not be contradicted or supplemented by evidence of any other prior or contemporaneous agreement.

40.5. Upon the request of either Landlord or Tenant, the parties shall execute a document in recordable form containing only such information as is necessary to constitute a Notice of Lease under Massachusetts law and shall also include reference to Tenant’s rights pursuant to Sections 43 and 44 hereinbelow. All costs of preparing and recording such notice shall be borne by the requesting party. Simultaneously with the execution of any Notice of Lease as provided above, Tenant shall execute a recordable termination of such Notice of Lease and a recordable termination of Tenant’s rights under Sections 43 and 44 below, which shall be held in escrow by Landlord and may be released from escrow and recorded by Landlord after the expiration or earlier termination of this Lease or when the rights in Section 43 and 44 have lapsed. Within ten (10) days after receipt of written request from Landlord after the expiration or earlier termination of this Lease, Tenant shall execute a termination of any Notice of Lease recorded with respect hereto. Neither party shall record this Lease.

40.6. Where applicable in this Lease, the singular includes the plural and the masculine or neuter includes the masculine, feminine and neuter. The words “include,” “includes,” “included” and “including” mean “‘include,’ etc., without limitation.” The word “shall” is mandatory and the word “may” is permissive. The word “business day” means a calendar day other than any national or local holiday on which federal government agencies in the County of Middlesex are closed for business, or any weekend. The section headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part of this Lease. Landlord and Tenant have each participated in the drafting and negotiation of this Lease, and the language in all parts of this Lease shall be in all cases construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant.

40.7. Except as otherwise expressly set forth in this Lease, each party shall pay its own costs and expenses incurred in connection with this Lease and such party’s performance under this Lease; provided that, if either party commences an action, proceeding, demand, claim, action, cause of action or suit against the other party arising from or in connection with this Lease, then the substantially prevailing party shall be reimbursed by the other party for all reasonable costs and expenses, including reasonable attorneys’ fees and expenses, incurred by the substantially prevailing party in such action, proceeding, demand, claim, action, cause of action or suit, and in any appeal in connection therewith (regardless of whether the applicable action, proceeding, demand, claim, action, cause of action, suit or appeal is voluntarily withdrawn or dismissed). In addition, Landlord shall, upon demand, be entitled to all reasonable attorneys’ fees and all other reasonable costs incurred in the preparation and service of any notice of default hereunder, regardless of whether a legal action is subsequently commenced, or incurred in connection with any contested matter or other proceeding in bankruptcy court concerning this Lease.

40.8. Time is of the essence with respect to the performance of every provision of this Lease.

40.9. Each provision of this Lease performable by Tenant shall be deemed both a covenant and a condition.

40.10. Notwithstanding anything to the contrary contained in this Lease, Tenant’s obligations under this Lease, including without limitation, the obligation to pay Rent, are independent and shall not be conditioned upon performance by Landlord.

40.11. Any provision of this Lease that shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and all other provisions of this Lease shall remain in full force and effect and shall be interpreted as if the invalid, void or illegal provision did not exist.

40.12. Each of the covenants, conditions and agreements herein contained shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs; legatees; devisees; executors; administrators; and permitted successors and assigns. This Lease is for the sole benefit of the parties and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns, and nothing in this Lease shall give or be construed to give any other person or entity any legal or equitable rights. Nothing in this Section shall in any way alter the provisions of this Lease restricting assignment or subletting.

40.13. This Lease shall be governed by, construed and enforced in accordance with the laws of the state in which the Premises are located, without regard to such state’s conflict of law principles.

40.14. This Lease may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.

40.15. No provision of this Lease may be modified, amended or supplemented except by an agreement in writing signed by Landlord and Tenant.

40.16. No waiver of any term, covenant or condition of this Lease shall be binding upon Landlord unless executed in writing by Landlord. The waiver by Landlord of any breach or default of any term, covenant or condition contained in this Lease shall not be deemed to be a waiver of any preceding or subsequent breach or default of such term, covenant or condition or any other term, covenant or condition of this Lease.

40.17. To the extent permitted by Applicable Laws, the parties waive trial by jury in any action, proceeding or counterclaim brought by the other party hereto related to matters arising from or in any way connected with this Lease; the relationship between Landlord and Tenant; Tenant’s use or occupancy of the Premises; or any claim of injury or damage related to this Lease or the Premises.

40.18. An electronic, DocuSign, or portable document format (PDF) signature on this Lease or any other document required or permitted by this Lease to be delivered by Landlord or Tenant shall be equivalent to, and have the same force and effect as, an original signature.

40.19. For purposes of this Lease, “Force Majeure” means accidents; breakage; casualties (to the extent not caused by the party claiming Force Majeure); Severe Weather Conditions (as defined below); physical natural disasters (but excluding weather conditions that are not Severe Weather Conditions); strikes, lockouts or other labor disturbances or labor disputes (other than labor disturbances and labor disputes resulting solely from the acts or omissions of the party claiming Force Majeure); acts of terrorism; riots or civil disturbances; wars or insurrections; plagues, epidemics, pandemics, or public health crises (including regulations, actions or delays by Governmental Authorities resulting from any such plague, epidemic, pandemic or public health crisis); shortages of materials or supply chain disruptions (which shortages or disruptions are not unique to the party claiming Force Majeure); regulations, moratoria or other actions, inactions or delays by Governmental Authorities, provided that any delay by a Governmental Authority in issuing any required permit or approval is not caused by the failure of the party claiming Force Majeure to timely submit a complete application for such permit or approval in compliance with Applicable Laws; failures by third parties to deliver gas, oil or another suitable fuel supply, or inability of the party claiming Force Majeure, by exercise of reasonable diligence, to obtain gas, oil or another suitable fuel; or other causes beyond the reasonable control of the party claiming that Force Majeure has occurred. “Severe Weather Conditions” means weather conditions that are materially worse than those that would be reasonably anticipated for the Property at the applicable time based on historic meteorological records. Notwithstanding anything in this Lease to the contrary, events of Force Majeure shall excuse timely performance of a party hereunder (other than either party’s obligation to pay any amounts hereunder, which shall not be excused by Force Majeure) for a period equal to the delay caused thereby and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by an event of Force Majeure. Each party claiming any delay as a result of Force Majeure shall notify the other party in writing within ten (10) business days after it acquires actual knowledge of the event constituting an event of Force Majeure, which written notice shall state in reasonable detail the nature of such event, the reason(s) that such event constitutes an event of Force Majeure, and the manner in which such event has or will delay performance of the claiming party’s obligations hereunder

40.20. Neither Landlord nor Tenant may issue a press release with respect to this Lease without the prior written consent of the other party and provided that the content of any such press release shall be subject to the prior written consent of the other party hereto and in no event shall any such press release issued by Tenant disclose the identity of Landlord’s direct or indirect beneficial owners by name or the Base Rent or other monetary terms of this Lease or any disclosure of the terms of Sections 43 and 44. Landlord acknowledges that Tenant may issue statements regarding this Lease in certain SEC filings, and Landlord will respond to requests related thereto within one (1) business day of receipt of written notice from Tenant.

40.21. All Digital Rights (as defined below) arising from, in connection with or in any way otherwise related to the Premises, Building or Project are the sole and exclusive property of Landlord and shall not be used in any manner by Tenant without Landlord’s prior written consent in its reasonable discretion; provided, however, that for so long as Tenant is not in Default under this Lease, Tenant shall have the right to use the Digital Rights and refer to the Building as its headquarters on Tenant’s website and its social media and in printed materials so long as Tenant’s use of the Digital Rights do not disparage Landlord or any of Landlord’s Affiliates or show the Building, the Premises, or the Property in a negative light. As used herein, “Digital Rights” means the right to copy, recreate, advertise, market, distribute, display, digitize, render, morph, duplicate, scan, model, or otherwise use or depict the Premises, Building or Project in any and all forms of digital media, now known or hereafter created.

41. Rooftop Installation Area.

41.1. Tenant may use those portions of the roof of the Building identified in writing by Landlord as available for the installation of rooftop equipment for Tenant’s use as a “Rooftop Installation Area” (any such areas, collectively, the “Rooftop Installation Area”) solely to operate, maintain, repair and replace rooftop antennae, mechanical equipment, communications antennas and other equipment installed by Tenant in the Rooftop Installation Area in accordance with this Article (“Tenant’s Rooftop Equipment”). Tenant’s Rooftop Equipment shall be only for Tenant’s use of the Premises for the Permitted Use. Landlord may, but shall not be obligated to grant any third party the right to install any equipment on the roof of the Building during the Term.

41.2. Tenant shall install Tenant’s Rooftop Equipment at its sole cost and expense, at such times and in such manner as Landlord may reasonably designate, and in accordance with this Article and the applicable provisions of this Lease regarding Alterations. Tenant’s Rooftop Equipment and the installation thereof shall be subject to Landlord’s prior written approval, not to be unreasonably withheld. Among other reasons, Landlord may withhold approval if the installation or operation of Tenant’s Rooftop Equipment could reasonably be expected to damage the structural integrity of the Building or to transmit vibrations or noise or cause other adverse effects beyond the Premises to an extent not customary in first class laboratory buildings.

41.3. Tenant shall comply with any roof or roof-related warranties. Tenant shall obtain a letter from Landlord’s roofing contractor within thirty (30) days after completion of any Tenant work on the rooftop stating that such work did not affect any such warranties. Tenant, at its sole cost and expense, shall inspect the Rooftop Installation Area at least annually, and correct any loose bolts, fittings or other appurtenances and repair any damage to the roof arising from the installation or operation of Tenant’s Rooftop Equipment. Tenant shall not permit the installation, maintenance or operation of Tenant’s Rooftop Equipment to violate any Applicable Laws or constitute a nuisance. Tenant shall pay Landlord within thirty (30) days after demand (a) all applicable taxes, charges, fees or impositions imposed on Landlord by Governmental Authorities as the result of Tenant’s use of the Rooftop Installation Areas in excess of those for which Landlord would otherwise be responsible for the use or installation of Tenant’s Rooftop Equipment and (b) the amount of any increase in Landlord’s insurance premiums as a result of the installation of Tenant’s Rooftop Equipment.

41.4. If Tenant’s Rooftop Equipment (a) causes physical damage to the structural integrity of the Building, (b) interferes with any telecommunications, mechanical or other systems located at or servicing the Building or the Project that were installed prior to the installation of Tenant’s Rooftop Equipment, (c) interferes with any other service provided to other tenants in the Project by rooftop or penthouse installations that were installed prior to the installation of Tenant’s Rooftop Equipment or (d) interferes with the business of any other tenants in the Project, in each case in excess of that permissible under Federal Communications Commission regulations, then Tenant shall cooperate with Landlord to determine the source of the damage or interference and promptly repair such damage and eliminate such interference, in each case at Tenant’s sole cost and expense, within ten (10) days after receipt of notice of such damage or interference (which notice may be oral; provided that Landlord also delivers to Tenant written notice of such damage or interference within twenty-four (24) hours after providing oral notice).

41.5. Landlord reserves the right to cause Tenant to relocate Tenant’s Rooftop Equipment to comparably functional space on the roof or in the penthouse of the Building by giving Tenant prior written notice thereof. Landlord agrees to pay the reasonable costs thereof. Tenant shall arrange for the relocation of Tenant’s Rooftop Equipment within sixty (60) days after receipt of Landlord’s notification of such relocation. In the event Tenant fails to arrange for relocation within such sixty (60)-day period, Landlord shall have the right to arrange for the relocation of Tenant’s Rooftop Equipment in a manner that does not unnecessarily interrupt or interfere with Tenant’s use of the Premises for the Permitted Use.

42. Options to Extend Term. Tenant shall have the following options to extend the Term (each, an “Option”): (i) two (2) options to extend the Term by ten (10) years each, and (ii) one (1) option to extend the Term by up to six (6) months (the “Short Term Option”), in each case as to the entire Premises (and no less than the entire Premises) upon the following terms and conditions. Any extension of the Term pursuant to an Option shall be on all the same terms and conditions as this Lease, except as follows:

42.1. Base Rent at the commencement of the Short Term Option term shall equal one hundred percent (100%) of the then-current Base Rent. Base Rent at the commencement of any other Option term shall equal ninety-five percent (95%) of the then-current fair market value for comparable office and laboratory space in the Somerville market of comparable age, quality, level of finish and proximity to amenities and public transit, and containing the systems and improvements present in the Premises as of the date that Tenant gives Landlord written notice of Tenant’s election to exercise such Option (“FMV”), and in each case shall be further increased on each annual anniversary of the Option term commencement date by a fixed amount to be provided by Landlord as part of its FMV determination pursuant to this Section 42.1. For the avoidance of doubt, comparables of sublease rent shall not be considered in Landlord’s determination of FMV. Tenant shall, no less than thirty (30) days prior to giving written notice exercise an Option (other than the Short Term Option), request Landlord’s estimate of the FMV for the next Option term. Landlord shall, within fifteen (15) days after receipt of such request, give Tenant a written proposal of such FMV. If Tenant gives written notice to exercise the Short Term Option, such notice shall specify the duration of the Short Term Option, which shall not exceed six (6) months, and if Tenant gives written notice to exercise any other Option, such notice shall specify whether Tenant accepts Landlord’s proposed estimate of FMV. If Tenant does not accept the FMV, then the parties shall endeavor to agree upon the FMV, taking into account all relevant factors, including (v) the size of the Premises, (w) the length of the Option term, (x) rent in comparable buildings in the relevant submarket, including concessions offered to new tenants, such as free rent, tenant improvement allowances and moving allowances, (y) Tenant’s creditworthiness and (z) the quality and location of the Building and the Project. In the event that the parties are unable to agree upon the FMV within thirty (30) days after Tenant notifies Landlord that Tenant is exercising an Option, then either party may request that the same be determined as follows: a senior officer of a nationally recognized leasing brokerage firm with local knowledge of the laboratory/research and development leasing submarket (the “Baseball Arbitrator”) shall be selected and paid for jointly by Landlord and Tenant. If Landlord and Tenant are unable to agree upon the Baseball Arbitrator, then the same shall be designated by the local chapter of the Judicial Arbitration and Mediation Services or any successor organization thereto (the “JAMS”). The Baseball Arbitrator selected by the parties or designated by JAMS shall (y) have at least ten (10) years’ experience in the leasing of laboratory/research and development space in the relevant submarket and (z) not have been employed or retained by either Landlord or Tenant or any affiliate of either for a period of at least ten (10) years prior to appointment pursuant hereto. Each of Landlord and Tenant shall submit to the Baseball Arbitrator and to the other party its determination of the FMV. The Baseball Arbitrator shall grant to Landlord and Tenant a hearing and the right to submit evidence. The Baseball Arbitrator shall determine which of the two (2) FMV determinations more closely represents the actual FMV. The arbitrator may not select any other FMV for the Premises other than one submitted by Landlord or Tenant. The FMV selected by the Baseball Arbitrator shall be binding upon Landlord and Tenant and shall serve as the basis for determination of Base Rent payable for the applicable Option term. If, as of the commencement date of an Option term, the amount of Base Rent payable during the Option term shall not have been determined, then, pending such determination, Tenant shall pay Base Rent equal to the Base Rent payable with respect to the last year of the then-current Term. After the final determination of Base Rent payable for the Option term, the parties shall promptly execute a written amendment to this Lease specifying the amount of Base Rent to be paid during the applicable Option term. Any failure of the parties to execute such amendment shall not affect the validity of the FMV determined pursuant to this Section.

42.2. No Option is assignable separate and apart from this Lease.

42.3. An Option is conditional upon Tenant giving Landlord written notice of its election to exercise such Option at least eighteen (18) months prior to the end of the expiration of the then-current Term. Time shall be of the essence as to Tenant’s exercise of an Option. Tenant assumes full responsibility for maintaining a record of the deadlines to exercise an Option. Tenant acknowledges that it would be inequitable to require Landlord to accept any exercise of an Option after the date provided for in this Section.

42.4. Notwithstanding anything contained in this Article to the contrary, Tenant shall not have the right to exercise an Option:

(a) During the time commencing from the date Landlord delivers to Tenant a written notice that Tenant is in default under any provisions of this Lease and continuing until Tenant has cured the specified default to Landlord’s reasonable satisfaction; or

(b) At any time after any Default as described in Article 31 of the Lease and continuing until Tenant cures any such Default, if such Default is susceptible to being cured; or

(c) In the event that Tenant has defaulted in the performance of its monetary obligations under this Lease two (2) or more times during the twelve (12)-month period immediately prior to the date that Tenant intends to exercise an Option, whether or not Tenant has cured such defaults.

42.5. The period of time within which Tenant may exercise an Option shall not be extended or enlarged by reason of Tenant’s inability to exercise such Option because of the provisions of Section 42.4.

42.6. All of Tenant’s rights under the provisions of an Option shall terminate and be of no further force or effect even after Tenant’s due and timely exercise of such Option if, after such exercise, but prior to the commencement date of the new term, (a) Tenant fails to pay to Landlord a monetary obligation of Tenant for a period of thirty (30) days after written notice from Landlord to Tenant, or (b) Tenant fails to commence to cure a default (other than a monetary default) within thirty (30) days after the date Landlord gives notice to Tenant of such default or (c) a monetary Default under this Lease has occurred two (2) or more times, whether or not Tenant has cured such Defaults.

42.7. Notwithstanding anything to the contrary in this Lease, in the event that Tenant exercises an Option (other than the Short Term Option) in accordance with this Article, Landlord shall have the right to increase the amount of the required Letter of Credit under this Lease, to an amount equal to a percentage of the total Base Rent payable by Tenant during the applicable Option Term, which percentage shall be equal to the same percentage that the then-existing Letter of Credit (as it may have been reduced) bears to the total amount of Base Rent payable during the original Term (or the previous Option Term (as applicable).

43. Fixed Option to Purchase the Phase I Property.

43.1. Tenant shall have a one-time right to purchase from Landlord (i) the Property, including without limitation the Building and all improvements thereon and (ii) the Phase I Parking Spaces (i.e., Five Hundred Fifty-Eight (558) parking spaces in the Garage) in a condominium form of ownership of a portion of the Garage that would entitle Tenant to use the Phase I Parking Spaces (“Tenant’s Purchase Option”) which may be exercised by Tenant with written notice to Landlord (“Tenant’s Purchase Option Notice”), at any time prior to the date that is sixty (60) days before the third (3rd) anniversary of the Term Commencement Date. On or before June 30, 2028, if Tenant has not yet exercised Tenant’s Purchase Option, but intends to do so prior to the deadline therefor, then Tenant shall send Landlord written notice of such intent and anticipated exercise date as a courtesy for informational purposes only, which notice shall not be deemed an exercise of Tenant’s Purchase Option and shall not be binding on Tenant.

43.2. Landlord, within fifteen (15) days after receipt of Tenant’s Purchase Option Notice shall (i) deliver to Tenant a Purchase and Sale Agreement in substantially the form attached hereto as Exhibit J with such limited modifications as necessary to reflect the Property Purchase Price, applicable dates and the like (the “Phase I PSA”) and (ii) make available to Buyer the Datasite containing the Asset Files then in Landlord’s possession (as the terms “Datasite” and “Asset Files” are defined in the Phase I PSA attached hereto as Exhibit J). Tenant and Landlord shall finalize and execute the Phase I PSA within fifteen (15) days after Landlord’s delivery of the Phase I PSA to Tenant.

43.3. The Phase I PSA includes the following key terms and provisions:

43.3.1 The closing date for the conveyance of the Property and the Phase I Parking Spaces (the “Closing Date”) shall be the first (1st) business day that is thirty (30) days after the full execution of the Phase I PSA.

43.3.2 The purchase price for the Property (the “Property Purchase Price”) shall be (i) if the Closing Date is between January 1, 2026 and December 31, 2027, Three Hundred Sixty-Two Million Three Hundred Eighty-Nine Thousand Eight Hundred Eighteen Dollars and 00/100 ($362,389,818.00), or (ii) if the Closing Date is on or after January 1, 2028, the quotient that is (A) the annual Base Rent under the Lease for the twelve (12) month period following the Closing Date divided by (B) Six and Sixty Hundredths percent (6.60%). By way of example only, if the Closing Date is July 1, 2028, then the annual Base Rent used to calculate the numerator (A) in the foregoing sentence would be for the Base Rent for period July 1, 2028 through June 30, 2029. The purchase price for the Parking Spaces (the “Phase I Parking Spaces Purchase Price”) shall be Twelve Million Two Hundred Thousand Dollars ($12,200,000) and shall be in addition to the Property Purchase Price. The Property Purchase Price and the Phase I Parking Spaces Purchase Price are collectively defined as the “Purchase Price”.

43.3.3 The Property and the Phase I Parking Spaces shall be conveyed in their “as is where is” condition.

43.3.4 If the Garage has not already been submitted to condominium status prior to the Closing Date, on or prior to the Closing Date, Landlord, at Landlord’s sole cost and expense, shall create a condominium at the Garage, consistent with the outline of the key terms and provisions of the condominium documents for the Garage included in the Phase I PSA, by recording a master deed, a declaration of trust (or bylaws) and master deed plans with the Middlesex South Registry of Deeds.

43.4. The terms and provisions of this Section 43 are personal to TransMedics Group, Inc., and may not be assigned or transferred to, and may not be exercisable by, any person or entity other than a Transferee pursuant to an Exempt Transfer, and in any event may not be assigned or transferred separately from an assignment or transfer of this Lease pursuant to an Exempt Transfer.

43.5. Notwithstanding any provision of this Section 43 to the contrary, Tenant’s rights under this Section 43 shall be void and no longer of any force and effect at Landlord’s election, if a monetary Default is then continuing at the time Tenant makes any election under this Section 43 or at the time the closing under the purchase contemplated by this Section 43 is scheduled to occur.

43.6. Any disputes regarding the provisions of this Section 43 shall be resolved by arbitration as follows: the parties shall promptly meet and confer to attempt in good faith to resolve such dispute, and if such dispute is not resolved within thirty (30) days after one party delivers written notice of such dispute to the other party, the parties shall direct the Boston office of the AAA to appoint an arbitrator who shall have a minimum of ten (10) years’ experience in commercial real estate disputes and who shall not be affiliated with either Landlord or Tenant and has not worked for either party or its affiliates at any time during the prior five (5) years. Both Landlord and Tenant shall have the opportunity to present evidence and outside consultants to the arbitrator. The arbitration shall be conducted in accordance with the expedited commercial arbitration rules of the AAA insofar as such rules are not inconsistent with the provisions of this Lease (in which case the provisions of this Lease shall govern). The cost of the arbitration (exclusive of each party’s witness and attorneys’ fees, which shall be paid by such party) shall be borne equally by the parties. The arbitrator’s decision shall be final and binding on the parties.

43.7. The Lease shall terminate upon transfer of title of the Property to Tenant pursuant to this Section 43.

43.8. Notwithstanding anything in this Section 43 to the contrary, Landlord agrees that it shall not market or sell the Property for sale or ground lease on or before the third (3rd) anniversary of the Term Commencement Date; provided, however, if Tenant defaults under the Phase I PSA, the terms and provisions of this Section 43.8 shall be null and void and no longer of any force and effect.

44. Right of First Offer to Purchase Phase I Property.

44.1. From and after the third (3rd) anniversary of the Term Commencement Date, through the Expiration Date of the Lease (including any extension of the Expiration Date if Tenant has timely exercised its then-applicable Option to extend the Term of this Lease, including Tenant’s election of the Short Term Option), Landlord shall not sell (i) the Property, (ii) the Phase I Parking Spaces in the form of condominium ownership or otherwise, or (iii) the Property together with the Phase I Parking Spaces (each of clauses (i), (ii), and (iii), as determined by Landlord, in Landlord’s sole and absolute discretion based on which of the foregoing properties in clauses (i), (ii), and (iii) Landlord intends to sell at the time it sends Landlord’s Purchase ROFO Notice (as defined below) to Tenant, a “Phase I ROFO Property”), as a single-asset sale, unless Landlord first offers the Phase I ROFO Property to Tenant (the “Phase I Purchase ROFO”) as follows: (i) Landlord shall give to Tenant written notice (“Landlord’s Purchase ROFO Notice”) specifying the Basic Sale Terms (as hereinafter defined) upon which Landlord desires to sell the Phase I ROFO Property, and (ii) Tenant shall then have the one-time right to purchase such Phase I ROFO Property (“Tenant’s Purchase ROFO Acceptance Notice”) not later than thirty (30) days after Tenant’s receipt of Landlord’s Purchase ROFO Notice and delivering to a nationally recognized title insurance company that is mutually agreeable to both Landlord and Tenant, as escrow agent, one-half (1/2) of the deposit required pursuant to the Basic Sale Terms (as hereinafter defined) simultaneously with Tenant sending to Landlord Tenant’s Purchase ROFO Acceptance Notice, time being of the essence. Landlord, within thirty (30) days of receipt of Tenant’s Purchase ROFO Acceptance Notice, shall prepare a Purchase and Sale Agreement in substantially the form attached hereto as Exhibit J with such limited modifications as necessary to reflect the Basic Sale Terms and the like (the “ROFO P&S”) for Tenant’s review, and the parties shall finalize and execute the ROFO P&S within fifteen (15) days of Tenant’s receipt of the ROFO P&S.

44.2. If Tenant timely exercises the Purchase ROFO, Tenant shall have the one-time right and obligation to purchase the applicable Phase I ROFO Property upon the Basic Sale Terms. If Landlord’s Purchase ROFO Notice includes only a single Phase I ROFO Property (e.g., the Property or the Phase I Parking Spaces and not the Property and Phase I Parking Spaces together), Tenant shall continue to have the Phase I Purchase ROFO on the non-offered Phase I ROFO Property pursuant to this Section 44.

44.3. Notwithstanding anything to the contrary herein, Tenant’s rights under this Section 44 shall not apply to, and Landlord shall have no obligation to provide Landlord’s Purchase ROFO Notice in connection with:

44.3.1 Intentionally omitted;

44.3.2 intentionally omitted;

44.3.3 any sale or transfer of any direct or indirect interests in Landlord, including, without limitation, a sale or transfer among then-existing direct or indirect interest holders in Landlord, sales or transfers of beneficial interests in direct or indirect interest holders in Landlord that are part of a portfolio transaction that includes properties that may also include Property or the Garage, and mergers, acquisitions, sales, or transfers of or in entities with a direct or indirect interest in Landlord that own direct or indirect interests in properties other than the Property or the Garage;

44.3.4 any sale or transfer of the Property or Garage to a partnership, corporation, limited liability company, trust or other entity that is under control by, common control with, or controls Landlord or any direct or indirect owner of Landlord;

44.3.5 any portfolio transaction that includes at least one other real estate asset; and

44.3.6 any transfer in the nature of a financing transaction with a financial institution that is made for a bona fide business purpose, including without limitation the granting of, or foreclosure or deed-in-lieu of foreclosure, under a mortgage.

The Phase I Purchase ROFO shall survive the sale of the Property that is part of any of the transactions described in Sections 44.3.1 through 44.3.6 above.

44.4. If Tenant either rejects the Landlord’s Purchase ROFO Notice or does not timely exercise the Phase I Purchase ROFO by providing Tenant’s Purchase ROFO Acceptance Notice, or if Landlord and Tenant have not executed and delivered the ROFO P&S within fifteen (15) days after Tenant first receives the ROFO P&S from Landlord, then Landlord shall be free to sell the applicable Phase I ROFO Property to any person or entity upon any terms and conditions that Landlord so chooses, except as expressly set forth in this Section 44. If after Tenant either rejects the Landlord’s Purchase ROFO Notice or does not timely exercise the Phase I Purchase ROFO and Landlord desires to offer the applicable Phase I ROFO Property for sale at a purchase price that is less than ninety-five percent (95%) of the purchase price stated for such Phase I ROFO Property in the Basic Sale Terms or if Landlord has not consummated a sale of such Phase I ROFO Property within nine (9) months of Landlord’s Purchase ROFO Notice, then Landlord, if Landlord again desires to sell such Phase I ROFO Property, must resubmit a Landlord’s Purchase ROFO Notice in accordance with the procedures set forth above. Notwithstanding anything in this Section 44 to the contrary, Tenant shall have only five (5) business days to respond to any Landlord’s Purchase ROFO Notice resubmitted by Landlord under this Section 44.4.

44.5. Upon any sale of the Property and Garage to a third party that is not controlled by, under common control with, or controls Landlord or any direct or indirect owner of Landlord in accordance with the terms of this Section 44, Tenant’s Purchase ROFO shall be null and void and no longer of any force and effect.

44.6. As used in this Section 44: “Basic Sale Terms” shall mean (i) the purchase price for the applicable Phase I ROFO Property and terms of any seller financing offered by Landlord, (ii) the amount of the deposit to be paid by the purchaser under the Purchase and Sale Agreement; and (iii) the closing date for the closing of the transfer of the Phase I ROFO Property.

44.7. The Lease shall terminate upon transfer of title of the Property to Tenant pursuant to this Section 44.

44.8. Notwithstanding any provision of this Section 44 to the contrary, Tenant’s rights under this Section 44 shall be void and no longer of any force and effect at Landlord’s election, if a monetary Default is then continuing at the time Tenant makes any election under this Section 44 or at the time the closing under the purchase contemplated by this Section 44 is scheduled to occur. If a monetary Default exists at the time that Landlord would otherwise be obligated to send a Landlord’s Purchase ROFO Notice, Landlord may proceed to offer to sell the applicable Phase I ROFO Property to any person or entity, and to consummate such sale of the Property without first offering the Property to Tenant pursuant to this Section 44. If Tenant asserts in any legal proceeding any rights in the Phase I ROFO Property by means of a lis pendens or similar notice, or any other method claiming any rights or interest in the Phase I ROFO Property (as opposed to a claim strictly for monetary damages, for which the indemnity set forth in this sentence will not apply), and Tenant fails to prevail in such proceeding, then Tenant shall indemnify, defend, and hold harmless Landlord for any loss, cost, damage or injury that Landlord suffers that arises from the delay caused by such proceeding, including without limitation any lost profits, consequential damages, and any change in market conditions affecting a sale of the Phase I ROFO Property.

44.9. The terms and provisions of this Section 44 are personal to TransMedics Group, Inc., and may not be assigned or transferred to, and may not be exercisable by, any person or entity other than a Transferee pursuant to an Exempt Transfer, and in any event may not be assigned or transferred separately from an assignment or transfer of this Lease pursuant to an Exempt Transfer.

44.10. Any disputes regarding the provisions of this Section 44 shall be resolved by arbitration as follows: the parties shall promptly meet and confer to attempt in good faith to resolve such dispute, and if such dispute is not resolved within thirty (30) days after one party delivers written notice of such dispute to the other party, the parties shall direct the Boston office of the AAA to appoint an arbitrator who shall have a minimum of ten (10) years’ experience in commercial real estate disputes and who shall not be affiliated with either Landlord or Tenant and has not worked for either party or its affiliates at any time during the prior five (5) years. Both Landlord and Tenant shall have the opportunity to present evidence and outside consultants to the arbitrator. The arbitration shall be conducted in accordance with the expedited commercial arbitration rules of the AAA insofar as such rules are not inconsistent with the provisions of this Lease (in which case the provisions of this Lease shall govern). The cost of the arbitration (exclusive of each party’s witness and attorneys’ fees, which shall be paid by such party) shall be borne equally by the parties. The arbitrator’s decision shall be final and binding on the parties.

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IN WITNESS WHEREOF, the parties hereto have executed this Lease as a sealed Massachusetts instrument as of the date first above written.

LANDLORD:

BRE-BMR ASSEMBLY INNOVATION I LLC, a Delaware limited liability company

By:	/s/ Colleen O’Connor
Name:	Colleen O’Connor
Title:	Executive Vice President

TENANT:

TRANSMEDICS GROUP, INC., a Massachusetts corporation

By:	/s/ Waleed Hassanein
Name:	Waleed Hassanein
Title:	President

EXHIBIT A

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EXHIBIT B

WORK LETTER

1. General Requirements.

1.1. Authorized Representatives.

(a) Landlord designates, as Landlord’s authorized representative (“Landlord’s Authorized Representative”), (i) Ed McDonald as the person authorized to initial plans, drawings, approvals and to sign change orders pursuant to this Work Letter and (ii) an officer of Landlord as the person authorized to sign any amendments to this Work Letter or the Lease. Tenant shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by the appropriate Landlord’s Authorized Representative. Landlord may change either Landlord’s Authorized Representative upon one (1) business day’s prior written notice to Tenant (which may be by email).

(b) Tenant designates Nicholas Corcoran (“Tenant’s Authorized Representative”) as the person authorized to initial and sign all plans, drawings, change orders and approvals pursuant to this Work Letter. Landlord shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by Tenant’s Authorized Representative. Tenant may change Tenant’s Authorized Representative upon one (1) business day’s prior written notice to Landlord (which may be by email).

1.2. Schedule. The schedule for design and development of the Tenant Improvements, including the time periods for preparation and review of construction documents, approvals and performance, shall be in accordance with a schedule to be prepared by Tenant (the “Schedule”). The Schedule will provide for the construction of all Tenant Improvements in the Premises as a single project, but may also include the proposed phasing of the Tenant Improvements as contemplated by the Lease. Tenant shall prepare the Schedule so that it is a reasonable schedule for the completion of the Tenant Improvements. The Schedule shall clearly identify all activities requiring Landlord participation, including specific dates and time periods when Tenant’s contractor will require access to areas of the Project outside of the Premises. As soon as the Schedule is completed, but not later than (i) six (6) months after the Execution Date with respect to the Tenant Improvements less the Deferred TI Space and (ii) thirty-four (34) months after the Execution Date with respect to the Schedule for the Deferred TI Space, Tenant shall deliver the same to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Such Schedule shall be approved or disapproved by Landlord within ten (10) business days after delivery to Landlord. Landlord’s failure to respond within such ten (10) business day period shall be deemed that Landlord has not approved the Schedule. If Landlord disapproves the Schedule, then Landlord shall notify Tenant in writing of its objections to such Schedule, and the parties shall confer and negotiate in good faith to reach agreement on the Schedule. The Schedule shall be subject to adjustment as mutually agreed upon in writing by the parties, or as provided in this Work Letter. For purposes of clarity, the term “Schedule” as used in this Lease shall refer to the Schedule for the Tenant Improvements less the Deferred TI Space until such time that Tenant has delivered the Schedule for the Deferred TI Space, in which case the term “Schedule” shall refer to the Schedule for the Tenant Improvements less the Deferred TI Space and the Schedule for the Deferred TI Space.

1.3. Budget. Tenant shall deliver a proposed budget for (i) the Tenant Improvements (excluding the Deferred TI Space) (the “Initial TI Work Proposed Budget”) as soon as practicable, but in no event later than six (6) months after the Execution Date, (ii) the Deferred TI Space (the “Deferred TI Space Work Proposed Budget”, and together with the Initial TI Work Proposed Budget, the “Proposed Budgets”), no later than thirty-four (34) months after the Execution Date, which shall provide for approximately proportionate spending across the entire Premises (less any portion of the Premises that is finished and built out as of the Execution Date, which includes the ground floor of the Building and the amenities center on the eleventh (11th) floor of the Building) on a per square foot basis (subject to customary and/or reasonable variations on a floor-by-floor basis for the applicable use mix on such floor, such as between office and laboratory space), including both hard and soft costs, and, as part of the Proposed Budgets and any Approved Budgets (as defined below), provide a cash flow analysis showing Tenant’s proposed spending, on a monthly basis, over the Schedule for the construction of the Tenant Improvements. Tenant’s submission of any Proposed Budget and Schedule to Landlord for Landlord’s approval shall include underlying details and information from Tenant’s general contractor showing the key categories of spending (both hard and soft costs) and the detailed amounts of that spending and the time periods in which such spending is projected to occur, in sufficient detail as Landlord may reasonably require, as well as any other information reasonably requested by Landlord. Additionally, simultaneously with such submission, Tenant shall provide Landlord with documentation, reasonably satisfactory to Landlord, that evidences that Tenant has sufficient capital or other sources of funds to pay for the Tenant Improvements as of the time Tenant submits each of the Proposed Budgets to Landlord. Landlord shall review each of the Proposed Budgets and provide reasonable comments within ten (10) business days of Landlord’s receipt of a Proposed Budget, which Tenant shall reasonably consider and revise the Proposed Budgets in accordance with such comments, and resubmit the same to Landlord for Landlord’s approval, not to be unreasonably withheld, conditioned, or delayed. If Landlord fails to provide comments or approve a Proposed Budget within such ten (10) business day period, it shall be deemed that Landlord has not approved such Proposed Budget. Each of the Proposed Budgets, once approved in writing by Landlord, shall be an “Approved Budget” and together, the “Approved Budgets”). Prior to Landlord’s approval of the Proposed Budgets, Tenant shall pay all of the costs and expenses incurred in connection with the Tenant Improvements as they become due. Tenant shall promptly notify Landlord of any subsequent proposed changes to any Approved Budget, which shall be subject to Landlord’s prior approval, including any change resulting from any Change permitted in accordance with Section 2.3 below. Any request by Tenant for a change to the Approved Budget or any Schedule shall include contractor detail and schedules, along with revised cash flow calculations and any other information reasonably requested by Landlord. Landlord shall not be required to approve any change to the Approved Budget or any approved Schedule if that change results in the Tenant Improvements, less the Deferred TI Space, being completed later than thirty-six (36) months after the Execution Date or the Deferred TI Space being completed later than forty-eight (48) months after the Execution Date.

1.4. Tenant’s Architects, Contractors and Consultants. The architect, engineering consultants, design team, general contractor and subcontractors responsible for the construction of the Tenant Improvements shall be selected by Tenant and approved by Landlord, which approval Landlord shall not unreasonably withhold, condition or delay. Landlord may refuse to use any architects, consultants, contractors, subcontractors or material suppliers that Landlord reasonably believes could cause labor disharmony or may not have sufficient experience, in Landlord’s reasonable opinion, to perform work in an occupied Class “A” laboratory research building and in lab areas. All Tenant contracts related to the Tenant Improvements shall provide that Tenant may assign such contracts and any warranties with respect to the Tenant Improvements to Landlord at any time, provided that Tenant shall not assign such contracts and warranties to Landlord except upon Landlord’s written request or otherwise with Landlord’s prior written consent. The contractors and subcontractors identified on Exhibit B-2 attached hereto are approved by Landlord.

2. Tenant Improvements. All Tenant Improvements shall be performed by Tenant’s contractor, at Tenant’s sole cost and expense (in accordance with the Approved Plans (as defined below)), the Lease and this Work Letter, Applicable Laws, the requirements of Tenant’s insurance carriers, the requirements of Landlord’s insurance carriers (to the extent Landlord provides its insurance carriers’ requirements to Tenant) and the board of fire underwriters having jurisdiction over the Premises. All material and equipment furnished by Tenant or its contractors as the Tenant Improvements shall be new or “like new;” the Tenant Improvements shall be performed in a first-class, workmanlike manner; and the quality of the Tenant Improvements shall be of a nature and character not less than the Building Standard. Tenant shall take, and shall require its contractors to take, commercially reasonable steps to protect the Premises during the performance of any Tenant Improvements, including covering or temporarily removing any window coverings so as to guard against dust, debris or damage. Tenant shall pay to Landlord, within thirty (30) days of a receipt of an invoice therefor, all reasonable third-party, out-of-pocket expenses incurred by Landlord in connection with Landlord’s review and approval of Tenant’s plans and specifications for the Tenant Improvements (described below) and in connection with the construction of the Tenant Improvements. All Tenant Improvements shall be performed in accordance with Article 17 of the Lease; provided that, notwithstanding anything in the Lease or this Work Letter to the contrary, in the event of a conflict between this Work Letter and Article 17 of the Lease, the terms of this Work Letter shall govern. Pursuant to Section 4.2 of the Lease, the terms and provisions of this Work Letter shall apply to each phase of the design and construction of the Tenant Improvements.

2.1. Work Plans. Tenant shall prepare and submit to Landlord for approval, such approval not to be unreasonably withheld, conditioned or delayed, schematics covering the Tenant Improvements prepared in conformity with the applicable provisions of this Work Letter (the “Draft Schematic Plans”). The Draft Schematic Plans shall contain sufficient information and detail to accurately describe the proposed design to Landlord and such other information as Landlord may reasonably request. Landlord shall notify Tenant in writing within ten (10) business days after receipt of the Draft Schematic Plans whether Landlord approves or objects to the Draft Schematic Plans and of the manner, if any, in which the Draft Schematic Plans are unacceptable. Landlord’s failure to respond within such ten (10) business day period shall be deemed approval by Landlord. If Landlord reasonably objects to the Draft Schematic Plans, then Tenant shall revise the Draft Schematic Plans and cause Landlord’s objections to be remedied in the revised Draft Schematic Plans. Tenant shall then resubmit the revised Draft Schematic Plans to Landlord for approval. Landlord’s approval of or objection to revised Draft Schematic Plans and Tenant’s correction of the same shall be in accordance with this Section until Landlord has approved the Draft Schematic Plans in writing or been deemed to have approved them. The iteration of the Draft Schematic Plans that is approved or deemed approved by Landlord without objection shall be referred to herein as the “Approved Schematic Plans.”

2.2. Construction Plans. Tenant shall prepare final plans and specifications for the Tenant Improvements that (a) are consistent with and are logical evolutions of the Approved Schematic Plans and (b) incorporate any other Tenant-requested (and Landlord-approved) Changes (as defined below). As soon as such final plans and specifications (“Construction Plans”) are completed, Tenant shall deliver the same to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. All such Construction Plans shall be submitted by Tenant to Landlord in electronic .pdf, CADD and full-size hard copy formats, and shall be approved or disapproved by Landlord within ten (10) business days after delivery to Landlord. Landlord’s failure to respond within such ten (10) business day period shall be deemed approval by Landlord. If the Construction Plans are disapproved by Landlord, then Landlord shall notify Tenant in writing of its objections to such Construction Plans, and the parties shall confer and negotiate in good faith to reach agreement on the Construction Plans. Promptly after the Construction Plans are approved by Landlord and Tenant, two (2) copies of such Construction Plans shall be initialed and dated by Landlord and Tenant, and Tenant shall promptly submit such Construction Plans to all appropriate Governmental Authorities for approval. The Construction Plans so approved, and all change orders specifically permitted by this Work Letter, are referred to herein as the “Approved Plans.”

2.3. Changes to the Tenant Improvements. Any changes to the Approved Plans (each, a “Change”) shall be requested and instituted in accordance with the provisions of this Article 2 and shall be subject to the written approval of the non-requesting party in accordance with this Work Letter.

(a) Change Request. Either Landlord or Tenant may request Changes after Landlord approves the Approved Plans by notifying the other party thereof in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any requested Changes, including (a) the Change, (b) the party required to perform the Change and (c) any modification of the Approved Plans and the Schedule, as applicable, necessitated by the Change. If the nature of a Change requires revisions to the Approved Plans, then the requesting party shall be solely responsible for the cost and expense of such revisions and any increases in the cost of the Tenant Improvements as a result of such Change. Change Requests shall be signed by the requesting party’s Authorized Representative.

(b) Approval of Changes. All Change Requests shall be subject to the other party’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. The non-requesting party shall have five (5) business days after receipt of a Change Request to notify the requesting party in writing of the non-requesting party’s decision either to approve or object to the Change Request. The non-requesting party’s failure to respond within such five (5) business day period shall be deemed approval by the non-requesting party.

2.4. Preparation of Estimates. Tenant shall, before proceeding with any Change, using its best efforts, prepare as soon as is reasonably practicable (but in no event more than five (5) business days after delivering a Change Request to Landlord or receipt of a Change Request) an estimate of the increased costs or savings that would result from such Change, as well as an estimate of such Change’s effects on the Schedule. Landlord shall have five (5) business days after receipt of such information from Tenant to (a) in the case of a Tenant-initiated Change Request, approve or reject such Change Request in writing, or (b) in the case of a Landlord-initiated Change Request, notify Tenant in writing of Landlord’s decision either to proceed with or abandon the Landlord-initiated Change Request.

2.5. Quality Control Program; Coordination. Tenant shall provide Landlord with information regarding the following (together, the “QCP”): (a) Tenant’s general contractor’s quality control program and (b) evidence of subsequent monitoring and action plans. The QCP shall be subject to Landlord’s reasonable review and approval and shall specifically address the Tenant Improvements. Tenant shall ensure that the QCP is regularly implemented on a scheduled basis and shall provide Landlord with reasonable prior notice and access to attend all inspections and meetings between Tenant and its general contractor. At the conclusion of the Tenant Improvements, Tenant shall deliver the quality control log to Landlord, which shall include all records of quality control meetings and testing and of inspections held in the field, including inspections relating to concrete, steel roofing, piping pressure testing and system commissioning.

3. Completion of Tenant Improvements. Tenant, at its sole cost and expense, shall perform and complete the Tenant Improvements in all respects (a) in substantial conformance with the Approved Plans and the approved Schedule, (b) otherwise in compliance with provisions of the Lease and this Work Letter and (c) in accordance with Applicable Laws, the requirements of Tenant’s insurance carriers, the requirements of Landlord’s insurance carriers (to the extent Landlord provides its insurance carriers’ requirements to Tenant) and the board of fire underwriters having jurisdiction over the Premises. The Tenant Improvements shall be deemed completed at such time as Tenant shall furnish to Landlord (a) evidence satisfactory to Landlord that (i) all Tenant Improvements have been completed and paid for in full (which shall be evidenced by the architect’s certificate of completion and the general contractor’s and each subcontractor’s and material supplier’s final unconditional waivers and releases of liens, each in a form acceptable to Landlord and complying with Applicable Laws, and a Certificate of Substantial Completion in the form of the American Institute of Architects document G704, executed by the project architect and the general contractor, together with a statutory notice of substantial completion from the general contractor), (ii) all Tenant Improvements have been accepted by Landlord in its reasonable discretion, (iii) any and all liens related to the Tenant Improvements have either been discharged of record (by payment, bond, order of a court of competent jurisdiction or otherwise) or waived by the party filing such lien and (iv) no security interests relating to the Tenant Improvements are outstanding, (b) all certifications and approvals with respect to the Tenant Improvements that may be required from any Governmental Authority and any board of fire underwriters or similar body for the use and occupancy of the Premises (including a certificate of occupancy (or its substantial equivalent) for the Premises for the Permitted Use), (c) certificates of insurance required by the Lease to be purchased and maintained by Tenant, (d) an affidavit from Tenant’s architect certifying that all work performed in, on or about the Premises is in accordance with the Approved Plans, (e) complete “as built” drawing print sets, project specifications and shop drawings and electronic CADD files on disc (showing the Tenant Improvements as an overlay on the Building “as built” plans (provided that Landlord provides the Building “as-built” plans provided to Tenant) of all contract documents for work performed by their architect and engineers in relation to the Tenant Improvements, (f) a commissioning report prepared by a licensed, qualified commissioning agent hired by Tenant and approved by Landlord for all new or affected mechanical, electrical and plumbing systems (which report Landlord may hire a licensed, qualified commissioning agent to peer review, and whose reasonable recommendations Tenant’s commissioning agent shall perform and incorporate into a revised report) and (g) such other “close out” materials as Landlord reasonably requests consistent with Landlord’s own requirements for its contractors, such as copies of manufacturers’ warranties, operation and maintenance manuals and the like.

4. Insurance.

4.1. Property Insurance. At all times during the period beginning with commencement of construction of the Tenant Improvements and ending with final completion of the Tenant Improvements, Tenant shall maintain, or cause to be maintained (in addition to the insurance required of Tenant pursuant to the Lease), property insurance insuring Landlord and the Landlord Parties, as their interests may appear. Such policy shall, on a completed replacement cost basis for the full insurable value at all times, insure against loss or damage by fire, vandalism and malicious mischief and other such risks as are customarily covered by the so-called “broad form extended coverage endorsement” upon all Tenant Improvements and the general contractor’s and any subcontractors’ machinery, tools and equipment, all while each forms a part of, or is contained in, the Tenant Improvements or any temporary structures on the Premises, or is adjacent thereto; provided that, for the avoidance of doubt, insurance coverage with respect to the general contractor’s and any subcontractors’ machinery, tools and equipment shall be carried on a primary basis by such general contractor or the applicable subcontractor(s). Tenant agrees to pay any deductible, and Landlord is not responsible for any deductible, for a claim under such insurance.

4.2. Workers’ Compensation Insurance. At all times during the period of construction of the Tenant Improvements, Tenant shall, or shall cause its contractors or subcontractors to, maintain statutory workers’ compensation insurance as required by Applicable Laws.

4.3. Waivers of Subrogation. Any insurance provided pursuant to this Article shall waive subrogation against the Landlord Parties and Tenant shall hold harmless and indemnify the Landlord Parties for any loss or expense incurred as a result of a failure to obtain such waivers of subrogation from insurers.

5. Liability. Tenant assumes sole responsibility and liability for any and all injuries or the death of any persons, including Tenant’s contractors and subcontractors and their respective employees, agents and invitees, and for any and all damages to property arising from any act or omission on the part of Tenant, Tenant’s contractors or subcontractors, or their respective employees, agents and invitees in the prosecution of the Tenant Improvements. Tenant agrees to Indemnify the Landlord Indemnitees from and against all Claims due to, because of or arising from any and all such injuries, death or damage, whether real or alleged, and Tenant and Tenant’s contractors and subcontractors shall assume and defend at their sole cost and expense all such Claims; provided, however, that nothing contained in this Work Letter shall be deemed to Indemnify Landlord from or against liability to the extent arising directly from Landlord’s negligence or willful misconduct. Any deficiency in design or construction of the Tenant Improvements shall be solely the responsibility of Tenant, notwithstanding the fact that Landlord may have approved of the same in writing.

6. Accrual Information. In addition to the other requirements of this Section 6, Tenant shall, no later than the second (2nd) business day of each month until the Tenant Improvements are complete, provide Landlord with an estimate (broken out by phase, if applicable) of (a) the percentage of design and other soft cost work that has been completed, (b) design and other soft costs spent through the end of the previous month, both from commencement of the Tenant Improvements and solely for the previous month, (c) the percentage of construction and other hard cost work that has been completed, (d) construction and other hard costs spent through the end of the previous month, both from commencement of the Tenant Improvements and solely for the previous month, and (e) the estimated date of substantial completion of the Tenant Improvements. The foregoing will be provided using Landlord’s standard form or another form reasonably approved by Landlord. Additionally, not less frequently than the tenth (10th) day of each month, until the date that Landlord has received final and unconditional lien waivers from its general contractor and all subcontractors that have performed work on the Tenant Improvements, Tenant shall provide to Landlord lien waivers from its general contractor and all subcontractors evidence in payment in full to the general contractor and subcontractors up to the date of such lien waivers, in form and substance reasonably acceptable to Landlord and in compliance with Applicable Laws.

7. Miscellaneous.

7.1. Incorporation of Lease Provisions. Sections 40.6 through 40.19 of the Lease are incorporated into this Work Letter by reference, and shall apply to this Work Letter in the same way that they apply to the Lease.

7.2. General. Except as otherwise set forth in the Lease or this Work Letter, this Work Letter shall not apply to improvements performed in any additional premises added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise; or to any portion of the Premises or any additions to the Premises in the event of a renewal or extension of the original Term, whether by any options under the Lease or otherwise, unless the Lease or any amendment or supplement to the Lease expressly provides that such additional premises are to be delivered to Tenant in the same condition as the initial Premises.

EXHIBIT B-1

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EXHIBIT B-2

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EXHIBIT C

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EXHIBIT D

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EXHIBIT E

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EXHIBIT F

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EXHIBIT G

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EXHIBIT H

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EXHIBIT I

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EXHIBIT J

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EXHIBIT K

TENANT IMPROVEMENTS SECURITY OBLIGATIONS

1. TI Security Letter of Credit.

1.1. Tenant shall deliver to Landlord an unconditional, irrevocable standby letter of credit (the “TI Security Letter of Credit”) from an Eligible Bank meeting the same requirements applicable to the Letter of Credit pursuant to Section 11.1(a) of the Lease if, commencing on the date that is seven (7) months after the Execution Date, and on each three (3) month anniversary thereafter until the date that is thirty-seven (37) months after the Execution Date, the TI Actual Spend (as defined below) is less than eighty (80%) of the amounts reflected in the Approved Budget and Schedule as of such quarterly period of measurement (a “TI Shortfall”, i.e., the difference between (A) eighty (80%) of the amounts reflected in the Approved Budget and Schedule for the relevant quarterly period of measurement and (B) the TI Actual Spend as of the date of measurement). “TI Actual Spend” means the actual funds invested by Tenant in the Tenant Improvements as of such quarterly measurement date, which is determined by the amounts invoiced to Tenant from its general contractor/construction manager, architect, engineers and other professionals engaged by Tenant for the design and construction of the Tenant Improvements, but excludes all costs (both hard and soft costs) incurred by or invoiced to Tenant for Tenant’s furniture, fixtures, and equipment. For purposes of clarity, until there exists a Schedule and Approved Budget for the Deferred TI Space pursuant to Sections 1.2 and 1.3 of the Work Letter, respectively, the references in this Section 1 to “Schedule” and “Approved Budget” shall refer only to the Schedule and Approved Budget for the Tenant Improvements, less the Deferred TI Space. Upon Landlord’s approval of the Schedule and Approved Budget for the Deferred TI Space, the terms “Schedule” and “Approved Budget” in this Section 1 shall refer to both Schedules and Approved Budgets.

1.2. Tenant shall deliver a written report to Landlord (a “Quarterly Report”), in form and substance reasonably acceptable to Landlord, setting out the actual funds spent by Tenant on the Tenant Improvements (and, if required by Landlord, evidence of payment of such funds) as compared to the amounts Tenant should have spent on the Tenant Improvements for such quarter, as set forth in the Approved Budget and Schedule, on each three (3) month anniversary following the date that is seven (7) months after the Execution Date (or, if such monthly anniversary is not a business day, on the first (1st) business day following such monthly anniversary).

1.3. If a TI Shortfall occurs, Tenant, within five (5) business days, after delivery of the applicable Quarterly Report, shall deliver to Landlord the TI Security Letter of Credit, or any amendment to any then-existing TI Security Letter of Credit, all in form and substance acceptable to Landlord, in an amount equal to the TI Shortfall.

1.4. Based on each Quarterly Report, the amount of the TI Security Letter of Credit shall be adjusted to equal to then-existing TI Shortfall as of the date of such Quarterly Report, until the date is thirty-seven (37) months after the Execution Date (and, for purposes of clarity, Tenant shall deliver a report on such 37th month). By way of example only, if, as of the date of the first Quarterly Report, the TI Shortfall is $10 million, then Tenant shall deliver to Landlord the TI Security Letter of Credit in the amount of $10 million. If, as of the date of the second Quarterly Report, the cumulative TI Shortfall for the Tenant Improvements is only $5 million, then Tenant shall deliver to Landlord an amendment to the TI Security Letter of Credit, in form and substance acceptable to Landlord, reducing the amount of the TI Security Letter of Credit to $5 million. If, however, as of the date of the second Quarterly Report, the cumulative TI Shortfall is $15 million, then Tenant shall deliver to Landlord an amendment to the TI Security Letter of Credit increasing the amount of the TI Security Letter of Credit to $15 million.

1.5. The TI Security Letter of Credit shall be in the same form as the Letter of Credit required to be delivered by Tenant pursuant to Section 11.1 of the Lease or in such other form as may be acceptable to Landlord. The terms and provisions of Section 11.1(b), (f), (g), and (h) of the Lease shall apply to the TI Security Letter of Credit, and Tenant shall have the same obligations, and Landlord shall have the same rights, with respect to the TI Security Letter of Credit as each such party has with respect to the Letter of Credit. The final expiry date for the TI Security Letter of Credit shall be the sixth (6th) year anniversary of the Term Commencement Date.

2. Tenant’s Failure to Timely Deliver the Initial TI Work Proposed Budget.

2.1. If Tenant fails to timely deliver the Initial TI Work Proposed Budget and Schedule for the Tenant Improvements less the Deferred TI Space by the date that is nine (9) months after the Execution Date, then Tenant shall deliver to Landlord, within three (3) business days after Landlord’s written demand therefor, the TI Security Letter of Credit (or an amendment to the TI Security Letter of Credit increasing the amount of the TI Security Letter of Credit, in form and substance acceptable to Landlord, if Tenant previously has delivered the TI Security Letter of Credit to Landlord pursuant to Section 1 above) in the amount of Ten Million Dollars and 00/100 ($10,000,000.00). If Tenant still has not delivered the Proposed Budget and Schedule for the Tenant Improvements less the Deferred TI Space by the date that is ten (10) months after the Execution Date, then Tenant shall deliver to Landlord, within three (3) business days after Landlord’s written demand therefor, an amendment to the TI Security Letter of Credit that increases the TI Security Letter of Credit by an additional Ten Million Dollars and 00/100 ($10,000,000.00) (i.e., for a total TI Security Letter of Credit under this Section 2 in the amount of Twenty Million Dollars and 00/100 ($20,000,000.00)). This process shall continue every thirty (30) days after the date that is ten (10) months after the Execution Date if Tenant has failed to deliver the Proposed Budget and Schedule for the Tenant Improvements less the Deferred TI Space until such time as the TI Security Letter of Credit equals Sixty-Seven Million Five Hundred Thousand Dollars and 00/100 ($67,500,000.00). The total amount of the TI Security Letter of Credit, including any increases to the TI Security Letter of Credit required under this Section 2, shall be reduced, on a quarterly basis, by the Actual TI Spend as of the most recent Quarterly Report prior to the date of reduction, as such reduction amount is offset by any TI Shortfall pursuant to Section 1 above.

3. Further Increases to TI Security Letter of Credit.

3.1. Not later than the thirty-seventh (37th) month anniversary of the Execution Date (which, for purposes of clarity, is the exact date on which the thirty-seventh (37th) month anniversary of the Execution Date occurs, even if such date is not a business day), and unless the TI Security Letter of Credit previously has been delivered to Landlord pursuant to Section 1 or Section 2 above, Tenant shall deliver the TI Security Letter of Credit to Landlord in the following amount: The estimated cost, as set forth in the Approved Budgets and Schedule, to construct the portion of the Tenant Improvements that have not been completed as of the 34-month anniversary of the Execution Date, including without limitation the estimated cost to complete the Tenant Improvements to the Deferred TI Space based upon the Approved Budget for the Deferred TI Space, or if the Deferred TI Space Proposed Budget or the Proposed Budget for any other portion of the Premises is not timely submitted in accordance with the Work Letter, an amount that is the greater of (i) $400.00 per rentable square foot and (ii) the average cost per square foot of the Tenant Improvements completed as of the thirty-sixth (34h) month anniversary of the Term Commencement Date, multiplied by the square footage of the actual Deferred TI Space or such other portion of the Premises for which no Proposed Budget exists. As used in the immediately foregoing clause (ii), the “average cost per square foot” includes both actual construction costs and so-called “soft” costs incurred by Tenant in connection with the Tenant Improvements prior to such thirty-fourth (34th)

month anniversary of the Execution Date. If Tenant has previously delivered to Landlord the TI Security Letter of Credit pursuant to Section 1, then the amounts required in this Section 3.1 shall be added to then-existing TI Security Letter of Credit pursuant to an amendment to the TI Security Letter of Credit in form and substance acceptable to Landlord. As used in this Section 3.1, the determination as to whether the Tenant Improvements have been completed shall be the same requirements for the completion of the Tenant Improvements set forth in the second (2nd) sentence of Section 3 of the Work Letter. This Section 3.1 is not intended to excuse, waive, or release Tenant from its obligation to have completed the Tenant Improvements for all of the Premises, other than the Deferred TI Space, as of the thirty-sixth (36th) month anniversary of the Term Commencement Date, and to complete the Tenant Improvements to the Deferred TI Space as of the forty-eight (48) month anniversary of the Term Commencement Date, and Landlord shall be entitled to any and all rights and remedies available under this Lease if Tenant breaches its obligations under Section 4.3 of the Lease.

3.2. Beginning after the first Quarterly Report delivered after the thirty-fourth (34th) month following the Execution Date (i.e., the Quarterly Report delivered on the thirty-seventh (37th) month after the Execution Date), the TI Security Letter of Credit may be reduced by Tenant, on a quarterly basis, by an amount equal to the TI Actual Spend from the date of the immediately prior Quarterly Report to the date of the then-applicable Quarterly Report. By way of example only, the required amount of the initial TI Security Letter of Credit pursuant to Section 3.1 above is $30 million, and if, as of the date of the second (2nd) Quarterly Report, the TI Actual Spend from the date of the first (1st) Quarterly Report is $10 million, then Tenant, after the date that Tenant delivers the second (2nd) Quarterly Report, may deliver to Landlord an amendment to the TI Security Letter of Credit, in form and substance acceptable to Landlord, reducing the TI Security Letter of Credit to $20 million. This process shall continue, on a quarterly basis, until the date that is, and includes, forty-eight (48) months after the Execution Date (and Tenant shall deliver a Quarterly Report on such 48th month even if such 48th month is not a full three (3) months after the delivery date for the immediately prior Quarter Report).

4. Landlord’s Right to Draw on the TI Security Letter of Credit and Other Remedies.

4.1. If Tenant has not completed all of the Tenant Improvements for the entire Premises by the forty-eighth (48th) month after the Term Commencement Date, Landlord, in addition to any other rights or remedies available to Landlord under this Lease, shall have the right to present the TI Security Letter of Credit for payment by the issuing bank and the proceeds thereof shall be due and payable to Landlord in accordance with the terms of this Exhibit K and the TI Security Letter of Credit. Tenant agrees that Landlord may, in Landlord’s sole and absolute discretion, and without waiving any of Landlord’s other rights and remedies under this Lease upon the occurrence of any Default, either (i) construct and build out the incomplete Tenant Improvements and apply the proceeds of the TI Security Letter of Credit to do so or (ii) retain all of the proceeds of the TI Security Letter of Credit as liquidated damages, and not as a penalty. With respect Landlord’s remedy under the immediately foregoing clause (ii), Landlord and Tenant acknowledge and agree that (a) as of the Execution Date, the amount of actual damages to Landlord arising from Tenant’s failure to complete all of the Tenant Improvements for the entire Premises by the forty-eighth (48th) month after the Term Commencement Date is difficult to determine and (b) the TI Security Letter of Credit is a reasonable forecast of Landlord’s damages expected to occur in the event of Tenant’s failure to complete all of the Tenant Improvements for the entire Premises by the forty-eighth (48th) month after the Term Commencement Date.

5. Additional Provisions Regarding Tenant Improvements Security Obligations.

5.1. Landlord agrees to reasonably cooperate with Tenant to amend the TI Security Letter of Credit in order to effectuate any reductions to the TI Security Letter of Credit provided in this Exhibit K.

5.2. Without limiting any of Landlord’s rights and remedies under the Lease, the parties expressly agree that if Tenant defaults in its obligation to timely deliver to Landlord (i) the TI Security Letter of Credit, (ii) an amendment to the TI Security Letter of Credit that increases the amount of the TI Security Letter of Credit to fund a TI Shortfall, (iii) the Proposed Budgets (in accordance with Exhibit B), or (iv) the Schedules (in accordance with Exhibit B), then (y) Tenant shall not be entitled to any notice and cure periods for any such default notwithstanding anything in Section 31 of the Lease to the contrary, and such default shall be a material Default under the Lease, and (z) Landlord shall have the remedy of specific performance to require Tenant to deliver the TI Security Letter of Credit, any increased TI Security Letter of Credit on account of a TI Shortfall, the Proposed Budgets, and the Schedules in addition to any other rights and remedies under the Lease.

5.3. If Tenant exercises its rights under Sections 43 or 44 of the Lease, and closes on its acquisition of the Property pursuant to Sections 43 and 44 of the Lease, Landlord shall return the TI Security Letter of Credit to Tenant or any proceeds therefrom then in Landlord’s possession shall be accounted for at such closing.

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